Exhibit 10.1

Execution Version

THIRD AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT

dated as of

May 21, 2026

between

ARES STRATEGIC INCOME FUND

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

BARCLAYS BANK PLC,

BNP PARIBAS,

ROYAL BANK OF CANADA,

SUMITOMO MITSUI BANKING CORPORATION,

TRUIST BANK,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agents

$4,100,000,000

JPMORGAN CHASE BANK, N.A.,

BARCLAYS BANK PLC,

BNP PARIBAS,

ROYAL BANK OF CANADA,

SUMITOMO MITSUI BANKING CORPORATION,

TRUIST SECURITIES, INC.,

WELLS FARGO SECURITIES, LLC

as Joint Bookrunners and Joint Lead Arrangers

TABLE OF CONTENTS

Page

ARTICLE I
DEFINITIONS

ARTICLE II
THE CREDITS

ARTICLE III
REPRESENTATIONS AND WARRANTIES

SECTION 3.01.	Organization; Powers	96
SECTION 3.02.	Authorization; Enforceability	96
SECTION 3.03.	Governmental Approvals; No Conflicts	97
SECTION 3.04.	Financial Condition; No Material Adverse Change	97

ARTICLE IV
CONDITIONS

SECTION 4.01.	Restatement Effective Date	101
SECTION 4.02.	Each Credit Event	104

ARTICLE V
AFFIRMATIVE COVENANTS

ARTICLE VI
NEGATIVE COVENANTS

SECTION 6.01.	Indebtedness	125
SECTION 6.02.	Liens	127

(ii)

ARTICLE VII
EVENTS OF DEFAULT

SECTION 7.01.	Events of Default	136

ARTICLE VIII
THE ADMINISTRATIVE AGENT

ARTICLE IX
MISCELLANEOUS

(iii)

SCHEDULE I	–	Commitments
SCHEDULE II	–	Material Agreements and Liens
SCHEDULE III	–	[Reserved]
SCHEDULE IV	–	Subsidiaries and Investments
SCHEDULE V	–	Transactions with Affiliates
SCHEDULE VI	–	GICS Industry Classification Group List
SCHEDULE VII	–	Approved Dealers and Approved Pricing Services
SCHEDULE VIII	–	Excluded Assets
SCHEDULE IX	–	Letter of Credit Commitments and Swingline Commitments
SCHEDULE X	–	Notice Information

EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B	-	Form of Guarantee and Security Agreement Confirmation
EXHIBIT C	-	Form of Opinion of Delaware Counsel to the Borrower
EXHIBIT D	-	Form of Opinion of Counsel to JPMCB
EXHIBIT E	-	Form of Borrowing Base Certificate

(iv)

THIRD AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT dated as of May 21, 2026 (this “Agreement”), between ARES STRATEGIC INCOME FUND, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A. as Administrative Agent.

Ares Strategic Income Fund, the “Lenders” party thereto, (the “Existing Lenders”) and the Administrative Agent are parties to a Second Amended and Restated Senior Secured Credit Agreement dated as of April 15, 2025 (the “Existing Credit Facility”).

The Borrower has requested that the Lenders provide the credit facilities described herein and to amend and restate the Existing Credit Facility in its entirety on the terms specified herein. The Lenders are prepared to amend and restate the Existing Credit Facility in its entirety upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01.       Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2028 Notes” means, collectively, the 2028-1 Notes and the 2028-2 Notes.

“2028-1 Notes” means the Borrower’s unsecured notes due March 15, 2028 outstanding as of the Restatement Effective Date, in the principal amount of $1,000,000,000.

“2028-2 Notes” means the Borrower’s unsecured notes due September 9, 2028 outstanding as of the Restatement Effective Date, in the principal amount of $600,000,000.

“2029 Notes” means, collectively, the 2029-1 Notes and the 2029-2 Notes.

“2029-1 Notes” means the Borrower’s unsecured notes due January 15, 2029 outstanding as of the Restatement Effective Date, in the principal amount of $600,000,000.

“2029-2 Notes” means the Borrower’s unsecured notes due August 15, 2029 outstanding as of the Restatement Effective Date, in the principal amount of $700,000,000.

“2030 Notes” means , collectively, the 2030-1 Notes and the 2030-2 Notes.

Senior Secured Credit Agreement

“2030-1 Notes” means the Borrower’s unsecured notes due February 15, 2030 outstanding as of the Restatement Effective Date, in the principal amount of $750,000,000.

“2030-2 Notes” means the Borrower’s unsecured notes due September 9, 2030 outstanding as of the Restatement Effective Date, in the principal amount of $500,000,000.

“2031 Notes” means, collectively, the 2031-1 Notes and the 2031-2 Notes.

“2031-1 Notes” means the Borrower’s unsecured notes due January 15, 2031 outstanding as of the Restatement Effective Date, in the principal amount of $500,000,000.

“2031-2 Notes” means the Borrower’s unsecured notes due April 15, 2031 outstanding as of the Restatement Effective Date, in the principal amount of $700,000,000.

“2032 Notes” means the Borrower’s unsecured notes due March 21, 2032 outstanding as of the Restatement Effective Date, in the principal amount of $750,000,000.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are denominated in Dollars and bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Debt Amount” means, as of any date, the greater of (a) $50,000,000 and (b) an amount equal to 5% of Shareholders’ Equity.

“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to the greater of (x) the sum of (A) Daily Simple RFR for Sterling, plus (B) 0.0326% and (y) 0%, (ii) with respect to any RFR Borrowing denominated in CHF, an interest rate per annum equal to the greater of (x) the sum of (A) Daily Simple RFR for CHF minus 0.0571% and (y) 0%, (iii) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to the Daily Simple RFR for Dollars and (iv) with respect to any RFR Borrowing denominated in Canadian Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Canadian Dollars, plus (b) 0.29547%; provided that if the Adjusted Daily Simple RFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a)  the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

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“Adjusted Gross Borrowing Base” means the sum of (i) the Gross Borrowing Base plus (ii) the amount of any cash held in a “collection” (or similar) account of any Excluded Asset that is a “collateralized loan obligation” (a “CLO”) or is otherwise subject to a third-party financing whereby a trustee or similar third party administers the “collection” (or similar) account and periodic “waterfall” payments therefrom, in each case, that is reflected on a “payment date schedule” (or similar distribution statement and, in each case, which may be a draft so long as the amount to be distributed has been finalized) to be (subject only to the lapse of time for a period not to exceed 30 days from the date of such schedule or statement) irrevocably distributed, directly or indirectly, to an Obligor on the next payment date or similar distribution date for such CLO or other Excluded Asset.

“Adjusted Term CORRA Rate” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) 0.29547% for a one month interest period or 0.32138% for a three month interest period; provided that if the Adjusted Term CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to the Term SOFR Rate for such Interest Period; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen for any Interest Period, an interest rate per annum equal to (a) the TIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted TIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Account” means, for each Currency, an account in respect of such Currency designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance Rate” has the meaning assigned to such term in Section 5.13.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

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“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes an Investment held by any Obligor in the ordinary course of business.

“Affiliate Agreements” means collectively, (a) the Third Amended and Restated Investment Advisory and Management Agreement, dated as of September 12, 2024, between the Borrower and Ares Capital Management, (b) the Second Amended and Restated Administration Agreement, dated as of September 12, 2024, between the Borrower and Ares Operations LLC, (c) the Amended and Restated Intermediary Manager Agreement, between the Borrower and Ares Management Capital Markets, LLC, dated as of December 22, 2025 (d) the Expense Support and Conditional Reimbursement Agreement, dated as of November 22, 2022, between the Borrower and Ares Capital Management, and (e) the Trademark License Agreement, dated as of November 22, 2022 between the Borrower and Ares Management LLC.

“Agreed Foreign Currency” means, at any time, any of AUD, CAD, CHF, EUR, GBP, SEK, Yen and, with the agreement of each Multicurrency Lender and Multicurrency Issuing Bank, any other Foreign Currency, so long as, in respect of any such specified Foreign Currency or other Foreign Currency, at such time (a) such Foreign Currency is readily available, freely transferable and not restricted and able to be converted into Dollars, and (b) no central bank or other governmental authorization in the country of issue of such Foreign Currency (including, in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such Foreign Currency by any Multicurrency Lender for making any Loan hereunder or to permit any Issuing Bank to issue (or to make payment under) any Letter of Credit denominated in such Foreign Currency and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon (or to repay any LC Disbursement under a Letter of Credit denominated in such Foreign Currency), unless such authorization has been obtained and is in full force and effect.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.12 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.12(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1%, such rate shall be deemed to be 1% for purposes of this Agreement.

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“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and all other all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to money laundering, bribery or corruption.

“Applicable Dollar Percentage” means, with respect to any Dollar Lender, the percentage of the total Dollar Commitments represented by such Lender’s Dollar Commitment. If the Dollar Commitments have terminated or expired, the Applicable Dollar Percentages shall be determined based upon the Dollar Commitments most recently in effect, giving effect to any assignments.

“Applicable Margin” means, for any day, (a) (i) if the Gross Borrowing Base (as of the most recently delivered Borrowing Base Certificate) is equal to or greater than 2.0 times the Combined Debt Amount, (A) with respect to any ABR Loan, 0.525% and (B) in the case of any Term Benchmark Loan or RFR Loan, 1.525%, (ii) if the Gross Borrowing Base (as of the most recently delivered Borrowing Base Certificate) is less than 2.0 times and equal to or greater than 1.60 times the Combined Debt Amount, (A) with respect to any ABR Loan, 0.650% and (B) in the case of any Term Benchmark Loan or RFR Loan, 1.650%, and (ii) if the Gross Borrowing Base (as of the most recently delivered Borrowing Base Certificate) is less than 1.60 times the Combined Debt Amount, (A) with respect to any ABR Loan, 0.775%, and (B) in the case of any Term Benchmark Loan, or RFR Loan 1.775%, and (b) with respect to the commitment fees payable under Section 2.10(a) hereunder, 0.325%. Any change in the Applicable Margin due to a change in the ratio of the Gross Borrowing Base to the Combined Debt Amount as set forth in any Borrowing Base Certificate shall be effective from and including the day immediately succeeding the date of delivery of such Borrowing Base Certificate; provided that if any Borrowing Base Certificate has not been delivered in accordance with Section 5.01(d), then from and including the day immediately succeeding the date on which such Borrowing Base Certificate was required to be delivered, the Applicable Margin shall be the Applicable Margin set forth in clause (b) above to and including the date on which the required Borrowing Base Certificate is delivered.

“Applicable Multicurrency Percentage” means, with respect to any Multicurrency Lender, the percentage of the total Multicurrency Commitments represented by such Lender’s Multicurrency Commitment. If the Multicurrency Commitments have terminated or expired, the Applicable Multicurrency Percentages shall be determined based upon the Multicurrency Commitments most recently in effect, giving effect to any assignments.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments of such Lender. If the Commitments have terminated or expired, the Applicable Percentages previously based on such Commitments shall be determined based upon the existing Revolving Credit Exposure.

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“Approved Borrower Portal” has the meaning assigned to such term in Section 9.01(d)(i).

“Approved Dealer” means (a) in the case of any Portfolio Investment that is not a U.S. Government Security, a bank or a broker-dealer registered under the Securities Exchange Act of 1934 of nationally recognized standing or an Affiliate thereof, (b) in the case of a U.S. Government Security, any primary dealer in U.S. Government Securities, and (c) in the case of any foreign Portfolio Investment, any foreign broker-dealer of internationally recognized standing or an Affiliate thereof, in the case of each of clauses (a), (b) and (c) above, as set forth on Schedule VII or any other bank or broker-dealer acceptable to the Administrative Agent in its reasonable determination.

“Approved Pricing Service” means a pricing or quotation service as set forth in Schedule VII or any other pricing or quotation service approved by the board of trustees of the Borrower and designated in writing to the Administrative Agent (which designation shall be accompanied by a copy of a resolution of the board of trustees of the Borrower that such pricing or quotation service has been approved by the Borrower).

“Approved Third Party Appraiser” means each of (a) Houlihan Lokey Howard & Zukin Inc., (b) Lincoln International LLC (formerly known as Lincoln Partners LLC), (c) Kroll, LLC (formerly known as Duff & Phelps Corporation), (d) Valuation Research Corporation, (e) Murray, Devine and Company and (f) any other third party appraiser selected by the Borrower in its reasonable discretion.

“Ares Capital Management” means Ares Capital Management LLC, a Delaware Limited Liability Company.

“Asset Coverage Ratio” means the ratio, determined on a consolidated basis, without duplication, in accordance with GAAP, of (a) the value of total assets of the Borrower and its Subsidiaries, less all liabilities (other than outstanding Indebtedness, including outstanding Indebtedness hereunder) of the Borrower and its Subsidiaries, to (b) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries. For the purposes of calculating the Asset Coverage Ratio, Indebtedness of an SBIC Subsidiary outstanding as of the date of such calculation shall be excluded from the calculation of Asset Coverage Ratio to the extent and in the manner that such Indebtedness may be excluded from the asset coverage requirements of sections 18(a) and 61(d) of the Investment Company Act pursuant to an effective exemptive order issued by the US Securities and Exchange Commission.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

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“Assuming Lender” has the meaning assigned to such term in Section 2.07(e).

“AUD” and “A$” denote the lawful currency of The Commonwealth of Australia.

“AUD Rate” means for any Loans or LC Disbursement in AUD, the (a) AUD Screen Rate plus (b) 0.20%.

“AUD Screen Rate” means, with respect to any Interest Period, the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for AUD bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the first day of such Interest Period. If the AUD Screen Rate shall be less than the Floor, the AUD Screen Rate shall be deemed to be the Floor for purposes of this Agreement.

“Availability Period” means, with respect to any Commitments, the period from and including the Restatement Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of such Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark (or component thereof, as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.12.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

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“Barclays” means Barclays Bank PLC

“Basel III” means the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated.

“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Foreign Currency, the applicable Relevant Rate for such Agreed Foreign Currency or (ii) Term Benchmark Loan in Dollars or any Agreed Foreign Currency, the applicable Relevant Rate for Dollars or such Agreed Foreign Currency; provided that if a Benchmark Transition Event or a Term CORRA Reelection Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark, then “Benchmark” for such Currency means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.12.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Currency other than Dollars or CAD, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) in the case of any Loan denominated in Dollars, the Adjusted Daily Simple RFR for Dollars and/or in the case of any Loan denominated in CAD, the Adjusted Daily Simple RFR for CAD; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (b) the related Benchmark Replacement Adjustment; provided that notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term CORRA Reelection Event, and the delivery of a Term CORRA Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the Adjusted Term CORRA Rate.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

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“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Foreign Currency at such time.

“Benchmark Replacement Conforming Changes” ” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

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(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or

(3) in the case of a Term CORRA Reelection Event, the date that is thirty (30) days after the date a Term CORRA Notice (if any) is provided to the Lenders pursuant to Section 2.14(c).

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the CORRA Administrator, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

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(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BNP” means BNP Paribas.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Ares Strategic Income Fund, a Delaware statutory trust.

“Borrowing” means (a) all ABR Loans of the same Class made, converted or continued on the same date, (b) all Term Benchmark Loans of the same Class denominated in the same Currency that have the same Interest Period, (c) all RFR Loans of the same Class denominated in the same Currency that have the same Interest Period and/or (d) a Pro-Rata Borrowing, as applicable.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

“Borrowing Base” has the meaning assigned to such term in Section 5.13.

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“Borrowing Base Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit E and appropriately completed.

“Borrowing Base Deficiency” means, at any date on which the same is determined, the amount, if any, that (a) the aggregate Covered Debt Amount as of such date exceeds (b) the Borrowing Base as of such date.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 which shall be substantially in the form approved by the Administrative Agent and the Borrower and separately provided to the Borrower.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City or Chicago; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Loans denominated in Dollars, any U.S. Government Securities Business Day, (b) in relation to Loans denominated in GBP, any day (other than a Saturday or a Sunday) on which banks are open for business in London, (c) in relation to any Loan denominated in a Local Rate Currency, any day (other than a Saturday or a Sunday) on which the central bank responsible for administering such Currency is open for business, as determined by the Administrative Agent in its reasonable discretion, (d) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (e) in relation to Loans denominated in Yen and in relation to the calculation or computation of TIBOR, the Japanese Prime Rate or Daily Simple TONAR, any day (other than a Saturday or a Sunday) on which banks are open for business in Japan and (f) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Foreign Currency of such RFR Loan, any such day that is only an RFR Business Day.

“CAD” and “C$” denote the lawful currency of Canada.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion); provided, that if the above rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

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“Capital Stock” of any Person means any and all shares of corporate stock (however designated) of, and any and all other Equity Interests and participations representing ownership interests (including membership interests and limited liability company interests) in, such Person.

“Cash” means any immediately available funds in Dollars or in any currency other than Dollars which is a freely convertible currency.

“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations:

(a)            U.S. Government Securities, in each case maturing within one year from the date of acquisition thereof;

(b)            investments in commercial paper or other short-term corporate obligations maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(c)            investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or under the laws of the jurisdiction or any constituent jurisdiction thereof of any Agreed Foreign Currency, provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the Collateral Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(d)            fully collateralized repurchase agreements with a term of not more than 30 days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in clause (c) of this definition or (ii) an Approved Dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;

(e)            a Reinvestment Agreement issued by any bank (if treated as a deposit by such bank), or a Reinvestment Agreement issued by any insurance company or other corporation or entity, in each case, at the date of such acquisition having a credit rating of at least A-1 from S&P and at least P-1 from Moody’s; provided that such Reinvestment Agreement may be unwound at the option of the Borrower at any time without penalty;

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(f)             money market funds that have, at all times, credit ratings of “Aaa” and “MR1+” by Moody’s and “AAAm” or “AAAm-G” by S&P, respectively; and

(g)            any of the following offered by U.S. Bank National Association (or any successor custodian or other entity acting in a similar capacity with respect to the Borrower) (I) money market deposit accounts, (II) eurodollar time deposits, (III) commercial eurodollar sweep services or (IV) open commercial paper services, in each case having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s and maturing not later than 270 days from the date of acquisition thereof, provided, that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities or repurchase agreements) shall not include any such investment of more than 10% of total assets of the Obligors in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars or an Agreed Foreign Currency.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Margin, applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) CHF, the policy rate of the Swiss National Bank (or any successor thereto) as published by the Swiss National Bank (or any successor thereto) from time to time and (d) any other Agreed Foreign Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) 0% ; plus (B) the applicable Central Bank Rate Adjustment; provided that if the Central Bank Rate as determined above shall be less than 0.00%, such rate shall be deemed to be 0.00%.

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“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, (c) CHF, a rate equal to the difference (which may be a positive or a negative value or zero) of (i) the average of SARON for the five most recent RFR Business Days preceding such day for which SARON was available (excluding, from such averaging, the highest and the lowest SARON applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate, in respect of CHF in effect on the last RFR Business day in such period and (d) any other Agreed Foreign Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Foreign Currency for a maturity of one month; provided that if such rate shall be less than 0.00%, such rate shall be deemed to be 0.00%.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Restatement Effective Date), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of trustees of the Borrower by Persons who were neither (i) nominated by the requisite members of the board of trustees of the Borrower nor (ii) appointed by a majority of the members of the board of trustees of the Borrower so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group other than Ares Capital Management or any Affiliate of Ares Capital Management that is organized under the laws of a jurisdiction located in the United States of America and in the business of managing or advising clients.

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“Change in Law” means (a) the adoption of any law, rule or regulation after the Restatement Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Restatement Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Restatement Effective Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”.

“CHF” means the lawful currency of the Swiss Confederation.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, whether such Loan, or the Loans constituting such Borrowing, are Dollar Loans or Multicurrency Loans; when used in reference to any Lender, refers to whether such Lender is a Dollar Lender or a Multicurrency Lender; and, when used in reference to any Commitment, refers to whether such Commitment is a Dollar Commitment or Multicurrency Commitment, and when used in reference to LC Exposure, refers to whether such LC Exposure is a Dollar LC Exposure or Multicurrency LC Exposure.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Collateral Agent” means JPMCB in its capacity as Collateral Agent under the Guarantee and Security Agreement, and includes any successor Collateral Agent thereunder.

“Collateral Pool” means, at any time, each Portfolio Investment that has been Delivered (as defined in the Guarantee and Security Agreement) to the Collateral Agent and is subject to the Lien of the Guaranty and Security Agreement, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein and in which the Collateral Agent has a first-priority perfected Lien as security for the Secured Obligations (subject to any Lien permitted by Section 6.02 hereof), provided that in the case of any Portfolio Investment in which the Collateral Agent has a first-priority perfected security interest pursuant to a valid Uniform Commercial Code filing (and for which no other method of perfection with a higher priority is possible), such Portfolio Investment may be included in the Borrowing Base so long as all remaining actions to complete “Delivery” are satisfied in full within 7 days of such inclusion.

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“Combined Debt Amount” means, as of any date, (i) the greater of (A) the sum of the aggregate amount of Revolving Credit Exposures of all Lenders as of such date and (B) 85% of the sum of the aggregate amount of Commitments as of such date (or, if greater, the Revolving Credit Exposures of all Lenders as of such date) as of such date plus (ii) the aggregate amount of outstanding Designated Indebtedness and, without duplication, unused Designated Indebtedness Commitments (as each such term is defined in the Guarantee and Security Agreement).

“Commitment” means, collectively, the Dollar Commitments and the Multicurrency Commitments.

“Commitment Increase” has the meaning assigned to such term in Section 2.07(e).

“Commitment Increase Date” has the meaning assigned to such term in Section 2.07(e).

“Commitment Termination Date” means May 21, 2030.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Concurrent Transactions” means, with respect to any proposed action or transaction hereunder, (a) any acquisition or sale of Portfolio Investments or other property or assets, (b) any payment of outstanding Loans, cash collateralization of Letters of Credit as contemplated by Section 2.04(k), or payment of other Indebtedness that is included in the Covered Debt Amount, (c) any return of capital or other distribution or receipt of cash from any Investment, (d) any incurrence of Indebtedness and the use of proceeds thereof, (e) any sale of Equity Interests by the Borrower, and (f) any pro forma adjustments related to any of the actions or transactions described in the foregoing clauses (a) through (e), in each case, (x) that occurs substantially simultaneously with (and in any event within twenty-four (24) hours of) such proposed action or transaction and (y) is evidenced by a current Borrowing Base Certificate delivered by the Borrower (which may include any activities permitted to be included under clause (x) above).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Foreign Corporation” means any Subsidiary which (a) is (i) a “controlled foreign corporation” (within the meaning of Section 957 of the Code), (ii) a subsidiary substantially all the assets of which consist of equity in Subsidiaries described in clause (i) of this definition, or (iii) an entity treated as disregarded for U.S. federal income tax purposes whose sole assets are voting stock of a Subsidiary described in clause (i) or (ii) of this definition and (b) is not a Foreign Subsidiary that is an Obligor.

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“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the CORRA Administrator.

“CORRA Administrator” means the Bank of Canada (or any successor administrator)

“CORRA Determination Date” has the meaning specified in the definition of “Daily Simple CORRA”.

“CORRA Rate Day” has the meaning specified in the definition of “Daily Simple CORRA”.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Debt Amount” means, on any date and without duplication, (a) all of the Revolving Credit Exposures of all Lenders on such date plus (b) the aggregate amount of outstanding Permitted Indebtedness on such date plus (c) all Special Longer Term Unsecured Indebtedness plus (d) the aggregate amount of any Indebtedness incurred pursuant to Sections 6.01(g), 6.01(i), 6.01(j), 6.01(l) and 6.01(m) minus (d) the LC Exposures fully cash collateralized on such date pursuant to Section 2.04(k) and the last paragraph of Section 2.08(a); provided that the aggregate principal amount of all Unsecured Indebtedness, Existing Long-Term Notes, Special Longer Term Unsecured Indebtedness (other than Excess Special Longer Term Unsecured Indebtedness), 50% of all then outstanding Shorter Term Unsecured Indebtedness (including, for the avoidance of doubt, Excess Special Longer Term Unsecured Indebtedness), and 50% of all then outstanding Existing Short-Term Notes shall be excluded from the calculation of the Covered Debt Amount, in each case, to the extent then outstanding, until the date that is 9 months prior to the scheduled maturity date of such Unsecured Indebtedness, Existing Long-Term Notes, Special Longer Term Unsecured Indebtedness, Shorter Term Unsecured Indebtedness (including, for the avoidance of doubt, Excess Special Longer Term Unsecured Indebtedness), or Existing Short-Term Notes as applicable, provided, that to the extent, but only to the extent, any portion of Unsecured Indebtedness, the Existing Long-Term Notes, Special Longer Term Unsecured Indebtedness, Shorter Term Unsecured Indebtedness or Existing Short-Term Notes (including, for the avoidance of doubt, Excess Special Longer Term Unsecured Indebtedness) referred to above is subject to a contractually scheduled amortization payment, other principal payment or redemption earlier than 6 months after the Maturity Date (in the case of Unsecured Indebtedness or the 2032 Notes), or earlier than the original final maturity date of such Indebtedness (in the case of the 2028 Notes, the 2029 Notes, the 2030 Notes, the 2031 Notes, Special Longer Term Unsecured Indebtedness or Shorter Term Unsecured Indebtedness), all of such portion of such Indebtedness, to the extent then outstanding, shall be included in the calculation of the Covered Debt Amount beginning upon the date that is the later of (i) 9 months prior to such scheduled amortization payment, other principal payment or redemption and (ii) the date the Borrower becomes aware that such Indebtedness is required to be paid or redeemed. For the avoidance of doubt, for purposes of calculating the Covered Debt Amount, any convertible securities will be included at the then outstanding principal balance thereof.

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“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.18.

“Credit Default Swap” means any credit default swap entered into as a means to (i) invest in bonds, notes, loans, debentures or securities on a leveraged basis or (ii) hedge the default risk of bonds, notes, loans, debentures or securities.

“Credit Party” means the Administrative Agent, each Issuing Bank, or any other Lender.

“Currency” means Dollars or any Agreed Foreign Currency.

“Custodian Agreement” means the Custodian Agreement dated as of October 5, 2022, between the Borrower and U.S. Bank National Association.

“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) RFR Business Days prior to (i) if such CORRA Rate Day is an RFR Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding RFR Business Day is not more than five (5) Business Days prior to such CORRA Determination Day.

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“Daily Simple ESTR” means, with respect to any Swingline Loan requested in Euros for any Business Day, an interest rate per annum equal to the greater of (a) ESTR based on the published rate of ESTR as of the Business Day of such request and (b) 0%. Any change in Daily Simple ESTR due to a change in the applicable ESTR shall be effective from and including the effective date of such change in the ESTR without notice.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan (i) denominated in Sterling (other than Swingline Loans), SONIA for the day that is 3 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day the RFR Business Day immediately preceding such RFR Interest Day, (ii) that is a Swingline Loan denominated in Sterling, SONIA for such RFR Interest Day, (iii) denominated in CHF, SARON for the day that is 3 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, (iv) denominated in CAD, Daily Simple CORRA (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term CORRA), (v) denominated in Dollars, Daily Simple SOFR (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term SOFR Rate) and (vi) that is a Swingline Loan denominated in Euros, Daily Simple ESTR.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is an U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple TONAR” means, with respect to any requested Swingline Loan denominated in Yen for any Business Day, an interest rate per annum equal to the greater of (a) the rate identified as “TONAR” published by the Bank of Japan as of the Business Day of such request and (b) 0%. Any change in Daily Simple TONAR due to a change in the applicable TONAR shall be effective from and including the effective date of such change in TONAR.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

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“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, unless, in the case of any Loans, such Lender’s failure is based on such Lender’s reasonable determination that the conditions precedent to funding such Loan under this Agreement have not been met, such conditions have not otherwise been waived in accordance with the terms of this Agreement and such Lender has advised the Administrative Agent in writing (with reasonable detail of those conditions that have not been satisfied) prior to the time at which such funding was to have been made, (b) notified the Borrower, the Administrative Agent, any Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement states that such position is based on such Lender’s commercially reasonable determination that a condition precedent to funding or extension of credit (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (f) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

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“Designated Indebtedness” has the meaning given to such term in the Guarantee and Security Agreement.

“Designated Subsidiary” means:

1.            An SBIC Subsidiary; or

2.             (a)            a direct or indirect Subsidiary of the Borrower designated by the Borrower as a “Designated Subsidiary” which meets the following criteria:

(i)             to which any Obligor sells, conveys or otherwise transfers (whether directly or indirectly) Portfolio Investments, which engages in no material activities other than in connection with the purchase or financing of such assets;

(ii)            no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary (A) is Guaranteed by any Obligor (other than Guarantees in respect of Standard Securitization Undertakings), (B) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (C) subjects any property of any Obligor (other than any Equity Interests of such Subsidiary permitted to be pledged pursuant to Section 6.02(e) or property that has been contributed or sold, purported to be sold or otherwise transferred to such Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof,

(iii)           with which no Obligor has any material contract, agreement, arrangement or understanding other than on terms, taken as a whole, no less favorable to such Obligor than those that might be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing receivables or financial assets, and

(iv)           to which no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results, other than pursuant to Standard Securitization Undertakings; or

(b)  a direct or indirect Subsidiary of the Borrower designated by the Borrower as a “Designated Subsidiary” and which satisfies each of the foregoing criteria set forth in clauses (2)(a)(ii), (iii) and (iv).

Any such designation under this clause (2) by the Borrower shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions set forth in clauses (2)(a) or (2)(b). For the avoidance of doubt, in the case of clause (2)(a), the Borrower shall be in compliance with Section 6.03(d) after giving effect to any such designation. Each Subsidiary of a Designated Subsidiary shall be deemed to be a Designated Subsidiary and shall comply with the foregoing requirements of this definition. The parties hereby agree that the Subsidiaries identified as Designated Subsidiaries on Schedule IV hereto shall each constitute a Designated Subsidiary so long as they comply with the foregoing requirements of this definition.

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“Dollar Commitment” means, with respect to each Dollar Lender, the commitment of such Dollar Lender to make Loans denominated in Dollars hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Dollar Credit Exposure permitted hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Dollar Commitment is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Dollar Commitment, as applicable. The aggregate amount of the Lenders’ Dollar Commitments as of the Restatement Effective Date is $500,000,000.

“Dollar Equivalent” for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, and (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in Dollars determined at such time on the basis of the Exchange Rate for the purchase of Dollars with such Foreign Currency at such time.

“Dollar Issuing Bank” means any Issuing Bank identified in Schedule IX that has agreed to issue Letters of Credit under its respective Dollar Commitment.

“Dollar LC Exposure” means a Dollar Lender’s LC Exposure under its Dollar Commitment.

“Dollar Lender” means the Persons listed on Schedule I as having Dollar Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Dollar Commitment or to acquire Revolving Dollar Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise in accordance with the terms hereof.

“Dollar Loan” means a Loan made pursuant to the Dollar Commitments.

“Dollar Swingline Exposure” means a Dollar Lender’s Swingline Exposure under its Dollar Commitment.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary other than a Controlled Foreign Corporation.

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“EBITDA” means the consolidated net income of the applicable Person (excluding extraordinary, unusual or non-recurring gains and extraordinary losses (to the extent excluded in the definition of “EBITDA” (or similar defined term used for the purposes contemplated herein) in the relevant agreement relating to the applicable Portfolio Investment)) for the relevant period plus, without duplication, the following to the extent deducted in calculating such consolidated net income in the relevant agreement relating to the applicable Portfolio Investment for such period: (i) consolidated interest charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable for such period, (iii) depreciation and amortization expense for such period, and (iv) such other adjustments included in the definition of “EBITDA” (or similar defined term used for the purposes contemplated herein) in the relevant agreement relating to the applicable Portfolio Investment, provided that such adjustments are usual and customary and substantially comparable to market terms for substantially similar debt of other similarly situated borrowers at the time such relevant agreements are entered into as reasonably determined in good faith by the Borrower.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

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“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA) applicable to such Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan under Section 4041 of ERISA or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to a withdrawal from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or a complete withdrawal or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice from any Multiemployer Plan concerning the imposition of Withdrawal Liability on the Borrower or any ERISA Affiliate or a determination that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA).

“ESTR” means, with respect to any Business Day, a rate per annum equal to the Euro Short Term Rate for such Business Day published by the ESTR Administrator on the ESTR Administrator’s Website.

“ESTR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).

“ESTR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the ESTR Administrator from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EUR”, “€” and “Euro” denote the single currency of the Participating Member States.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of approximately 11:00 a.m. Brussels time on such date of determination. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company. If the EURIBOR Screen Rate shall be less than 0%, the EURIBOR Screen Rate shall be deemed to be 0% for purposes of this Agreement.

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“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Special Longer Term Unsecured Indebtedness” means any Special Longer Term Unsecured Indebtedness in excess of $2,500,000,000 at any one time outstanding.

“Exchange Rate” means, on any day with respect to any Foreign Currency, the rate of exchange for the purchase of Dollars with such Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thomson Reuters Corp. (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars that would be required to purchase such amount of such Foreign Currency on the date two Business Days prior to such date, based upon the spot selling rate at which the Administrative Agent offers to sell such Foreign Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery two Business Days later).

“Excluded Asset Lien” has the meaning set forth in Section 6.02(e).

“Excluded Assets” means the entities identified as Excluded Assets in Schedule VIII hereto, any CDO Securities and finance lease obligations, and each Designated Subsidiary, and any similar assets or entities in which any Obligor holds an interest on or after the Restatement Effective Date, and, in each case, their respective Subsidiaries.

“Excluded Swap Obligation” means, with respect to any guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such guarantor of, or the grant by such guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such guarantor (determined after giving effect to Section 3.10 of the Guarantee and Security Agreement and any other “Keepwell, support or other agreement” for the benefit of such guarantor) or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

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“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Lender, any U.S. federal withholding tax that is imposed pursuant to a law in effect on amounts payable to such Lender at the time such Lender acquires such interest in the Loan or Commitment (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)) (or designates a new lending office) or is attributable to such Lender’s failure or inability (other than as a result of a Change in Law described in clause (a) or (b) of the definition of Change in Law) to comply with Section 2.15(e), (f) or (g), except to the extent, other than in a case of failure to comply with Section 2.15(e) or (f), that such Lender’s (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a) and (d) any Taxes imposed under FATCA.

“Existing Notes” means the Existing Long-Term Notes and the Existing Short-Term Notes.

“Existing Long-Term Notes” means the 2029-2 Notes, the 2030 Notes, the 2031 Notes and the 2032 Notes.

“Existing Short-Term Notes” means the 2028 Notes and the 2029-1 Notes.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the New York Fed based on such day’s federal funds transactions by depository institutions (as determined in such manner as the New York Fed shall set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as the federal funds effective rate, provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

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“Financial Officer” means the chief executive officer, president, chief financial officer, principal accounting officer, chief accounting officer, treasurer, assistant treasurer, controller or assistant controller of the Borrower.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Adjusted Term SOFR Rate, Adjusted Daily Simple RFR, the Adjusted EURIBOR Rate, Adjusted TIBOR Rate, the applicable Local Rate, the Japanese Prime Rate, Daily Simple TONAR or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, each Adjusted Daily Simple RFR, Adjusted TIBOR Rate, the applicable Local Rate, the Japanese Prime Rate, Daily Simple TONAR or the Central Bank Rate shall be 0%.

“Foreign Currency” means at any time any Currency other than Dollars.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.

“Foreign Lender” means any Lender or any Issuing Bank that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person (a)(i) that is not organized or incorporated under the laws of the United States, any state of the United States or the District of Columbia and (ii) that has not become a Subsidiary Guarantor in accordance with Section 5.08 or (b) whose direct or indirect parent is a Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“GBP”, “£” and “Sterling” denote the lawful currency of the United Kingdom.

“GBSA” has the meaning assigned to such term in Section 9.17.

“GBSA Consultation Notice” has the meaning assigned to such term in Section 9.17.

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“GBSA Consultation Period” has the meaning assigned to such term in Section 9.17.

“GBSA Final Notice” has the meaning assigned to such term in Section 9.17.

“GBSA Initial Notice” has the meaning assigned to such term in Section 9.17.

“GBSA Lender” has the meaning assigned to such term in Section 9.17.

“GICS” means, as of any date, the most recently published Global Industry Classification Standard.

“GICS Industry Group Classification” means any industry group classification within GICS, as updated and amended from time to time.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Gross Borrowing Base” has the meaning assigned to such term in Section 5.13(g).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Security Agreement” means that certain Guarantee and Security Agreement dated as of December 20, 2022 between the Borrower, the Subsidiary Guarantors, the Administrative Agent, each holder (or a representative or trustee therefor) from time to time of any Other Secured Indebtedness, and the Collateral Agent.

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“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B to the Guarantee and Security Agreement (or such other form as is reasonably acceptable to the Collateral Agent) between the Administrative Agent and an entity that, pursuant to Section 5.08 is required to become a “Subsidiary Guarantor” under the Guarantee and Security Agreement (with such changes as the Administrative Agent shall request, consistent with the requirements of Section 5.08).

“Guarantee and Security Agreement Confirmation” means the Guarantee and Security Agreement Confirmation between the parties to the Guarantee and Security Agreement substantially in the form of Exhibit B.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange protection agreement, Credit Default Swap, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“IBA” has the meaning assigned to such term in Section 1.05.

“Increasing Lender” has the meaning assigned to such term in Section 2.07(e).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, Indebtedness shall not include (a) any revolving commitments or letters of credit for which any Obligor is acting as a lender or issuing lender, as applicable, as part of or in connection with a Portfolio Investment nor (b) any non-recourse liabilities for participations sold by any Person in any Bank Loan.

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“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made or on account of any Obligor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Valuation Provider” has the meaning set forth in 5.12(b)(iii)(A).

“Industry Classification Group” means (a) any of the GICS Industry Group Classifications set forth in Schedule VI hereto, together with any such group classifications that may be subsequently added to GICS and provided by the Borrower to the Lenders and (b) up to three additional industry group classifications established by the Borrower pursuant to Section 5.12. For the avoidance of doubt, CDO Securities shall be treated as belonging to the “Diversified Financials” Industry Classification Group.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06 which shall be substantially in the form approved by the Administrative Agent and the Borrower and separately provided to the Borrower.

“Interest Payment Date” means (a) the Maturity Date, (b) with respect to any ABR Loan, each Quarterly Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period, (d) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (e) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Currency, provided that the six month interest period will not be available for Loans that accrue interest by reference to CORRA), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.12(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

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“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedging Agreements.

“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

“Investment Policies” has the meaning assigned to such term in Section 3.11(c).

“Issuing Banks” means JPMCB, Barclays, BNP, RBC, SMBC, Truist and Wells Fargo in their capacity as the issuers of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.04(j).

“Japanese Prime Rate” means for any Loan denominated in Yen the greater of (a) (i) the Japanese local bank prime rate plus (ii) the Japanese Prime Rate Adjustment and (b) the Floor.

“Japanese Prime Rate Adjustment” means, for any day, for any Loan denominated in Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted TIBOR Rate for the five most recent Business Days preceding such day for which the TIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted TIBOR Rate applicable during such period of five Business Days) minus (ii) the Japanese Prime Rate in effect on the last Business Day in such period. For purposes of this definition, the TIBOR Rate on any day shall be based on the TIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Yen for a maturity of one month.

“Joint Lead Arrangers” means JPMCB, Barclays, BNP, RBC, SMBC, Truist Securities, Inc., and Wells Fargo.

“JPMCB” means JPMorgan Chase Bank, N.A.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

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“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time (including any Letter of Credit for which a draft has been presented but not yet honored by any Issuing Bank) plus (b) the aggregate amount of all LC Disbursements in respect of such Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Multicurrency Lender at any time shall be its Applicable Multicurrency Percentage of the total Multicurrency LC Exposure at such time and the LC Exposure of any Dollar Lender at any time shall be its Applicable Dollar Percentage of the total Dollar LC Exposure at such time.

“Lenders” means, collectively, the Dollar Lenders and the Multicurrency Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Collateral Account” has the meaning assigned to such term in Section 2.04(k).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (other than on market terms at fair value so long as in the case of any Portfolio Investment, the Value used in determining the Borrowing Base is not greater than the call price), except in favor of the issuer thereof (and in the case of Portfolio Investments that are securities, excluding customary drag along, tag along, right of first refusal and other similar rights in favor of the equity holders of the same issuer).

“Loan Documents” means, collectively, this Agreement, the Letter of Credit Documents and the Security Documents.

“Loans” means the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01(a) or (b).

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“Local Rate” means, (i) for Loans and Letters of Credit in CAD, the Adjusted Term CORRA Rate, (ii) for Loans or Letters of Credit in AUD, the AUD Rate, and (iii) for Loans or Letters of Credit in SEK, the SEK Screen Rate.

“Local Rate Currency” means AUD, CAD and Swedish Krona.

“Local Screen Rates” mean the AUD Screen Rate and the SEK Screen Rate.

“Local Time” means, with respect to any Loan denominated in or any payment to be made in any Currency, the local time in the Principal Financial Center for the Currency in which such Loan is denominated or such payment is to be made.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means a material adverse effect on (a) the business, Portfolio Investments and other assets, liabilities and financial condition of the Borrower and its Subsidiaries taken as a whole (excluding in any case a decline in the net asset value of the Borrower or a change in general market conditions or values of the Investments of the Borrower and its Subsidiaries), or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means (a) Indebtedness (other than the Loans, Letters of Credit and Hedging Agreements), of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000 and (b) obligations in respect of one or more Hedging Agreements under which the maximum aggregate amount (giving effect to any netting agreements) that the Borrower and the Subsidiaries would be required to pay if such Hedging Agreement(s) were terminated at such time would exceed $100,000,000.

“Maturity Date” means the earliest to occur of (a) May 21, 2031 and (b) the date on which all Commitments have been terminated and the aggregate amount of Loans outstanding has been repaid in full and all other obligations of the Borrower hereunder have been indefeasibly paid in full (other than any indemnities and similar contingent obligations that are not then due and that survive the termination of this Agreement).

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

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“Multicurrency Commitment” means, with respect to each Multicurrency Lender, the commitment of such Multicurrency Lender to make Loans, and to acquire participations in Letters of Credit denominated in Dollars and in Agreed Foreign Currencies hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Multicurrency Credit Exposure permitted hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of each Lender’s Multicurrency Commitment as of the Restatement Effective Date is set forth on Schedule I, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Multicurrency Commitment, as applicable. The aggregate amount of the Lenders’ Multicurrency Commitments as of the Restatement Effective Date is $3,600,000,000.

“Multicurrency Issuing Bank” means any Issuing Bank identified in Schedule IX that has agreed to issue Letters of Credit under its respective Multicurrency Commitment.

“Multicurrency LC Exposure” means a Multicurrency Lender’s LC Exposure under its Multicurrency Commitment.

“Multicurrency Lender” means the Persons listed on Schedule I as having Multicurrency Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption that provides for it to assume a Multicurrency Commitment or to acquire Revolving Multicurrency Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise in accordance with the terms hereof.

“Multicurrency Loan” means any Loan made pursuant to the Multicurrency Commitments.

“Multicurrency Swingline Exposure” means a Multicurrency Lender’s Swingline Exposure under its Multicurrency Commitment.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA in respect of which the Borrower or any ERISA Affiliate makes any contributions.

“National Currency” means the currency, other than the Euro, of a Participating Member State.

“New York Fed” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

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“Obligor” means, collectively, the Borrower and the Subsidiary Guarantors.

“Omnibus Guidelines” means the Omnibus Guidelines Statement of Policy adopted by the North American Securities Administrators Association on March 29, 1992 and as amended on May 7, 2007 and from time to time.

“Original Effective Date” means December 20, 2022.

“Other Connection Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Permitted Indebtedness” means (a) accrued expenses and current trade accounts payable incurred in the ordinary course of any Obligor’s business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings, (b) Indebtedness (other than Indebtedness for borrowed money) arising in connection with transactions in the ordinary course of any Obligor’s business in connection with its purchasing of securities, derivatives transactions, reverse repurchase agreements or dollar rolls to the extent such transactions are permitted under the Investment Company Act and the Investment Policies, provided that such Indebtedness does not arise in connection with the purchase of Portfolio Investments other than Cash Equivalents and U.S. Government Securities and (c) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under clause (l) of Article VII.

“Other Secured Indebtedness” means, as at any date, Indebtedness (other than Indebtedness hereunder) of an Obligor (which may be Guaranteed by one or more other Obligors) that (i) (a) has no amortization prior to (other than for amortization in an amount not greater than 1% of the aggregate initial principal amount of such Indebtedness per annum, provided that amortization in excess of 1% per annum shall be permitted so long as the amount of such amortization in excess of 1% is permitted to be incurred pursuant to Section 6.01(g) hereof, and, in the case of any term loan, other than for any customary mandatory prepayment required by the terms thereof, it being understood that if any mandatory prepayment is required under such Other Secured Indebtedness constituting a term loan that is not required pursuant to Section 2.09(c) hereof, the Borrower shall offer to repay Loans (and/or provide cover for LC Exposure as specified in Section 2.04(k)) in an amount at least equal to the aggregate Revolving Credit Exposure’s ratable share (such ratable share being determined based on the outstanding principal amount of the Revolving Credit Exposures as compared to the Other Secured Indebtedness being paid), provided the Borrower shall only be required to make an offer to repay the Loans (or provide cover for LC Exposure) to the extent of any amounts that the Borrower would not be permitted to borrow as a new Loan hereunder at such time), and has a final maturity date not earlier than, six months after the Maturity Date, (b) has terms substantially comparable to market terms for substantially similar debt of other similarly situated borrowers as determined by the Borrower in good faith and (c) is not secured by any assets of any Obligor other than pursuant to the Security Documents and the holders of which have agreed, in a manner satisfactory to the Administrative Agent and the Collateral Agent, to be bound by the provisions of the Security Documents, or (ii) is permitted pursuant to Section 6.01(g) hereof and that has been designated by the Borrower as Designated Indebtedness in accordance with the requirements of Section 6.01 of the Guaranty and Security Agreement.

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“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar transactions by U.S.–managed banking offices of depository institutions (as such composite rate shall be determined by the New York Fed as set forth on its public website from time to time) and published on the next succeeding Business Day by the New York Fed as an overnight bank funding rate (from and after such date as the New York Fed shall commence to publish such composite rate).

“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

“Payment” has the meaning assigned to such term in Article VIII.

“Payment Notice” has the meaning assigned to such term in Article VIII.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

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“Periodic Term CORRA Determination Day” has the meaning assigned to such term in the definition of “Term CORRA”.

“Permitted Indebtedness” means, collectively, Other Secured Indebtedness described in clause (i) of the definition thereof and Unsecured Indebtedness.

“Permitted Foreign Jurisdiction” means each of England and Wales, Scotland, Ireland, Austria, Belgium, France, Germany, Liechtenstein, Luxembourg, Monaco, the Netherlands, Switzerland, Canada and the Cayman Islands.

“Permitted Liens” means: (a) Liens imposed by any Governmental Authority for Taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money); (d) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations; (e) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business, provided that all Liens on any Collateral that is permitted pursuant to this clause (e) shall have a priority that is junior to the Liens of the Security Documents; (f) Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default under clause (l) of Article VII; (g) customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business securing payment of fees, indemnities and other similar obligations; (h) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; (i) deposits of money that are not Collateral securing leases to which the obligor is a party as the lessee made in the ordinary course of business, (j) easements, rights of way, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Obligor or any of its Subsidiaries in the normal conduct of such Person’s business; (k) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Obligor in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder); and (l) precautionary Liens, and filings of financing statements under the Uniform Commercial Code, covering assets sold or contributed to any Person not prohibited hereunder.

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“Permitted SBIC Guarantee” means a guarantee by one or more Obligors of Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Portfolio Investment” means any Investment held by the Obligors in their asset portfolio (and solely for purposes of determining the Borrowing Base, and of Sections 6.02(d) and 6.04(d) and clause (p) of Article VII, Cash, excluding Cash pledged as cash collateral for Letters of Credit). Without limiting the generality of the foregoing, it is understood and agreed that (A) any Portfolio Investments that have been contributed or sold, purported to be contributed or sold or otherwise transferred to any Excluded Asset, or held by any Controlled Foreign Corporation that is not a Subsidiary Guarantor, shall not be treated as Portfolio Investments, and (B) any Investment in which any Obligor has sold a participation therein shall not be treated as a Portfolio Investment to the extent of such participation. Notwithstanding the foregoing, nothing herein shall limit the provisions of Section 5.12(b)(i), which provides that, for purposes of this Agreement, all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement-date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled), provided that no such investment shall be included as a Portfolio Investment to the extent it has not been paid for in full.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

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“Principal Financial Center” means, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.

“Pro-Rata Borrowing” has the meaning set forth in Section 2.03(a).

“Pro-Rata Dollar Portion” means, in connection with any Pro-Rata Borrowing, an amount equal to (i) the aggregate amount of such Pro-Rata Borrowing multiplied by (ii) the aggregate Dollar Commitments of all Dollar Lenders at such time divided by (iii) the aggregate Commitments of all Lenders at such time.

“Pro-Rata Multicurrency Portion” means, in connection with any Pro-Rata Borrowing, an amount equal to (i) the aggregate amount of such Pro-Rata Borrowing multiplied by (ii) the aggregate Multicurrency Commitments of all Multicurrency Lenders at such time divided by (iii) the aggregate Commitments of all Lenders at such time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.18.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year.

“Quoted Investments” has the meaning set forth in Section 5.12(b)(ii)(A).

“Recipient” means the Administrative Agent, each Lender or each Issuing Bank, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is TIBOR Rate, 11:00 a.m. Japan time two Business Days preceding the date of such setting, (4) if the RFR for such Benchmark is SONIA, then the date on which the rate that applies to the Business Day that is four (4) Business Days prior to such setting is published, (5) if the RFR for such Benchmark is SARON, then the date on which the rate that applies to the Business Day that is five (5) RFR Business Days prior to such setting (6) if such Benchmark is the Adjusted Term CORRA Rate, 1:00 pm Toronto local time that is two (2) Business Days preceding the date of such setting (7) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to Term CORRA, such Benchmark is Daily Simple CORRA, then four (4) RFR Business Days prior to such setting (8) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate and such Benchmark is Daily Simple SOFR, then four (4) RFR Business Days prior to such setting or (9) if such Benchmark is none of the Term SOFR Rate, the TIBOR Rate, SONIA, SARON, Daily Simple CORRA, Adjusted Term CORRA, Term CORRA or the EURIBOR Rate, the time determined by the Administrative Agent in its reasonable discretion.

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“Register” has the meaning set forth in Section 9.04.

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Regulatory Authority” has the meaning set forth in Section 9.13.

“Reinvestment Agreement” means a guaranteed reinvestment agreement from a bank, insurance company or other corporation or entity having a credit rating of at least A-1 from S&P and at least P-1 from Moody’s; provided that such agreement provides that it is terminable by the purchaser, without penalty, if the rating assigned to such agreement by either S&P or Moody’s is at any time lower than such ratings.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, trustees, administrators, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Asset Coverage Ratio” means, as of any date, the Asset Coverage Ratio as of the most recent Quarterly Date.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in CAD, the CORRA Administrator, or a committee officially endorsed or convened by the CORRA Administrator, or any successor thereto, (v) with respect to a Benchmark Replacement in respect of Loans denominated in Swiss Francs, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto, (vi) with respect to a Benchmark Replacement in respect of Loans denominated in Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto, and (vii) with respect to a Benchmark Replacement in respect of Loans denominated in any other Agreed Foreign Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

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“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the Adjusted TIBOR Rate, (iv) with respect to any Term Benchmark Borrowing denominated in a Local Rate Currency, the applicable Local Rate, (v) with respect to any RFR Borrowing denominated in Sterling, CHF, Dollars or CAD, the applicable Adjusted Daily Simple RFR, (vi) with respect to any Swingline Loan denominated in Euros, Daily Simple ESTR, (vii) with respect to any Swingline Loan denominated in Dollars, the Alternate Base Rate, (viii) with respect to any Swingline Loan denominated in CAD, the Canadian Prime Rate and (ix) with respect to any Swingline Loan denominated in Yen, Daily Simple TONAR.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, or (iii) with respect to any Term Benchmark Borrowing denominated in CAD, the Term CORRA Reference Rate, (iv) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Screen Rate or (v) with respect to any Term Benchmark Borrowing denominated in any Local Rate Currency (other than CAD), the applicable Local Screen Rate.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that the Revolving Credit Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of Required Lenders. The Required Lenders of a Class (which shall include the terms “Required Dollar Lenders” and “Required Multicurrency Lenders”) means Lenders having Revolving Credit Exposures and unused Commitments of such Class representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments of such Class at such time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

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“Restatement Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which shall be May 21, 2026.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of the Borrower or any option, warrant or other right to acquire any such shares of Capital Stock of the Borrower.

“Revaluation Date” shall mean (a) with respect to any Loan denominated in any Agreed Foreign Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement; (b) with respect to any Letter of Credit denominated in an Agreed Foreign Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Dollar Credit Exposure and Revolving Multicurrency Credit Exposure at such time.

“Revolving Dollar Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans, Dollar LC Exposure and Swingline Exposure, at such time made or incurred under the Dollar Commitments.

“Revolving Multicurrency Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans, Multicurrency LC Exposure and Swingline Exposure, at such time made or incurred under the Multicurrency Commitments.

“RFR” means, (i) for any RFR Loan denominated in Sterling, SONIA, (ii) for any RFR Loan denominated in CHF, SARON, (iii) if applicable, Dollars, Daily Simple SOFR, and (iv) if applicable, CAD, Daily Simple CORRA.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

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“RFR Business Day” means for any Loan denominated in (A) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (B) CHF, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich, (C) Dollars, a U.S. Government Securities Business Day and (D) CAD, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.

“RBC” means Royal Bank of Canada.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Restatement Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Crimea region of Ukraine, the non-government controlled areas of Zaporizhzhia and Kherson within Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union or any EU member state or otherwise the subject of any Sanctions, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons. For purposes of this definition, “Person” shall include a vessel.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., a New York corporation, or any successor thereto.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, Canada or His Majesty’s Treasury of the United Kingdom, and each other relevant jurisdiction.

“SARON” means, with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator’s Website.

“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).

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“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.

“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.

“SBIC Subsidiary” means any direct or indirect wholly-owned Subsidiary (including such Subsidiary’s general partner or managing entity to the extent that the only material asset of such general partner or managing entity is its equity interest in the SBIC Subsidiary) of the Borrower licensed as a small business investment company under the Small Business Investment Act of 1958, as amended (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted), and which is designated by the Borrower (pursuant to a certificate of a Financial Officer delivered to the Administrative Agent) as an SBIC Subsidiary.

“Scheduled Payment Date” means, the 20th day of each calendar month after (but not including) the Commitment Termination Date through and including the Maturity Date.

“Secured Obligations” has the meaning set forth in the Guarantee and Security Agreement. The Secured Obligations shall in no event include Excluded Swap Obligations.

“Security Documents” means, collectively, the Guarantee and Security Agreement, all Uniform Commercial Code financing statements filed with respect to the security interests in personal property created pursuant to the Guarantee and Security Agreement and all other assignments, pledge agreements, security agreements, intercreditor agreements, control agreements and other instruments executed and delivered at any time by any of the Obligors pursuant to the Guarantee and Security Agreement or otherwise providing or relating to any collateral security for any of the Secured Obligations. Without limiting the generality of the foregoing, the term “Security Documents” includes the Guarantee and Security Agreement Confirmation.

“SEK Screen Rate” means, with respect to any Interest Period, the Stockholm interbank offered rate administered by the Swedish Bankers’ Association ( or any other person that takes over the administration of that rate) for deposits in Swedish Krona with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m. London time two business days prior to the commencement of such Interest Period. If the SEK Screen Rate shall be less than zero, the SEK Screen Rate shall be deemed to be zero for purposes of this Agreement.

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“Shareholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of shareholders’ equity for the Borrower and its Subsidiaries at such date.

“Shares” means the unit of beneficial interest in the trust estate of the Borrower.

“Shorter Term Unsecured Indebtedness” means (a) all unsecured indebtedness issued after the Restatement Effective Date that has a maturity date earlier than 6 months after the Maturity Date and an initial term of at least three (3) years at issuance, except to the extent such unsecured indebtedness constitutes Special Longer Term Unsecured Indebtedness, and (b) any Excess Special Longer Term Unsecured Indebtedness.

“Significant Subsidiary” means, at any time of determination, any (a) Obligor or (b) any other Subsidiary that, on a consolidated basis with its Subsidiaries, has aggregate assets or aggregate revenues greater than 10% of the aggregate assets or aggregate revenues of the Borrower and its Subsidiaries, taken as a whole, at such time.

“SMBC” means Sumitomo Mitsui Banking Corporation.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

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“Special Equity Interest” means any Equity Interest that is subject to a Lien in favor of creditors of the issuer of such Equity Interest, provided that (a) such Lien was created to secure Indebtedness owing by such issuer to such creditors, (b) such Indebtedness was (i) in existence at the time the Obligors acquired such Equity Interest, (ii) incurred or assumed by such issuer substantially contemporaneously with such acquisition or (iii) already subject to a Lien granted to such creditors and (c) unless such Equity Interest is not intended to be included in the Collateral, the documentation creating or governing such Lien does not prohibit the inclusion of such Equity Interest in the Collateral.

“Special Longer Term Unsecured Indebtedness” means indebtedness issued after the Restatement Effective Date that (a) has a maturity date of at least five years from its date of issue, (b) has terms substantially comparable to market terms for substantially similar debt of other similarly situated borrowers as determined by the Borrower in good faith, and (c) is not secured by any assets of any Obligor; provided, that any incremental issuance of indebtedness under a prior issuance of Special Longer Term Unsecured Indebtedness shall be considered Special Longer Term Unsecured Indebtedness so long as the final maturity date for such incremental indebtedness is after the Maturity Date.

“Special Shorter Term Unsecured Indebtedness” means indebtedness issued after the Restatement Effective Date that (a) has a maturity date of less than three years from its date of issue, and (b) is not secured by any assets of any Obligor.

“Standard Securitization Undertakings” means, collectively, (a) customary arms-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectability of the assets sold or the creditworthiness of the associated account debtors ), (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in accounts receivable securitizations or securitizations of financial assets, collateralized loan obligations, or loans to special purpose vehicles, and (d) obligations (together with any related performance guarantees) under any customary bad boy guarantee.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate and/or Adjusted TIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

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“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an Investment held by any Obligor in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary of the Borrower that is a Guarantor under the Guarantee and Security Agreement. It is understood and agreed that Excluded Assets and Foreign Subsidiaries shall not be required to be Subsidiary Guarantors.

“Supported QFC” has the meaning assigned to it in Section 9.18.

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swedish Krona” or “SEK” means the lawful currency of Sweden.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (i) its Applicable Dollar Percentage of the total Swingline Exposure incurred under the Dollar Commitments and (ii) its Applicable Multicurrency Percentage of the total Swingline Exposure at such time incurred under the Multicurrency Commitments.

“Swingline Lender” means each of JPMCB, Barclays, BNP, RBC, SMBC, Truist and Wells Fargo in its capacity as lender of Swingline Loans hereunder, and its successors, and any other Lender that agrees to become a “Swingline Lender” (subject to the consent and approval of the Administrative Agent and the Borrower), in each case, in such capacity as provided in Section 2.19(d).

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“Swingline Loan” means a Loan made pursuant to Section 2.19.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding), assessments or fees imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term CORRA” means, for any calculation with respect to any Term Benchmark Borrowing denominated in Canadian dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day, the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Notice” means a notification by the Administrative Agent to the Lenders of the occurrence of a Term CORRA Reelection Event.

“Term CORRA Reelection Event” means the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.12(b) that is not Term CORRA.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

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“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate or the applicable Local Rate, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen and for any Interest Period, the TIBOR Screen Rate two Business Days prior to the commencement of such Interest Period.

“TIBOR Screen Rate” means the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as published at approximately 1:00 p.m. Japan time on the applicable date of determination.

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“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Truist” means Truist Bank.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to a Term Benchmark, Central Bank Rate, RFR, Adjusted EURIBOR Rate, Adjusted Daily Simple RFR, Adjusted Term SOFR Rate, Adjusted TIBOR Rate, AUD Rate, Adjusted Term CORRA Rate, SEK Screen Rate or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unquoted Investments” has the meaning set forth in Section 5.12(b)(ii)(B).

“Unsecured Indebtedness” means any Indebtedness of an Obligor (which may be Guaranteed by one or more other Obligors) that (a) has no amortization prior to, and a final maturity date not earlier than, six months after the Maturity Date, (b) has terms substantially comparable to market terms for substantially similar debt of other similarly situated borrowers as determined by the Borrower in good faith and (c) is not secured by any assets of any Obligor.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.

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“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means for purposes of Sections 3.18 and 6.13 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.18.

“Valuation Policy” has the meaning assigned to such term in Section 5.12(b)(ii)(B).

“Value” has the meaning assigned to such term in Section 5.13.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Sections 4203 and 4205 of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” or “¥” mean the lawful currency of Japan.

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SECTION 1.02.       Classification of Loans and Borrowings. For purposes of this Agreement, Loans, Letters of Credit and LC Exposure may be classified and referred to by Class (e.g., a “Dollar Loan” “or “Multicurrency Loan”), by Type (e.g., an “ABR Loan”, “RFR Loan”, “Local Rate Loan” or “Term Benchmark Loan”) or by Class and Type (e.g., a “Revolving Term Benchmark Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing” or “Revolving Borrowing”), by Type (e.g., an “ABR Borrowing”) or by Class and Type (e.g., a “Multicurrency Term Benchmark Borrowing”). Loans and Borrowings may also be identified as “Multicurrency” or “Dollar” or otherwise by Currency.

SECTION 1.03.       Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, renewed or otherwise modified (subject to any restrictions on such amendments, supplements, renewals or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.       Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. The Borrower covenants and agrees with the Lenders that whether or not the Borrower may at any time adopt Financial Accounting Standard No. 159 (or successor standard solely as it relates to fair valuing liabilities) or accounts for liabilities acquired in an acquisition on a fair value basis pursuant to Financial Accounting Standard No. 141(R) (or successor standard solely as it relates to fair valuing liabilities), all determinations of compliance with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted Financial Accounting Standard No. 159 (or such successor standard solely as it relates to fair valuing liabilities) or, in the case of liabilities acquired in an acquisition, Financial Accounting Standard No. 141(R) (or such successor standard solely as it relates to fair valuing liabilities); provided that, if the Borrower shall at any time adopt Financial Accounting Standard No. 159, or if Financial Accounting Standard No. 141(R) shall apply with respect to any acquired assets or liabilities, for purposes of calculating compliance with Section 6.07(a) and Section 6.07(b) after such adoption.

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SECTION 1.05.       Currencies; Currency Equivalents; Benchmark Notification.

(a)            Currencies Generally. At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the Restatement Effective Date. Except as provided in Section 2.09(b) and the last sentence of Section 2.16(a), for purposes of determining (i) whether the amount of any Borrowing or Letter of Credit under the Multicurrency Commitments, together with all other Borrowings and Letters of Credit under the Multicurrency Commitments then outstanding or to be borrowed at the same time as such Borrowing, would exceed the aggregate amount of the Multicurrency Commitments, (ii) the aggregate unutilized amount of the Multicurrency Commitments, (iii) the Revolving Multicurrency Credit Exposure, (iv) the Multicurrency LC Exposure, (v) the Covered Debt Amount and (vi) the Borrowing Base or the Value of any Portfolio Investment, the outstanding principal amount of any Borrowing or Letter of Credit that is denominated in any Foreign Currency or the Value of any Portfolio Investment that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency of such Borrowing, Letter of Credit or the Portfolio Investment, as the case may be, determined as of the most recent Revaluation Date or, in the case of a Portfolio Investment, the date of valuation of such Portfolio Investment. Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency).

The Administrative Agent shall determine the Exchange Rate for any Foreign Currency as of each Revaluation Date to be used for calculating the Dollar Equivalent amounts of Loans, Letters of Credit and Revolving Credit Exposure denominated in such Foreign Currency. Such Exchange Rate shall become effective as of such Revaluation Date and shall be the Exchange Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered pursuant to Section 5.01 or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

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(b)            Special Provisions Relating to Euro. Each obligation hereunder of any party hereto that is denominated in the National Currency of a state that is not a Participating Member State on the Restatement Effective Date shall, effective from the date on which such state becomes a Participating Member State, be redenominated in Euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euros or such National Currency, such party shall be entitled to pay or repay such amount either in Euros or in such National Currency. If the basis of accrual of interest or fees expressed in this Agreement with respect to an Agreed Foreign Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Agreed Foreign Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that, with respect to any Borrowing denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.

Without prejudice to the respective liabilities of the Borrower to the Lenders and the Lenders to the Borrower under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time, in consultation with the Borrower, reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the Euro in any country that becomes a Participating Member State after the Restatement Effective Date; provided that the Administrative Agent shall provide the Borrower and the Lenders with prior notice of the proposed change with an explanation of such change in sufficient time to permit the Borrower and the Lenders an opportunity to respond to such proposed change.

(c)            Benchmark Notification. The interest rate on a Loan denominated in Dollars or an Agreed Foreign Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event or a Term CORRA Reelection Event, Section 2.12(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

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SECTION 1.06.       Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
THE CREDITS

SECTION 2.01.       The Commitments.

Subject to the terms and conditions set forth herein (including Section 2.07(f)):

(a)            each Dollar Lender agrees to make Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Dollar Credit Exposure exceeding such Lender’s Dollar Commitment, (ii) the aggregate Revolving Dollar Credit Exposure of all of the Lenders exceeding the Dollar Commitments, or (iii) the total Covered Debt Amount exceeding the Borrowing Base then in effect; and

(b)            each Multicurrency Lender agrees to make Loans in Dollars or in any Agreed Foreign Currency to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Multicurrency Credit Exposure exceeding such Lender’s Multicurrency Commitment, (ii) the aggregate Revolving Multicurrency Credit Exposure of all of the Lenders exceeding the Multicurrency Commitments, or (iii) the total Covered Debt Amount exceeding the Borrowing Base then in effect.

Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

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SECTION 2.02.       Loans and Borrowings.

(a)            Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Currency and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the same Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)            Type of Loans. Subject to Section 2.12, (i) each Borrowing of a Class shall be constituted entirely of ABR Loans, RFR Loans or of Term Benchmark Loans of such Class denominated in a single Currency as the Borrower may request in accordance herewith. Each ABR Loan shall be denominated in Dollars and (ii) each Pro-Rata Borrowing shall be constituted entirely of ABR Loans or of Term Benchmark Loans denominated in Dollars. Each Lender at its option may make any Term Benchmark Loan or RFR Loans by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)            Minimum Amounts. Each Borrowing (whether Term Benchmark, RFR or ABR) shall be in multiples of $1,000,000 or, with respect to any Agreed Foreign Currency, such smaller minimum amount as may be agreed to by the Administrative Agent; provided that (i) an ABR Borrowing of a Class may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of such Class or that is required to finance the reimbursement of an LC Disbursement of such Class as contemplated by Section 2.04(f) and (ii) any Pro-Rata Borrowing may be in an aggregate amount of $1,000,000 or a larger multiple of $1,000,000. Borrowings of more than one Class, Currency and Type may be outstanding at the same time.

(d)            Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Term Benchmark Borrowing) any Borrowing if the Interest Period requested therefor would end after the Maturity Date.

(e)            Restatement Effective Date Adjustments. If, in connection with the Restatement Effective Date, there is any increase, reduction or change in the Commitments, on the Restatement Effective Date the Borrower will borrow from each of the Lenders, and the Lenders will make Loans to the Borrower (in the case of Term Benchmark Loans, with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s) under the Existing Credit Facility), and (notwithstanding the provisions in this Agreement requiring that borrowings and prepayments be made ratably in accordance with the principal amounts of the Loans held by the Lenders) taking into consideration outstanding Revolving Dollar Credit Exposure and Revolving Multicurrency Credit Exposure as of the Restatement Effective Date, the Borrower shall prepay the Loans held by the Lenders in such amounts as may be necessary, together with any amounts payable under Section 2.14, so that after giving effect to such Loans (and Interest Period(s) of Term Benchmark Loan(s)) and prepayments, the Loans of each Class shall be held by the Lenders pro rata in accordance with the respective amounts of their Commitments of such Class. Concurrently therewith, the Lenders shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit of a Class so that such interests are held ratably in accordance with their Commitments of such Class as so modified.

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SECTION 2.03.       Requests for Borrowings.

(a)            Notice by the Borrower. To request a Borrowing, the Borrower shall deliver a Borrowing Request to the Administrative Agent (i) in the case of a Term Benchmark Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (ii) in the case of a Term Benchmark Borrowing denominated in a Foreign Currency (other than AUD or Yen), not later than 12:00 p.m., New York time, three Business Days before the date of the proposed Borrowing, (iii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing, (iv) in the case of a Term Benchmark Borrowing denominated in AUD or Yen, not later than 12:00 p.m., New York time, four Business Days before the date of the proposed Borrowing or (v) in the case of an RFR Borrowing denominated in Sterling or CHF, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing; provided in each case, that the date of the such proposed Borrowing is a Business Day. Notwithstanding the other provisions of this Agreement, in the case of any Revolving Borrowing denominated in Dollars, the Borrower may request that such Borrowing be split into a Dollar Loan in an aggregate principal amount equal to the Pro-Rata Dollar Portion and a Multicurrency Loan in an aggregate amount equal to the Pro-Rata Multicurrency Portion (any such Borrowing, a “Pro-Rata Borrowing”). Except as expressly set forth in this Agreement, a Pro-Rata Borrowing shall be treated as being comprised of two separate Borrowings, a Dollar Borrowing under the Dollar Commitments and a Multicurrency Borrowing under the Multicurrency Commitments.

(b)            Content of Borrowing Requests. Each Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)             whether such Borrowing is to be made under the Dollar Commitments, the Multicurrency Commitments or a Pro-Rata Borrowing;

(ii)            if such Borrowing is a Pro-Rata Borrowing, the Pro-Rata Dollar Portion and the Pro-Rata Multicurrency Portion;

(iii)           the aggregate amount and Currency of the requested Borrowing;

(iv)           the date of such Borrowing, which shall be a Business Day;

(v)            in the case of any Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

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(vi)           in the case of any Borrowing other than an ABR Borrowing, whether such Borrowing is a Term Benchmark or RFR Borrowing, the Interest Period therefor (if a Term Benchmark Borrowing), which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(vii)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

(c)            Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amounts of such Lender’s Loan to be made as part of the requested Borrowing.

(d)            Failure to Elect. If no election as to the Class of a Revolving Borrowing is specified, then the requested Borrowing shall be denominated in Dollars and shall be a Pro-Rata Borrowing. If no election as to the Currency of a Revolving Borrowing is specified, then the requested Borrowing shall be denominated in Dollars. If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be a Term Benchmark Borrowing having an Interest Period of one month and, if an Agreed Foreign Currency has been specified, the requested Borrowing shall be a Term Benchmark Borrowing denominated in such Agreed Foreign Currency and having an Interest Period of one month. If a Term Benchmark Borrowing is requested but no Interest Period is specified, (i) if the Currency specified for such Borrowing is Dollars (or if no Currency has been so specified), the requested Borrowing shall be a Term Benchmark Borrowing denominated in Dollars having an Interest Period of one month’s duration, and (ii) if the Currency specified for such Borrowing is an Agreed Foreign Currency, the Borrower shall be deemed to have selected an Interest Period of one month’s duration; provided, however, if the specified Agreed Foreign Currency is Sterling or CHF, the requested Borrowing shall be an RFR Borrowing.

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.03, a CBR Loan or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to (x) the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR or (y) Term CORRA, an RFR Loan bearing interest based on Daily Simple CORRA, as applicable. It is understood and agreed that (i) a Central Bank Rate, the Canadian Prime Rate, the Japanese Prime Rate, Daily Simple SOFR and Daily Simple CORRA shall only apply to the extent provided in Sections 2.12(a) and 2.12(f) and (ii) Daily Simple ESTR shall only apply to the extent provided in Section 2.19.

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SECTION 2.04.       Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request any Issuing Bank to issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars or in any Agreed Foreign Currency for its own account or the account of its designee (provided the Obligors shall remain primarily liable to the Lenders hereunder for payment and reimbursement of all amounts payable in respect of such Letter of Credit hereunder) in such form as is acceptable to such Issuing Bank in its reasonable determination and for the benefit of such named beneficiary or beneficiaries as are specified by the Borrower. Letters of Credit issued hereunder shall constitute utilization of the Multicurrency Commitments or the Dollar Commitments, as applicable, up to the aggregate amount then available to be drawn thereunder. Without limiting any rights of an Issuing Bank under this Section 2.04, no Issuing Bank shall be obligated to issue, amend, renew or extend any Letter of Credit denominated in any Foreign Currency if at the time of such issuance, such Issuing Bank, in its capacity as a Lender, would not be required to make Loans in such Foreign Currency hereunder. Notwithstanding anything herein to the contrary, any Letters of Credit requested from Barclays in its capacity as Issuing Bank shall be denominated in Dollars and will not be available in any other Currency, and Barclays shall not be obligated to issue any Letter of Credit that is not a standby letter of credit.

(b)            Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to any Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount, Class and Currency of such Letter of Credit, stating that such Letter of Credit is to be issued under the Multicurrency Commitments or Dollar Commitments, as applicable, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. The Administrative Agent will promptly notify the Lenders following the issuance of any Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything to the contrary in the foregoing, Letters of Credit requested from Truist shall be available in Dollars only.

An Issuing Bank shall not be under any obligation to issue, amend or extend any Letter of Credit if, (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or request that such Issuing Bank refrain from issuing, amending or extending such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Restatement Effective Date and that such Issuing Bank in good faith deems material to it; or (ii) the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

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(c)            Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of the Issuing Banks (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to paragraph (e) of this Section) shall not exceed $175,000,000, (ii) the aggregate LC Exposure of the applicable Issuing Bank requested to issue such Letter of Credit (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to paragraph (e) of this Section) shall not exceed the amount set forth opposite the name of such Issuing Bank in Schedule IX hereto (or such greater amount as agreed by such Issuing Bank, the Borrower and the Administrative Agent), (iii) the total Revolving Multicurrency Credit Exposures shall not exceed the aggregate Multicurrency Commitments and the total Revolving Dollar Credit Exposure shall not exceed the aggregate Dollar Commitments, and (iv) the total Covered Debt Amount shall not exceed the Borrowing Base then in effect.

(d)            Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date); provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods; provided further, that in no event shall a Letter of Credit which expires after the Commitment Termination Date be renewed and no Letter of Credit shall have an expiry date after the Maturity Date.

(e)            Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by an Issuing Bank, and without any further action on the part of the Issuing Banks or the Lenders, (i) in the case of a Multicurrency Issuing Bank, such Multicurrency Issuing Bank hereby grants to each Multicurrency Lender, and each Multicurrency Lender hereby acquires from such Multicurrency Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Multicurrency Percentage of the aggregate amount available to be drawn under such Letter of Credit and (ii) in the case of a Dollar Issuing Bank, such Dollar Issuing Bank hereby grants to each Dollar Lender, and each Dollar Lender hereby acquires from such Dollar Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Dollar Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the applicable Class of Commitments.

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In consideration and in furtherance of the foregoing, (x) each Multicurrency Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of each Multicurrency Issuing Bank, such Lender’s Applicable Multicurrency Percentage of each LC Disbursement made by each such Multicurrency Issuing Bank and (y) each Dollar Issuing Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of each Dollar Issuing Bank, such Lender’s Applicable Dollar Percentage of each LC Disbursement made by each such Dollar Issuing Bank, in each case, in respect of Letters of Credit promptly upon the request of each such Issuing Bank (which such request shall be made by such Issuing Bank in accordance within the timeframes applicable to the Borrower with respect to a request for Loans in Section 2.03) at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse an Issuing Bank, then to such Lenders and such Issuing Banks as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)            Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Bank in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing of either Class (or a Pro-Rata Borrowing) in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing.

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If the Borrower fails to make such payment when due, the Administrative Agent shall notify each affected Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Multicurrency Percentage or Applicable Dollar Percentage thereof.

(g)            Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Banks or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by any Issuing Bank’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

(i)             the Issuing Banks may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

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(ii)            the Issuing Banks shall have the right, in their sole discretion, to decline to accept such documents and to make such payment if such documents are not in substantial compliance with the terms of such Letter of Credit; and

(iii)           this sentence shall establish the standard of care to be exercised by the Issuing Banks when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h)           Disbursement Procedures. Each Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.

(i)             Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement within two Business Days following the date when due pursuant to paragraph (f) of this Section, then the provisions of Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse an Issuing Bank shall be for account of such Lender to the extent of such payment.

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(j)            Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. In addition, if any Issuing Bank, in its capacity as a Lender, assigns all of its Loans and Commitments in accordance with the terms of this Agreement, such Issuing Bank may, with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that no consent of the Borrower shall be required if an Event of Default has occurred and is continuing), resign as an Issuing Bank hereunder upon not less than three Business Days prior written notice to the Administrative Agent and the Borrower. The Administrative Agent shall notify the Lenders of any such replacement or resignation of an Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for account of the replaced or retiring Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” and/or “Issuing Banks” shall be deemed to refer to such successor or successors (and the other current Issuing Banks, if applicable) or to any previous Issuing Bank, or to such successor or successors (and all other current Issuing Banks) and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced or retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(k)            Cash Collateralization. If the Borrower shall be required to provide cover for LC Exposure of a Class pursuant to Section 2.08(a), Section 2.09(c), Section 2.09(d) or the last paragraph of Article VII, the Borrower shall immediately deposit into a segregated collateral account or accounts (herein, collectively, the “Letter of Credit Collateral Account”) in the name and under the dominion and control of the Administrative Agent, Cash denominated in the Currency of the Letter of Credit under which such LC Exposure arises in an amount equal to the amount required under Section 2.08(a), Section 2.09(c), Section 2.09(d) or the last paragraph of Article VII, as applicable. Such deposit shall be held by the Administrative Agent as collateral in the first instance for the LC Exposure under this Agreement and thereafter for the payment of the Secured Obligations, and for these purposes the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in the Letter of Credit Collateral Account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.

SECTION 2.05.       Funding of Borrowings.

(a)            Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)            Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing in this paragraph shall relieve any Lender of its obligation to fulfill its commitments hereunder, and shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

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SECTION 2.06.       Interest Elections.

(a)            Elections by the Borrower for Borrowings. Subject to Section 2.03(d), the Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Term Benchmark Borrowing, may elect the Interest Period therefor, all as provided in this Section; provided, however, that (i) a Borrowing of a Class may only be continued or converted into a Borrowing of the same Class, (ii) a Borrowing denominated in one Currency may not be continued as, or converted to, a Borrowing in a different Currency, (iii) no Borrowing denominated in a Foreign Currency may be continued if, after giving effect thereto, the aggregate Revolving Multicurrency Credit Exposures would exceed the aggregate Multicurrency Commitments, and (iv) a Term Benchmark Borrowing denominated in a Foreign Currency may not be converted to a Borrowing of a different Type. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders of the respective Class holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing.

(b)            Notice of Elections. To make an election pursuant to this Section, the Borrower shall deliver to the Administrative Agent a written Interest Election Request signed by the Borrower by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable.

(c)            Content of Interest Election Requests. Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)             the Borrowing (including the Class) to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

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(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)           whether, in the case of a Borrowing denominated in Dollars, the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv)           if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.03, a CBR Loan or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to (x) the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR or (y) Term CORRA, an RFR Loan bearing interest based on Daily Simple CORRA, as applicable. It is understood and agreed that (i) a Central Bank Rate, the Canadian Prime Rate, the Japanese Prime Rate, Daily Simple SOFR and Daily Simple CORRA shall only apply to the extent provided in Sections 2.12(a) and 2.12(f) and (ii) Daily Simple ESTR shall only apply to the extent provided in Section 2.19.

(d)            Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, (i) if such Borrowing is denominated in Dollars, at the end of such Interest Period such Borrowing shall be converted to a Term Benchmark Borrowing of the same Class having an Interest Period of one month, and (ii) if such Borrowing is denominated in a Foreign Currency, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing no outstanding Term Benchmark Borrowing may have an Interest Period of more than one month’s duration.

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SECTION 2.07.       Termination, Reduction or Increase of the Commitments.

(a)            Scheduled Termination. Unless previously terminated (including as set forth in Section 2.07(f) below), the Commitments of each Class shall terminate on the Commitment Termination Date.

(b)            Voluntary Termination or Reduction. The Borrower may at any time without premium or penalty terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is $25,000,000 (or, if less, the entire remaining amount of the Commitments of any Class) or a larger multiple of $5,000,000 in excess thereof (or the entire amount of the Commitments of such Class) and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the total Revolving Credit Exposures of either Class would exceed the total Commitments of such Class.

(c)            Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments of a Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d)            Effect of Termination or Reduction. Any termination or reduction of the Commitments of a Class shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

(e)            Increase of the Commitments.

(i)             Requests for Increase by Borrower. The Borrower shall have the right, at any time after the Restatement Effective Date but prior to the Commitment Termination Date, to propose that the Commitments of a Class hereunder be increased (each such proposed increase being a “Commitment Increase”) by notice to the Administrative Agent, specifying each existing Lender (each an “Increasing Lender”) and/or each additional lender (each an “Assuming Lender”) that shall have agreed to an additional Commitment and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three Business Days (or such lesser period as the Administrative Agent may reasonably agree) after delivery of such notice and 30 days prior to the Commitment Termination Date; provided that:

(A)           each increase shall be in a minimum amount of at least $25,000,000 or a larger multiple of $5,000,000 in excess thereof (or such lesser amount as the Administrative Agent may reasonably agree);

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(B)            the aggregate amount of all Commitments outstanding, at any given time, shall not exceed $6,150,000,000.

(C)            [Reserved];

(D)            in the case of a Commitment Increase, each Assuming Lender shall be consented to by the Administrative Agent, each Issuing Bank and each Swingline Lender having Commitments of the same Class as such Assuming Lender;

(E)            no Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase; and

(F)            the representations and warranties contained in this Agreement shall be true and correct in all material respects (or, in the case of the representations and warranties in Sections 3.01 (first sentence with respect to the Obligors), 3.02, 3.04, 3.11 and 3.15 of this Agreement, and in Sections 2.01, 2.02 and 2.04 through 2.09 of the Guarantee and Security Agreement, true and correct in all respects) on and as of the Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). No Lender shall be obligated to provide any increased Commitment.

(ii)            Effectiveness of Commitment Increase by Borrower. The Assuming Lender, if any, shall become a Lender hereunder as of such Commitment Increase Date and the Commitment of the respective Class of any Increasing Lender and such Assuming Lender shall be increased as of such Commitment Increase Date; provided that:

(x)            the Administrative Agent shall have received on or prior to 11:00 a.m., New York City time, on such Commitment Increase Date a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Commitment Increase set forth in the foregoing paragraph (i) has been satisfied; and

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(y)            each Assuming Lender or Increasing Lender shall have delivered to the Administrative Agent, on or prior to 11:00 a.m., New York City time, on such Commitment Increase Date, an agreement, in form and substance satisfactory to the Borrower and the Administrative Agent, pursuant to which such Lender shall, effective as of such Commitment Increase Date, undertake a Commitment or an increase of Commitment in each case of the respective Class, duly executed by such Assuming Lender or Increasing Lender, as applicable, and the Borrower and acknowledged by the Administrative Agent.

(iii)           Recordation into Register. Upon its receipt of an agreement referred to in clause (ii)(y) above executed by an Assuming Lender or an Increasing Lender, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein, in the Register and (z) give prompt notice thereof to the Borrower.

(iv)           Adjustments of Borrowings upon Effectiveness of Increase. On the Commitment Increase Date, the Borrower shall (A) prepay the outstanding Loans (if any) of the affected Class in full, (B) simultaneously borrow new Loans of such Class hereunder in an amount equal to such prepayment (in the case of Term Benchmark Loans, with Term Benchmark Rates equal to the outstanding Relevant Rate and with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s)), as applicable (as modified hereby); provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any existing Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender and (y) the existing Lenders, the Increasing Lenders and the Assuming Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Loans of such Class are held ratably by the Lenders of such Class in accordance with the respective Commitments of such Class of such Lenders (after giving effect to such Commitment Increase) and (C) pay to the Lenders of such Class the amounts, if any, payable under Section 2.14 as a result of any such prepayment. Concurrently therewith, the Lenders of such Class shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit of such Class so that such interests are held ratably in accordance with their Commitments of such Class as so increased.

SECTION 2.08.       Repayment of Loans; Evidence of Debt.

(a)            Repayment. The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the applicable Lenders the outstanding principal amount of each Class of the Loans as follows:

(i)             To the Administrative Agent, for the account of the applicable Lenders, the outstanding principal amount of each Class of Loans and all other amounts due and owing hereunder and under the other Loan Documents on the Maturity Date; and

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(ii)            to the applicable Swingline Lender the then unpaid principal amount of each Swingline Loan of such Class made by such Swingline Lender, on the earlier of the (A) Maturity Date and (B)(1) in the case of any Swingline Loan denominated in GBP, the fourth Business Day after such Swingline Loan is made or (3) for any other Swingline Loan, the fifth Business Day after such Swingline Loan is made; provided that on each date that a Borrowing of Loans (other than Swingline Loans) of such Class is made, the Borrower shall repay all Swingline Loans of such Class of the same Currency then outstanding.

In addition, on the Maturity Date, to the extent any Letter of Credit is outstanding (notwithstanding the requirements of Section 2.04(d)), the Borrower shall deposit into the Letter of Credit Collateral Account Cash in an amount equal to 102% of the undrawn face amount of all Letters of Credit outstanding on the close of business on the Maturity Date, such deposit to be held by the Administrative Agent as collateral security for the LC Exposure under this Agreement in respect of the undrawn portion of such Letters of Credit.

(b)            Manner of Payment. Subject to Section 2.09(d), prior to any repayment or prepayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent in writing of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; provided that, each repayment of Borrowings within a Class shall be applied to repay any outstanding ABR Borrowings of such Class before any other Borrowings of such Class. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings pro rata between any outstanding Dollar ABR Borrowings and outstanding Multicurrency ABR Borrowings, second, if no Class is specified, to any Pro-Rata Borrowings in the order of the remaining duration of their respective Interest Periods (the Pro-Rata Borrowing with the shortest remaining Interest Period to be repaid first) and, third, within each Class, to any remaining Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Pro-Rata Borrowing shall be applied ratably between the Dollar Loans and Multicurrency Loans included in such Pro-Rata Borrowing. Each payment of a Borrowing of a Class shall be applied ratably to the Loans of such Class included in such Borrowing.

(c)            Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.

(d)            Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount and Currency of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from the Borrower to each Lender of such Class hereunder and (iii) the amount and Currency of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

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(e)            Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)            Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note (or, in the case of any Lender having Commitments of different Classes, by separate promissory notes in respect of each Class of Commitments). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09.       Prepayment of Loans.

(a)            Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty except for payments under Section 2.14, subject to the requirements of this Section.

(b)            Mandatory Prepayments due to Changes in Exchange Rates.

(i)             Determination of Amount Outstanding. On each Revaluation Date, the Administrative Agent shall determine the aggregate Revolving Multicurrency Credit Exposure. For the purpose of this determination, the outstanding principal amount of any Loan or LC Exposure that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount in the Foreign Currency of such Loan or LC Exposure, determined as of such Revaluation Date. Upon making such determination, the Administrative Agent shall promptly notify the Multicurrency Lenders and the Borrower thereof.

(ii)            Prepayment. If, on the date of such determination the aggregate Revolving Multicurrency Credit Exposure minus the Multicurrency LC Exposure fully cash collateralized pursuant to Section 2.04(k) on such date exceeds 105% of the aggregate amount of the Multicurrency Commitments as then in effect, the Borrower shall prepay the Multicurrency Loans (and/or provide cover for Multicurrency LC Exposure as specified in Section 2.04(k)) within 15 Business Days following such date of determination in such amounts as shall be necessary so that after giving effect thereto the aggregate Revolving Multicurrency Credit Exposure does not exceed the Multicurrency Commitments.

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Any prepayment pursuant to this paragraph shall be applied, first, to Multicurrency Loans outstanding and second, as cover for Multicurrency LC Exposure.

(c)            Mandatory Prepayments due to Borrowing Base Deficiency. In the event that at any time any Borrowing Base Deficiency shall exist, the Borrower shall prepay the Loans (or provide cover for Letters of Credit as contemplated by Section 2.04(k)), or either (y) if the aggregate Revolving Credit Exposure (to the extent not cash collateralized as contemplated by Section 2.04(k)) is greater than zero, in addition to prepaying the Loans (and providing cover for Letters of Credit) pursuant to the immediately succeeding proviso, reduce Other Secured Indebtedness and, only if such reduction of Other Secured Indebtedness is insufficient to cure any Borrowing Base Deficiency, Permitted Indebtedness (other than Other Secured Indebtedness), Special Longer Term Unsecured Indebtedness, Shorter Term Unsecured Indebtedness, Special Shorter Term Unsecured Indebtedness, or Indebtedness incurred pursuant to Section 6.01(g) (in each case, to the extent included in the Covered Debt Amount), or (z) if the aggregate Revolving Credit Exposure (to the extent not cash collateralized as contemplated by Section 2.04(k)) is not greater than zero, reduce Permitted Indebtedness, Special Longer Term Unsecured Indebtedness, Shorter Term Unsecured Indebtedness, Special Shorter Term Unsecured Indebtedness, or Indebtedness incurred pursuant to Section 6.01(g) (in each case, to the extent included in the Covered Debt Amount), in such amounts as shall be necessary so that such Borrowing Base Deficiency is immediately cured, provided that (i) in the case of clause (y), the aggregate amount of such prepayment of Loans (and cover for Letters of Credit) shall be at least equal to the Revolving Credit Exposure’s ratable share of the aggregate prepayment and reduction of Other Secured Indebtedness, other Permitted Indebtedness, Special Longer Term Unsecured Indebtedness, Shorter Term Unsecured Indebtedness, Special Shorter Term Unsecured Indebtedness, and Indebtedness incurred pursuant to Section 6.01(g) and (ii) if, within five Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency (and/or at such other times as the Borrower has knowledge of such Borrowing Base Deficiency), the Borrower shall present the Administrative Agent with a reasonably feasible plan to enable such Borrowing Base Deficiency to be cured within 30 Business Days (which 30-Business Day period shall include the five Business Days permitted for delivery of such plan), then such prepayment or reduction shall not be required to be effected immediately but may be effected in accordance with such plan (with such modifications as the Borrower may reasonably determine), so long as such Borrowing Base Deficiency is cured within such 30-Business Day period, provided, solely to the extent such Borrowing Base Deficiency is due to a failure to satisfy the requirements of Section 5.13(g) as a consequence of a change in either (x) the ratio of the Gross Borrowing Base to the Senior Debt Amount or (y) the Relevant Asset Coverage Ratio from one quarterly period to the next, such 30-Business Day Period shall be extended to a 45-Business Day period solely with respect to compliance with Section 5.13(g).

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(d)            Scheduled Payments. On each Scheduled Payment Date, the Borrower shall prepay the Loans (and provide cash collateral for Letters of Credit as contemplated by Section 2.04(k)) in an aggregate amount equal to 1/12 of the aggregate outstanding amount of Loans, and 1/12 of the face amount of Letters of Credit, for each Class and Currency of Loans and Letters of Credit outstanding, based on the outstanding Loans and Letters of Credit as of the Commitment Termination Date. Following the Commitment Termination Date, any other optional or mandatory prepayment of Loans (or cash collateralization or expiration of outstanding Letters of Credit) will reduce in direct order the amount of any subsequent repayment of Loans or cash collateralization of Letters of Credit required to be made pursuant to this clause (d).

(e)            Payments Following the Commitment Termination Date. Notwithstanding any provision to the contrary in Section 2.08 or this Section 2.09, following the Commitment Termination Date:

(i)  no optional prepayment of the Loans of any Class shall be permitted unless at such time, the Borrower also prepays the Loans of the other Class or, to the extent no Loans of the other Class are outstanding, provides cash collateral as contemplated by Section 2.04(k) for outstanding Letters of Credit of such Class, which prepayment (and cash collateral) shall be made on a pro-rata basis between each outstanding Class of Revolving Credit Exposure; and

(ii)  any prepayment of Loans required to be made pursuant to clause (c) above shall be applied to prepay Loans and cash collateralize outstanding Letters of Credit on a pro-rata basis between each outstanding Class of Revolving Credit Exposure.

(f)            Notices, Etc. The Borrower shall notify the Administrative Agent in writing of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time or, in the case of a Borrowing denominated in a Foreign Currency (other than AUD or Yen), 12:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment, (iii) in the case of prepayment of an RFR Borrowing denominated in Sterling or CHF, not later than 11:00 a.m. New York City time, three Business Days before the date of prepayment or (iv) in the case of prepayment of a Term Benchmark Borrowing denominated in AUD or Yen, not later than 12:00 p.m. New York City time, four Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments of a Class as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the affected Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment or scheduled payment. Each prepayment of a Borrowing of a Class shall be applied ratably to the Loans of such Class included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and shall be made in the manner specified in Section 2.08(b).

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SECTION 2.10.       Fees.

(a)            Commitment Fee. The Borrower agrees to pay to the Administrative Agent for account of each Lender a commitment fee, which shall accrue at the Applicable Margin on the daily unused amount of the Dollar Commitment and Multicurrency Commitment, as applicable, of such Lender during the period from and including the Restatement Effective Date to but excluding the earlier of the date such Commitment terminates and the Commitment Termination Date. Accrued commitment fees shall be payable within 15 Business Days after each Quarterly Date and on the earlier of the date the Commitments of the respective Class terminate and the Commitment Termination Date, commencing on the first such date to occur after the Restatement Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, (i) the daily unused amount of the applicable Commitment shall be determined as of the end of each day and (ii) the Commitment of any Class of a Lender shall be deemed to be used to the extent of the outstanding Loans and LC Exposure of such Class of such Lender (and the Swingline Exposure of such Class of such Lender shall be disregarded for such purpose).

(b)            Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin applicable to interest on Term Benchmark Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Restatement Effective Date to but excluding the later of the date on which such Lender’s Commitment of the applicable Class terminates and the date on which such Lender ceases to have any LC Exposure of such Class, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) applicable to Letters of Credit issued by such Issuing Bank during the period from and including the Restatement Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable on the fifteenth Business Day following such Quarterly Date, commencing on the first such date to occur after the Restatement Effective Date; provided that, all such fees with respect to the Letters of Credit shall be payable on the date on which the Commitments of the applicable Class terminate (the “termination date”), the Borrower shall pay any such fees that have accrued and that are unpaid on the termination date and, in the event any Letters of Credit shall be outstanding that have expiration dates after the termination date, the Borrower shall prepay on the termination date the full amount of the participation and fronting fees that will accrue on such Letters of Credit subsequent to the termination date through but not including the date such outstanding Letters of Credit are scheduled to expire (and in that connection, the Lenders agree not later than the date two Business Days after the date upon which the last such Letter of Credit shall expire or be terminated to rebate to the Borrower the excess, if any, of the aggregate participation and fronting fees that have been prepaid by the Borrower over the amount of such fees that ultimately accrue through the date of such expiration or termination). Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

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(c)            Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times as set forth in the Arranger Fee Letter dated April 14, 2026 between the Borrower and the Administrative Agent.

(d)            Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the Issuing Banks, in the case of fees payable to them) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances absent obvious error.

SECTION 2.11.       Interest.

(a)            ABR Loans. The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)            Term Benchmark Loans and RFR Loans. (i) The Loans constituting each Term Benchmark Borrowing shall bear interest at a rate per annum equal to the applicable Relevant Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, (ii) the Loans constituting each RFR Borrowing shall bear interest at a rate per annum equal to the applicable Adjusted Daily Simple RFR plus the Applicable Margin, (iii) Swingline Loans denominated in Euros shall bear interest at a rate per annum equal to Daily Simple ESTR plus the Applicable Margin, (iv) Swingline Loans denominated in Dollars shall bear interest at the Alternate Base Rate plus the Applicable Margin, (v) Swingline Loans denominated in CAD shall bear interest at the Canadian Prime Rate plus the Applicable Margin, (vi) Swingline Loans denominated in Yen shall bear interest at Daily Simple TONAR plus the Applicable Margin and (vii) Swingline Loans denominated in GBP shall bear interest in accordance with (ii) above.

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(c)            Default Interest. Notwithstanding the foregoing clauses (a) and (b), if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)            Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan in the Currency in which such Loan is denominated and upon the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Borrowing denominated in Dollars prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e)            Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that (a) Term Benchmark Borrowings in AUD, CAD, or Yen shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) and (b) RFR Borrowings, Borrowings (including Swingline Loans) that accrue interest by reference to Daily Simple TONAR and ABR Borrowings, at times when the Alternate Base Rate is based on the Prime Rate, shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Adjusted Daily Simple RFR, Adjusted EURIBOR Rate, Daily Simple RFR, Adjusted TIBOR Rate, Local Rate or EURIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12.       Alternate Rate of Interest.

(a)            Alternate Rate of Interest. Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.12, if:

(i)             the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, Adjusted TIBOR Rate or the applicable Local Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR, Daily Simple RFR or RFR for the applicable Currency; or

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(ii)            the Administrative Agent is advised by the Required Lenders of each affected Class that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, Adjusted TIBOR Rate or the applicable Local Rate for the applicable Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR, Daily Simple RFR or RFR for the applicable Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Currency;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.06 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request for an ABR Borrowing, (B) for Loans denominated in an Agreed Foreign Currency (other than CAD), any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted and (C) for Loans denominated in CAD, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing shall be deemed to be an Interest Election Request or a Borrowing Request for a Term Benchmark Borrowing where the Relevant Rate is Canadian Prime Rate. Furthermore, if any Term Benchmark Loan or RFR Loan in any Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.12(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.06 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Loan, and (B) for Loans denominated in an Agreed Foreign Currency (other than CAD), any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Agreed Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Agreed Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Foreign Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan (other than CAD), such Term Benchmark Loan denominated in any Agreed Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time, (2) for Loans denominated in CAD, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute a Term Benchmark Loan, where the Relevant Rate is the Canadian Prime Rate on such day, and (3) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Agreed Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Agreed Foreign Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Agreed Foreign Currency) or (B) be prepaid in full.

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(b)            Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedging Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.12), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars and/or CAD for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

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(c)            (i) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent, in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(ii) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Canadian dollars, if a Term CORRA Reelection Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c)(ii) shall not be effective unless the Administrative Agent has delivered to the Lenders a Term CORRA Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term CORRA Notice after the occurrence of a Term CORRA Reelection Event and may do so in its sole discretion.

(d)            Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12.

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(e)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate or Term CORRA) and either (a) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (b) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (i) above either (a) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (b) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)            Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to an ABR Borrowing if the Adjusted Term SOFR Rate for a Term Benchmark Borrowing denominated in Dollars is subject to a Benchmark Transition Event or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Agreed Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Currency is implemented pursuant to this Section 2.12, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute an ABR Loan on such day, (B) for Loans denominated in an Agreed Foreign Currency (other than CAD), (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Agreed Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Agreed Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Foreign Currency (other than CAD) shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Agreed Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (C) for Loans denominated in CAD, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute a Term Benchmark Loan, where the Relevant Rate is the Canadian Prime Rate on such day, and (2) any RFR Loan shall bear interest at the Central Bank Rate for the applicable Agreed Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Agreed Foreign Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Agreed Foreign Currency) or (B) be prepaid in full.

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SECTION 2.13.       Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted EURIBOR Rate or Adjusted TIBOR Rate, as applicable) or any Issuing Bank; or

(ii)            impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes), affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost (other than costs which are Indemnified Taxes or Excluded Taxes) to such Lenders of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost (other than costs which are Indemnified Taxes or Excluded Taxes) to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), by an amount deemed to be material by such Lender or such Issuing Bank, then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

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(c)            Certificates from Lenders. A certificate of a Lender or an Issuing Bank setting forth the amount or amounts, in Dollars, necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be promptly delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14.       Break Funding Payments.

(a)            With respect to any Term Benchmark Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.19(f) and is revoked in accordance therewith), (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18 or (v) the failure by the Borrower to make any payment of any Loan (or interest due thereof) denominated in an Agreed Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) calendar days after receipt thereof.

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(b)            With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(f) and is revoked in accordance therewith), or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

(c)            Payment under this Section shall be made upon request of a Lender delivered not later than fifteen (15) Business Days following the payment, conversion, or failure to borrow, convert, continue or prepay that gives rise to a claim under this Section accompanied by a certificate of such Lender setting forth the amount or amounts that such Lender is entitled to receive pursuant to this Section, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) calendar days after receipt thereof.

SECTION 2.15.       Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Obligor hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes; provided that if the applicable Withholding Agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by such Obligor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law.

(b)            Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

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(c)            Indemnification by the Borrower. Each Obligor shall, jointly and severally, indemnify the Administrative Agent, each Lender and each Issuing Bank for, and within 30 Business Days after demand therefor, pay the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent, such Lender or such Issuing Bank, or required to be withheld or deducted from a payment to the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to an Obligor by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)            Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. Notwithstanding anything to the contrary in this Section 2.15(e), the completion, execution and submission of such documentation (other than an IRS Form W-9 or such documentation set forth in paragraphs (i) to (iii) of this Section 2.15(e)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States, any Lender that is a U.S. Person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

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Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)             duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E or any successor form claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)            duly completed copies of Internal Revenue Service Form W-8ECI or any successor form certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States,

(iii)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form) certifying that the Foreign Lender is not a United States Person, or

(iv)           any other form including Internal Revenue Service Form W-8IMY as applicable prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

In addition, upon reasonable request of the Borrower or the Administrative Agent, each Foreign Lender shall deliver such forms promptly upon the expiration or invalidity of any form previously delivered by such Foreign Lender, provided it is legally able to do so at the time. Each Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time the chief tax officer of such Foreign Lender becomes aware that it no longer satisfies the legal requirements to provide any previously delivered form or certificate to the Borrower (or any other form of certification adopted by the U.S. or other taxing authorities for such purpose).

(f)            United States Lenders. Each Lender and each Issuing Bank that is not a Foreign Lender shall deliver to the Borrower (with a copy to the Administrative Agent), prior to the date on which such Issuing Bank or Lender becomes a party to this Agreement, upon the expiration or invalidity of any forms previously delivered and at times reasonably requested by the Borrower, duly completed copies of Internal Revenue Service Form W-9 or any successor form, provided it is legally able to do so at the time.

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(g)            FATCA. If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender and Issuing Bank agrees that if any form or certification it previously delivered under Section 2.15(e), (f), or (g) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds. If the Administrative Agent, any Lender or any Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, any Lender or any Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, any Lender or any Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, any Lender or any Issuing Bank in the event the Administrative Agent, any Lender or any Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent, any Lender or any Issuing Bank be required to pay any amount to the Borrower pursuant to this paragraph (h) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent, such Lender or such Issuing Bank would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns or its books or records (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

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On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall provide to the Borrower, two duly-signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower. An Administrative Agent delivering an IRS Form W-9 pursuant to the preceding clause (i) represents to the Borrowers that it is a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1 and that it will comply with its obligations to withhold under Section 1441 and FATCA.

(i)             Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, an Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.16.       Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.13, 2.14 or 2.15, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to an Issuing Bank as expressly provided herein and payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement (including commitment fees, payments required under Section 2.13, and payments required under Section 2.14 relating to any Loan denominated in Dollars, but not including principal of, and interest on, any Loan denominated in any Foreign Currency or payments relating to any such Loan required under Section 2.14 or any reimbursement or cash collateralization of any LC Exposure denominated in any Foreign Currency, which are payable in such Foreign Currency) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars. Notwithstanding the foregoing, if the Borrower shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Loan shall, if such Loan is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal shall be payable on demand; and if the Borrower shall fail to pay any interest on any Loan that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.

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(b)            Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees of a Class then due hereunder, such funds shall be applied (i) first, to pay interest and fees of such Class then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees of such Class then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements of such Class then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements of such Class then due to such parties.

(c)            Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing of a Class shall be made from the Lenders of such Class, and each termination or reduction of the amount of the Commitments of a Class under Section 2.07 shall be applied to the respective Commitments of the Lenders of such Class, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Borrowing of a Class shall be allocated pro rata among the Lenders of such Class according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment of commitment fee under Section 2.10 shall be made for account of the Lenders pro rata according to the average daily unused amounts of their respective Commitments; (iv) each payment or prepayment of principal of Loans of a Class by the Borrower shall be made for account of the Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (v) each payment of interest on Loans of a Class by the Borrower shall be made for account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Loans then due and payable to such Lenders.

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(d)            Sharing of Payments by Lenders. If any Lender of a Class shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements of such Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon of such Class then due than the proportion received by any other Lender of such Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders of such Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)            Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each of the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f)            Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(e), 2.05(b) or 2.16(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

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SECTION 2.17.       Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            commitment fees pursuant to Section 2.10(a) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender;

(b)            the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Required Lenders of a Class have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders (or all Lenders of a Class) or each affected Lender, including as set forth in Section 9.02(b)(i), (ii), (iii), (iv) or (v), shall require the consent of such Defaulting Lender;

(c)            if any LC Exposure or Swingline Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)             all or any part of such Swingline Exposure (other than the portion of such Swingline Exposure consisting of Swingline Loans made by such Defaulting Lender) and LC Exposure shall be reallocated among the non-Defaulting Lenders holding Commitments of the same Class as such Defaulting Lender in accordance with their respective Applicable Multicurrency Percentages or Applicable Dollar Percentages, as applicable, but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures of such Class plus such Defaulting Lender’s Swingline Exposure and LC Exposure of such Class does not exceed the total of all non-Defaulting Lenders’ Commitments of such Class and (y) no non-Defaulting Lender’s Revolving Credit Exposure of such Class will exceed such Lender’s Commitment of such Class;

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three Business Days following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(k) for so long as such LC Exposure is outstanding;

(iii)           if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(b) with respect to such LC Exposure during the period such LC Exposure is cash collateralized;

(iv)           if the LC Exposure of the non-Defaulting Lenders of the same Class as such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.10(a) and Section 2.10(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Multicurrency Percentages or Applicable Dollar Percentages, as applicable, in effect immediately after giving effect to such reallocation;

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(v)            if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.17(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(vi)          no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation; and

(d)            so long as any Lender is a Defaulting Lender, an Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, and a Swingline Lender shall not be required to make new Swingline Loans, unless, in each case, it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders of the applicable Class and/or cash collateral will be provided by the Borrower in accordance with Section 2.17(c), and Swingline Exposure related to any newly made Swingline Loan and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders of such Class in a manner consistent with Section 2.17(c)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrower and the Issuing Banks (with respect to the Issuing Banks, only to the extent that such Issuing Bank acts in such capacity under the same Class of Commitments held by a Defaulting Lender) each agree that such Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Borrower shall no longer be required to cash collateralize any portion of such Lender’s LC Exposure cash collateralized pursuant to Section 2.17(c)(ii) above and the Swingline Exposure and the LC Exposure of the Lenders of the affected Class shall be readjusted to reflect the inclusion of such Lender’s Commitment of such Class and on such date such Lender shall purchase at par such of the Loans of the other Lenders of such Class as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Multicurrency Percentage or Applicable Dollar Percentage.

Subject to Section 9.15 no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

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SECTION 2.18.       Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any cost or expense not required to be reimbursed by the Borrower and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.15, or if any Lender becomes a Defaulting Lender or is a non-consenting Lender (as provided in Section 9.02(d)), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)            Defaulting Lender. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(e), 2.05 or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Banks to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

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SECTION 2.19.       Swingline Loans.

(a)            Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, each Swingline Lender severally agrees to make Swingline Loans under its outstanding Commitment to the Borrower from time to time during the Availability Period in Dollars and in CAD, EUR, GBP and Yen, in an aggregate principal amount at any time outstanding that will not result in (i) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans exceeding $175,000,000 (or such lesser amount as may be permitted after giving effect to the application of the other sub-clauses of this clause (a)), (ii) (x) the sum of any Multicurrency Swingline Lender’s outstanding Multicurrency Loans, its Multicurrency LC Exposure, its outstanding Swingline Loans and (without duplication) its other Multicurrency Swingline Exposure exceeding its Multicurrency Commitment or (y) the sum of any Dollar Swingline Lender’s outstanding Dollar Loans, its Dollar LC Exposure, its outstanding Swingline Loans and (without duplication) its other Dollar Swingline Exposure exceeding its Dollar Commitment; (iii) the total Revolving Multicurrency Credit Exposures exceeding the aggregate Multicurrency Commitments or the total Revolving Dollar Credit Exposures exceeding the aggregate Dollar Commitments, (iv) the aggregate Swingline Exposure of the applicable Swingline Lender exceeding the amount set forth opposite the name of such Swingline Lender in Schedule IX hereto or (v) the total Covered Debt Amount exceeding the Borrowing Base then in effect; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. For the avoidance of doubt, the Relevant Rate for Swingline Loans denominated in Euros shall be, subject to Section 2.12, Daily Simple ESTR. The Borrower may not request, and no Swingline Lender shall issue, more than four (4) Swingline Loans denominated in GBP in the aggregate in any calendar year

(b)            Notice of Swingline Loans by the Borrower. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request in writing (i) in the case of a Swingline Loan denominated in Dollars, not later than 11:00 a.m., New York City time, on the day of such proposed Swingline Loan, (ii) in the case of a Swingline Loan denominated in CAD, EUR or GBP, not later than  9:00 a.m., London time, one Business Day prior to such proposed Swingline Loan, and (iii) in the case of a Swingline Loan denominated in CHF or Yen, not later than 9:00 a.m., London time, two Business Days prior to such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the Swingline Lender from which such Swingline Loan shall be made, the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and whether such Swingline Loan is to be made under the Dollar Commitments or the Multicurrency Commitments. The Administrative Agent will promptly advise the applicable Swingline Lender of any such notice received from the Borrower. The applicable Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. Notwithstanding anything to the contrary in the foregoing, Swingline Loans requested from SMBC or Truist shall be available in Dollars only.

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(c)            Participations by Lenders in Swingline Loans. Any Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time on any Business Day, require the Lenders of the applicable Class to acquire participations on such Business Day in all or a portion of the Swingline Loans of such Class outstanding. Such notice to the Administrative Agent shall specify the aggregate amount of Swingline Loans in which the applicable Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender’s Applicable Dollar Percentage or Applicable Multicurrency Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice (and in any event, (i) with respect to Dollars, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day and (ii) with respect to any Agreed Foreign Currency, within three (3) Business Days of receipt of such notice) as provided above in this paragraph, to pay to the Administrative Agent, for account of the Swingline Lender, such Lender’s Applicable Dollar Percentage or Applicable Multicurrency Percentage, as the case may be, of such Swingline Loan or Loans.

Subject to the foregoing, each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph (c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments of the respective Class, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

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(d)            Resignation and Replacement of Swingline Lender. Any Swingline Lender may resign and be replaced at any time by written agreement among the Borrower, the Administrative Agent, the resigning Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such resignation and replacement of any Swingline Lender. In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.19(a), then any Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Swingline Lender, effective at the close of business New York City time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice). On or after the effective date of any such resignation, the Borrower and the Administrative Agent may, by written agreement, appoint a successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such appointment of a successor Swingline Lender. Upon the effectiveness of any resignation of any Swingline Lender, the Borrower shall repay in full all outstanding Swingline Loans together with all accrued interest thereon. From and after the effective date of the appointment of a successor Swingline Lender, (i) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans to be made thereafter and (ii) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of any Swingline Lender hereunder, the replaced Swingline Lender shall have no obligation to make additional Swingline Loans.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.       Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required of the Borrower or such Subsidiary, as applicable.

SECTION 3.02.       Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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SECTION 3.03.       Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been or will be obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the certificate of trust, by-laws or other organizational documents of the Borrower or any other Obligors or any order of any Governmental Authority, (c) will not violate or result in a default in any material respect under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any other Obligors.

SECTION 3.04.       Financial Condition; No Material Adverse Change.

(a)            Financial Statements The financial statements delivered to the Administrative Agent and the Lenders by the Borrower pursuant to Sections 4.01(l), 5.01(a) and 5.01(b) present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of the end of and for the applicable period in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

(b)            No Material Adverse Change. Since December 31, 2025, there has not been any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (i) the business, Portfolio Investments and other assets, liabilities and financial condition of the Borrower and its Subsidiaries taken as a whole (excluding in any case a decline in the net asset value of the Borrower or a change in general market conditions or values of the Portfolio Investments of the Borrower or any of its Subsidiaries), or (ii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

SECTION 3.05.       Litigation.

(a)            Actions, Suits and Proceedings. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions (except, in each case, as disclosed to the Lenders and the Administrative Agent prior to the Restatement Effective Date).

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SECTION 3.06.       Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. None of the Obligors is subject to any contract or other arrangement, the performance of which by them could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07.       Sanctions and Anti-Corruption Laws. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and investment advisors with Anti-Corruption Laws and applicable Sanctions in all material respects, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective employees, officers, directors, and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, manager or agent of the Borrower or any Subsidiary is a Sanctioned Person or the subject of any Sanctions.

SECTION 3.08.       Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09.       ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.       Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, other forward looking information relating to third parties and information of a general economic or general industry nature, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

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SECTION 3.11.       Investment Company Act; Margin Regulations.

(a)            Status as Business Development Company. The Borrower is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and qualifies as a RIC.

(b)            Compliance with Investment Company Act. The business and other activities of the Borrower and its Subsidiaries, including the making of the Loans hereunder, the application of the proceeds and repayment thereof by the Borrower and the consummation of the Transactions contemplated by the Loan Documents do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the Securities and Exchange Commission thereunder, in each case, that are applicable to the Borrower and its Subsidiaries.

(c)            Investment Policies. The Borrower is in compliance with all written investment policies, restrictions and limitations for the Borrower delivered to the Lenders prior to the Restatement Effective Date (the “Investment Policies”), except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

(d)            Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 3.12.       Material Agreements and Liens.

(a)            Material Agreements. Part A of Schedule II is a complete and correct list of each credit agreement, loan agreement, indenture, note purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any Obligor outstanding on the Restatement Effective Date, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement in each case as of the Restatement Effective Date is correctly described in Part A of Schedule II.

(b)            Liens. Part B of Schedule II is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the Restatement Effective Date covering any property of the Borrower or any Obligors, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of Schedule II.

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SECTION 3.13.       Subsidiaries and Investments.

(a)            Subsidiaries. Set forth in Part A of Schedule IV is a complete and correct list of all of the Subsidiaries of the Borrower on the Restatement Effective Date together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary, (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests and (iv) whether such Subsidiary is a Designated Subsidiary or an Excluded Asset. Except as disclosed in Part A of Schedule IV, (x) the Borrower owns, free and clear of Liens (other than any lien permitted by Section 6.02 hereof), and has (and will have) the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part A of Schedule IV, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Interests with respect to such Person. Each Subsidiary identified on said Part A of Schedule IV as a “Designated Subsidiary” qualifies as such under the definition of “Designated Subsidiary” set forth in Section 1.01.

(b)            Investments. Set forth in Part B of Schedule IV is a complete and correct list of all Investments (other than Investments of the types referred to in clauses (b), (c) and (d) of Section 6.04) held by any of the Obligors in any Person on the Restatement Effective Date and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Part B of Schedule IV, each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens or Liens created pursuant to the Security Documents), all such Investments.

SECTION 3.14.       Properties.

(a)            Title Generally. Each of the Borrower and the other Obligors has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)            Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15.       Affiliate Agreements. As of the Restatement Effective Date, the Borrower has heretofore delivered (to the extent not otherwise publicly filed with the Securities and Exchange Commission) to each of the Lenders true and complete copies of each of the Affiliate Agreements (including any amendments, supplements or waivers executed and delivered thereunder and any schedules and exhibits thereto). As of the date of hereof, each of the Affiliate Agreements is in full force and effect.

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SECTION 3.16.       Security Documents. The provisions of the Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 6.02) on all right, title and interest of the respective Obligors in the Collateral described therein to secure the Secured Obligations, except for any failure that would not constitute an Event of Default under Section 7.01(p). Except for filings completed prior to the Restatement Effective Date and as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect such Liens to the extent required thereunder, except for the failure to make any filing that would not constitute an Event of Default under Section 7.01(p).

SECTION 3.17.       Affected Financial Institutions. No Obligor is an Affected Financial Institution.

SECTION 3.18.       Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries is a “covered foreign person”, as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent, Collateral Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent, Collateral Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE IV
CONDITIONS

SECTION 4.01.       Restatement Effective Date. This Agreement (and the amendment and restatement of the Existing Credit Facility to be effected hereby) shall become effective on the date on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 9.02):

(a)            Executed Counterparts. From each of the parties hereto, either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf, or any other electronic means that reproduces an image of an actual executed signature page) that such party has signed a counterpart of this Agreement.

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(b)            Fees and Expenses. The Administrative Agent shall have received evidence of the payment by the Borrower of all fees payable to the Joint Lead Arrangers and Lenders on the Restatement Effective Date that the Borrower has agreed to pay in connection with this Agreement. The Borrower shall have paid all reasonable expenses (including the legal fees of Milbank LLP) for which invoices have been presented that the Borrower has agreed to pay in connection with this Agreement.

(c)            Opinion of Counsel to the Obligors. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Restatement Effective Date) of Latham & Watkins LLP, New York counsel for the Obligors, in form and substance reasonably satisfactory to the Administrative Agent and of Richards, Layton & Finger, P.A., Delaware counsel for the Borrower, in substantially the form of Exhibit C, and in each case covering such other matters relating to the Obligors, this Agreement or the Transactions as the Required Lenders shall reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(d)            Opinion of Special New York Counsel to JPMCB. An opinion, dated the Restatement Effective Date, of Milbank LLP, special New York counsel to JPMCB in substantially the form of Exhibit D (and JPMCB hereby instructs such counsel to deliver such opinion to the Lenders).

(e)            Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Obligors, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(f)            Officer’s Certificate. A certificate, dated the Restatement Effective Date and signed by the president, a vice president, the chief executive officer or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in the lettered clauses of the first sentence of Section 4.02.

(g)            Liens. Results of a recent lien search in each relevant jurisdiction with respect to the Borrower and such search shall reveal no liens on any of the assets of the Obligors except for liens permitted under Section 6.02.

(h)            Guarantee and Security Agreement Confirmation. The Guarantee and Security Agreement Confirmation, duly executed and delivered by each Obligor, substantially in the form of Exhibit J.

(i)             Borrowing Base Certificate. A Borrowing Base Certificate as of a date not more than five days prior to the Restatement Effective Date, updated to reflect any changes to the calculation of the Borrowing Base or the Covered Debt Amount as of the Restatement Effective Date.

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(j)             [Reserved].

(k)            Valuation Policy. A copy of the Valuation Policy.

(l)             Financial Statements. The Administrative Agent and the Lenders shall have received prior to the execution of this Agreement the audited consolidated statements of financial condition, operations, changes in net assets, cash flows and schedule of investments of the Borrower and its consolidated Subsidiaries for the fiscal year ended December 31, 2025. The Administrative Agent and Lenders acknowledge having received the financial statements referred to above.

(n)            Other Documents. Such other documents as the Administrative Agent or any Lender or special New York counsel to JPMCB may reasonably request.

(n)            Restatement Effective Date Adjustments. Evidence that each Existing Lender shall have, as of the Restatement Effective Date, received payment in full of all accrued and unpaid interest, facility fees and LC participation fees owing to such Lender that have been invoiced under the Existing Credit Facility and the Borrowings and other adjustments to the Loans described in Section 2.02(e) shall occur concurrently with the Restatement Effective Date.

(n)            No Default. No Default or Event of Default shall exist under the Existing Credit Facility immediately prior to and after giving pro forma effect to the Restatement Effective Date.

(o)            Know Your Customer Documentation. Upon the reasonable request of the Administrative Agent or any Lender at least ten (10) days prior to the Restatement Effective Date, documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.

(p)            Representations and Warranties. the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (or, in the case of the representations and warranties in Sections 3.01 (first sentence with respect to the Obligors), 3.02, 3.04, 3.11 and 3.15 of this Agreement, and in Sections 2.01, 2.02 and 2.04 through 2.09 of the Guarantee and Security Agreement, true and correct in all respects) on and as of the Restatement Effective Date, or, as to any such representation or warranty that refers to a specific date, as of such specific date;

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SECTION 4.02.       Each Credit Event. The obligation of each Lender to make any Loan, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is additionally subject to the satisfaction of the following conditions:

(a)            the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (or, in the case of the representations and warranties in Sections 3.01 (first sentence with respect to the Obligors), 3.02, 3.04, 3.11 and 3.15 of this Agreement, and in Sections 2.01, 2.02 and 2.04 through 2.09 of the Guarantee and Security Agreement, true and correct in all respects) on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, or, as to any such representation or warranty that refers to a specific date, as of such specific date;

(b)            at the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing; and

(c)            either (i) the aggregate Covered Debt Amount (immediately after giving effect to such extension of credit and any Concurrent Transactions) shall not exceed the Borrowing Base reflected on the Borrowing Base Certificate most recently delivered to the Administrative Agent or (ii) the Borrower shall have delivered an updated Borrowing Base Certificate demonstrating that the Covered Debt Amount (after giving effect to such extension of credit) shall not exceed the Borrowing Base after giving effect to such extension of credit as well as any Concurrent Transactions.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE V
AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.       Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a)            within 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that the requirements set forth in this clause (a) may be fulfilled by providing to the Administrative Agent and the Lenders the report of the Borrower to the SEC on Form 10-K for the applicable fiscal year;

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(b)            within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the requirements set forth in this clause (b) may be fulfilled by providing to the Lenders the report of the Borrower to the SEC on Form 10-Q for the applicable quarterly period;

(c)            concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower (i) certifying as to whether the Borrower has knowledge that a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.02, 6.04, 6.05 and 6.07 and (iii) stating whether any change in GAAP as applied by (or in the application of GAAP by) the Borrower has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)            as soon as available and in any event not later than the last Business Day of the calendar month following each monthly accounting period (ending on the last day of each calendar month) of the Borrower, a Borrowing Base Certificate as at the last day of such accounting period presenting (i) the Borrower’s computation (and including the rationale for any industry reclassification) and including a certification of a Financial Officer as to compliance with Section 6.03(d) and 6.04(d) during the period covered by such Borrowing Base Certificate and (ii) the ratio of the Gross Borrowing Base to the Combined Debt Amount (showing the components of the Combined Debt Amount);

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(e)            promptly but no later than five Business Days after the Borrower shall at any time have knowledge that there is a Borrowing Base Deficiency, a Borrowing Base Certificate as at the date the Borrower has knowledge of such Borrowing Base Deficiency indicating the amount of the Borrowing Base Deficiency as at the date the Borrower obtained knowledge of such deficiency and the amount of the Borrowing Base Deficiency as of the date not earlier than one Business Day prior to the date the Borrowing Base Certificate is delivered pursuant to this paragraph;

(f)            promptly upon receipt thereof, copies of all significant reports submitted by the Borrower’s independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Borrower or any of its Subsidiaries delivered by such accountants to the management or board of trustees of the Borrower;

(g)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any of the Obligors with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(h)            within 45 days after the end of the first three fiscal quarters of each fiscal year of the Borrower and 90 days after the end of each fiscal year of the Borrower, a schedule setting forth in reasonable detail with respect to each Portfolio Investment where there has been a sale in the most recently completed fiscal quarter, (i) the quantity sold of each Portfolio Investment, (ii) the value assigned to each Portfolio Investment as of the prior quarter end, (iii) the weighted average sale price of each Portfolio Investment, and (iv) the variance between (ii) and (iii);

(i)             within 45 days after the end of the first three fiscal quarters of each fiscal year of the Borrower and 90 days after the end of each fiscal year of the Borrower, a schedule setting forth in reasonable detail with respect to each Portfolio Investment, (i) the aggregate amount of all accrued paid-in-kind interest for such Portfolio Investment during the most recently ended fiscal quarter and (ii) the aggregate amount of all paid-in-kind interest collected during the most recently ended fiscal quarter;

(j)             within 45 days after the end of the first three fiscal quarters of each fiscal year of the Borrower and 90 days after the end of each fiscal year of the Borrower, a schedule setting forth in reasonable detail with respect to each Portfolio Investment, (i) the quantity held of each Portfolio Investment, (ii) the value assigned to each Portfolio Investment as of the prior quarter end, (iii) the value assigned to each Portfolio Investment as of the current quarter end, and (iv) the variance between (ii) and (iii); and

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(k)            promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.

Notwithstanding anything in this Section 5.01 to the contrary, the Borrower shall be deemed to have satisfied the requirements of this Section 5.01 (other than Sections 5.01(c), (d) and (e)) if the reports, documents and other information of the type otherwise so required are publicly available when required to be filed on EDGAR at the www.sec.gov website or any successor service provided by the Securities and Exchange Commission, provided notice of such availability is provided to the Administrative Agent at or prior to the time period required by this Section 5.01.

SECTION 5.02.       Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)            the occurrence of any Default;

(b)            the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)            the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $50,000,000; and

(d)            any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.       Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited under Section 6.03.

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SECTION 5.04.       Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including tax liabilities and material contractual obligations, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.       Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06.       Books and Records; Inspection Rights The Borrower will, and will cause each of its Subsidiaries to, keep books of record and account in accordance with GAAP. The Borrower will, and will cause each other Obligor to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties during business hours, to examine and make extracts from its books and records (including books and records maintained by it in its capacity as a “servicer” or in a similar capacity with respect to any Designated Subsidiary, and any books, records and documents held by the Custodian), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, in each case, to the extent such inspection or requests for such information are reasonable and such information can be provided or discussed without violation of law, rule, regulation or contract; provided that the Borrower shall be entitled to have its representatives and advisors present during any inspection of its books and records.

SECTION 5.07.       Compliance with Laws; Anti-Corruption; Sanctions. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, including the Investment Company Act, any applicable rules, regulations or orders issued by the Securities and Exchange Commission thereunder and orders of any other Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions in all material respects.

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SECTION 5.08.       Certain Obligations Respecting Subsidiaries; Further Assurances.

(a)            Subsidiary Guarantors. In the event that any Obligor shall form or acquire any new Domestic Subsidiary (other than an Excluded Asset), the Borrower will cause such new Subsidiary to become a “Subsidiary Guarantor” (and, thereby, an “Obligor”) under a Guarantee Assumption Agreement and to deliver such proof of corporate or other action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 4.01 on the Original Effective Date or as the Administrative Agent shall have requested. For the avoidance of doubt, the Borrower may elect to cause any of its Foreign Subsidiaries organized in a Permitted Foreign Jurisdiction to become an Obligor by causing such Person to become a Subsidiary Guarantor and executing and delivering a Guarantee Assumption Agreement; provided that, prior to any Foreign Subsidiary becoming a Subsidiary Guarantor, (i) the Administrative Agent and Collateral Agent shall have either (a) given prior written consent (not to be unreasonably conditioned, withheld or delayed) with respect to adding such Subsidiary as a new Obligor or (b) received legal opinions from local counsel in the relevant jurisdiction confirming the availability, validity and enforceability of guarantees and collateral support to be provided by each such Subsidiary in form and substance reasonably satisfactory to the Administrative Agent, and (ii) such Foreign Subsidiary shall have, if requested by the Administrative Agent or the Collateral Agent, executed and delivered (and have caused its parent to execute and deliver) a customary guarantee and/or security agreement governed by the laws of the country in which such Foreign Subsidiary is organized, in form and substance reasonably acceptable to the Administrative Agent and Collateral Agent.

(b)            Ownership of Subsidiaries. The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a wholly owned Subsidiary (other than any Subsidiary that is an Excluded Asset).

(c)            Further Assurances. The Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement. Without limiting the generality of the foregoing, the Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent

(i)             to create, in favor of the Collateral Agent for the benefit of the Lenders (and any affiliate thereof that is a party to any Hedging Agreement entered into with the Borrower) and the holders of any Other Secured Indebtedness, perfected security interests and Liens in the Collateral; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents; provided further, that in the case of any Collateral consisting of voting stock of any Controlled Foreign Corporation that is not a Subsidiary Guarantor, such security interest shall be limited to 65% of the issued and outstanding voting stock of such Controlled Foreign Corporation,

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(ii)            subject to Section 5.14 hereof and Section 7.04 of the Security Agreement, to cause any bank or securities intermediary (within the meaning of the Uniform Commercial Code) to enter into such arrangements with the Collateral Agent as shall be appropriate in order that the Collateral Agent has “control” over each bank account or securities account of the Obligors (other than any thereof that are maintained by the Obligors in their capacity as “servicer” for any Designated Subsidiary, or which hold solely money or financial assets of any Excluded Asset), and in that connection, the Borrower agrees to cause all cash and other proceeds of Portfolio Investments received by any Obligor to be promptly deposited into such an account (or otherwise delivered to, or registered in the name of, the Collateral Agent) and, until such deposit, delivery or registration such cash and other proceeds shall be held in trust by the Borrower for and as the property of the Collateral Agent and shall not be commingled with any other funds or property of such Obligor or of any Designated Subsidiary or other Person (including with any money or financial assets of any Obligor in its capacity as “servicer” for any Excluded Asset, or any money or financial assets of any Excluded Asset).

(iii)           to cause its Designated Subsidiaries or any Excluded Asset that is a Subsidiary, and any custodians or account banks and securities intermediaries acting on their behalf, or trustee or representative acting for any Person extending credit to any Designated Subsidiary or any such Excluded Asset, to execute and deliver such intercreditor and other agreements, in form and substance reasonably satisfactory to the Administrative Agent, as it shall determine are necessary to confirm that none of such Designated Subsidiaries or Excluded Assets or custodians claims any interest or Lien upon any property of any Obligor and that any custodian that holds documentation on behalf of both the Obligors and any Designated Subsidiary or such Excluded Asset will provide access to such documentation consistent with the provisions of Section 5.06,

(iv)           in the case of any Portfolio Investment consisting of a Bank Loan that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents and an Excluded Asset holds any interest in the loans or other extensions of credit under such loan documents, (x) cause such Excluded Asset to be party to such underlying loan documents as a “lender” having a direct interest (or a participation not acquired from an Obligor) in such underlying loan documents and the extensions of credit thereunder and (y) ensure that all amounts owing to such Obligor or Excluded Asset by the underlying borrower or other obligated party are remitted by such borrower or obligated party directly to separate accounts of such Obligor and such Excluded Asset,

(v)            in the event that any Obligor is acting as an agent or administrative agent under any loan documents with respect to any Bank Loan that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents, ensure that all funds held by such Obligor in such capacity as agent or administrative agent is segregated from all other funds of such Obligor and clearly identified as being held in an agency capacity and

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(vi)           cause all loan and other documents relating to any Portfolio Investment to be held by (x) the Collateral Agent or (y) the Custodian pursuant to the terms of the Custodian Agreement (or another custodian reasonably satisfactory to the Administrative Agent), or pursuant to an appropriate intercreditor agreement, so long as the Custodian (or custodian) has agreed to grant access to such loan and other documents to the Administrative Agent and the Lenders pursuant to an access or similar agreement between the Borrower and such Custodian (or custodian) in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.09.       Use of Proceeds. The Borrower will use the proceeds of the Loans only for general corporate purposes of the Borrower in the ordinary course of business, including in connection with the acquisition and funding (either directly or through one or more wholly-owned Subsidiaries) of Portfolio Investments; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds. No part of the proceeds of any Loan will be used in violation of Sanctions or any other applicable law or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock. Margin Stock shall be purchased by the Obligors only with the proceeds of Indebtedness not directly or indirectly secured by Margin Stock (within the meaning of Regulation U), or with the proceeds of equity capital of the Borrower. Without limiting the foregoing, no Obligor will directly or indirectly, use the proceeds of the Loans (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.10.       Status of RIC and BDC. The Borrower shall at all times maintain its status as a RIC under the Code, and as a “business development company” under the Investment Company Act.

SECTION 5.11.       Investment and Valuation Policies. The Borrower shall promptly advise the Lenders and the Administrative Agent of any material change in either its Investment Policies or Valuation Policy.

SECTION 5.12.       Portfolio Valuation and Diversification, Etc.

(a)            Industry Classification Groups. For purposes of this Agreement, the Borrower shall assign each Portfolio Investment to an Industry Classification Group. To the extent that any Portfolio Investment is not correlated with the risks of other Portfolio Investments in an Industry Classification Group, such Portfolio Investment may be assigned by the Borrower to an Industry Classification Group that is more closely correlated to such Portfolio Investment. In the absence of any correlation, the Borrower shall be permitted, upon notice to the Administrative Agent and each Lender to create up to three additional industry classification groups for purposes of this Agreement.

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(b)            Portfolio Valuation Etc.

(i)            Settlement Date Basis. For purposes of this Agreement, all determinations of whether an investment is to be included as a Portfolio Investment shall be determined on a settlement-date basis (meaning that any investment that has been purchased will not be treated as a Portfolio Investment until such purchase has settled, and any Portfolio Investment which has been sold will not be excluded as a Portfolio Investment until such sale has settled), provided that no such investment shall be included as a Portfolio Investment to the extent it has not been paid for in full.

(ii)            Determination of Values. The Borrower will conduct reviews of the value to be assigned to each of its Portfolio Investments as follows:

(A)            Quoted Investments—External Review. With respect to Portfolio Investments (including Cash Equivalents) for which market quotations are readily available (“Quoted Investments”), the Borrower shall, not less frequently than once each calendar week, determine the market value of such Portfolio Investments which shall, in each case, be determined in accordance with one of the following methodologies (as selected by the Borrower):

(w)            in the case of public and 144A securities, the average of the mean prices as determined by two Approved Dealers selected by the Borrower,

(x)            in the case of bank loans, the mean price as determined by one Approved Dealer or Approved Pricing Service selected by the Borrower,

(y)            in the case of any Portfolio Investment traded on an exchange, the closing price for such Portfolio Investment most recently posted on such exchange, and

(z)            in the case of any other Portfolio Investment, the fair value thereof as determined by an Approved Pricing Service; and

(B)            Unquoted Investments-External Review. With respect to Portfolio Investments for which market quotations are not readily available (“Unquoted Investments”), the Borrower shall value such Portfolio Investments quarterly in a manner consistent with Ares Capital Management’s valuation policy and procedures (the “Valuation Policy”), including valuation of at least 35% by value of all Unquoted Investments using the assistance of an Approved Third Party Appraiser.

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(C)            Internal Review. The Borrower shall conduct an internal review of the aggregate value of the Portfolio Investments included in the Borrowing Base, and of the Borrowing Base, at least once each calendar week which shall take into account any events of which the Borrower has knowledge that materially affects the aggregate value of the Portfolio Investments included in the Borrowing Base or the Borrowing Base. If, based upon such weekly internal review, the Borrower determines that a Borrowing Base Deficiency exists, then the Borrower shall, within five Business Days as provided in Section 5.01(c), deliver a Borrowing Base Certificate reflecting the new amount of the Borrowing Base and shall take the actions, and make the payments and prepayments (and provide cover for Letters of Credit), all as more specifically set forth in Section 2.09(c).

(D)            Failure to Determine Values. If the Borrower shall fail to determine the value of any Portfolio Investment as at any date pursuant to the requirements of the foregoing sub-clauses (A) through (C), the “Value” of such Portfolio Investment as at such date shall be deemed to be zero;

provided that, in no event shall any Portfolio Investment be valued pursuant to the foregoing requirements less frequently than annually.

(iii)           Scheduled Testing of Values.

(A)            Each April 30, July 31, October 31 and February 28 of each calendar year (each a “Valuation Testing Date”), the Administrative Agent through an independent valuation provider selected by the Administrative Agent (the “Independent Valuation Provider”) will test the values determined pursuant to Section 5.12(b)(ii) above of those Portfolio Investments included in the Borrowing Base selected by the Administrative Agent; provided, that the aggregate fair value of such Portfolio Investments tested on any Valuation Testing Date will be approximately equal to the Tested Amount (as defined below).

(B)            For purposes of this Agreement, the “Tested Amount” shall be equal to the greater of: (i) an amount equal to (y) 125% of the Covered Debt Amount (as of the applicable Valuation Testing Date) minus (z) the sum of the values of all Quoted Investments included in the Borrowing Base (as of the applicable Valuation Testing Date) and (ii) 10% of the aggregate value of all Unquoted Investments included in the Borrowing Base; provided, however, in no event shall more than 25% (or, if clause (ii) applies, 10%, or as near thereto as reasonably practicable) of the aggregate value of the Unquoted Investments in the Borrowing Base be tested by the Independent Valuation Provider in respect of any applicable Valuation Testing Date.

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(C)            With respect to any Portfolio Investment, if the value of such Portfolio Investment determined pursuant to Section 5.12(b)(ii) is not more than the lesser of (1) five (5) points more than the midpoint of the valuation range (expressed as a percent of par) provided by the Independent Valuation Provider (provided that the value of such Portfolio Investment is customarily quoted as a percentage of par) and (2) 110% of the midpoint of the valuation range provided by the Independent Valuation Provider , then the value for such Portfolio Investment determined in accordance with Section 5.12(b)(ii) shall be used as the “Value” for purposes of this Agreement. If the value of any Portfolio Investment determined pursuant to Section 5.12(b)(ii) is more than the lesser of the values set forth in clause (C)(1) and (2) (to the extent applicable), then for such Portfolio Investment, the “Value” for purposes of this Agreement shall be the lesser of (x) the highest value of the valuation range provided by the Independent Valuation Provider, (y) five (5) points more than the midpoint of the valuation range (expressed as a percent of par) provided by the Independent Valuation Provider (provided that the value of such Portfolio Investment is customarily quoted as a percentage of par) and (z) 110% of the midpoint of the valuation range provided by the Independent Valuation Provider. For the avoidance of doubt, any values determined by the Independent Valuation Provider pursuant to this Section 5.12(b)(iii) or Section 5.12(b)(iv) shall be used solely for purposes of determining the “Value” of a Portfolio Investment under this Agreement and shall not be deemed to be the fair value of such asset as required under ASC 820 and the Investment Company Act.

(iv)           Supplemental Testing of Values.

(A)            Notwithstanding the foregoing, the Administrative Agent, individually or at the request of the Required Lenders, shall at any time have the right to request, in its reasonable discretion, any Portfolio Investment included in the Borrowing Base with a value determined pursuant to Section 5.12(b)(ii) to be independently tested by the Independent Valuation Provider. There shall be no limit on the number of such tests that may be requested by the Administrative Agent in its reasonable discretion. If (x) the value determined pursuant to Section 5.12(b)(ii) is less than the value determined by the Independent Valuation Provider, then the value determined pursuant to Section 5.12(b)(ii) shall be used as the “Value” for purposes of this Agreement and (y) if the value determined pursuant to Section 5.12(b)(ii) is greater than the value determined by the Independent Valuation Provider and the difference between such values is: (1) less than 5% of the value determined pursuant to Section 5.12(b)(ii), then the value determined pursuant to Section 5.12(b)(ii) shall be used as the “Value” for purposes of this Agreement; (2) between 5% and 20% of the value determined pursuant to Section 5.12(b)(ii), then the “Value” of such Portfolio Investment for purposes of this Agreement shall be the average of the value determined pursuant to Section 5.12(b)(ii) and the value determined by such Independent Valuation Provider; and (3) greater than 20% of the value determined pursuant to Section 5.12(b)(ii), then the Borrower and the Administrative Agent shall retain an additional third-party appraiser and the “Value” of such Portfolio Investment for purposes of this Agreement shall be the average of the three valuations (with the Independent Valuation Provider’s value to be used as the “Value” until the third value is obtained).

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(B)            The Value of any Portfolio Investment for which the Independent Valuation Provider’s value is used shall be the midpoint of the range (if any) determined by the Independent Valuation Provider. The Independent Valuation Provider shall apply a recognized valuation methodology that is commonly accepted by the business development company industry for valuing Portfolio Investments of the type being valued and held by the Obligors.

(C)            All valuations shall be on a settlement date basis. For the avoidance of doubt, the Value of any Portfolio Investment determined in accordance with this Section 5.12 shall be the Value of such Portfolio Investment for purposes of this Agreement until a new Value for such Portfolio Investment is subsequently determined in good faith in accordance with this Section 5.12.

(D)            The documented out-of-pocket costs of any valuation reasonably incurred by the Administrative Agent under this Section 5.12 shall be at the expense of the Borrower.

(E)            In addition, the values determined by the Independent Valuation Provider shall be deemed to be “Information” hereunder and subject to Section 9.13 hereof.

(c)            Investment Company Diversification Requirements. The Borrower will, and will cause its Subsidiaries (other than Subsidiaries that are exempt from the Investment Company Act) at all times to (i) comply in all material respects with the portfolio diversification and similar requirements set forth in the Investment Company Act applicable to business development companies and (ii) subject to applicable grace periods set forth in the Code, comply with the portfolio diversification and similar requirements set forth in the Code applicable to RICs, where applicable.

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SECTION 5.13.       Calculation of Borrowing Base. For purposes of this Agreement, the “Borrowing Base” shall be determined, as at any date of determination, as the sum of the Advance Rates of the Value of each Portfolio Investment, provided that:

(a)            if, as of such date, the Relevant Asset Coverage Ratio is (i) greater than or equal to 2.00:1:00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments of all issuers in a consolidated group of corporations or other entities in accordance with GAAP exceeding 6% of the aggregate Value of all Portfolio Investments in the Collateral Pool, shall be 50% of the otherwise applicable Advance Rate; (ii) less than 2.00:1:00 and greater than or equal to 1.75:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments of all issuers in a consolidated group of corporations or other entities in accordance with GAAP exceeding 5% of the aggregate Value of all Portfolio Investments in the Collateral Pool, shall be 50% of the otherwise applicable Advance Rate or (iii) less than 1.75:1:00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments of all issuers in a consolidated group of corporations or other entities in accordance with GAAP exceeding 4% of the aggregate Value of all Portfolio Investments in the Collateral Pool, shall be 50% of the otherwise applicable Advance Rate;

(b)            if, as of such date, the Relevant Asset Coverage Ratio is (i) greater than or equal to 2.00:1:00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments of all issuers in a consolidated group of corporations or other entities in accordance with GAAP exceeding 12% of the aggregate Value of all Portfolio Investments in the Collateral Pool shall be 0%; (ii) less than 2.00:1:00 and greater than or equal to 1.75:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments of all issuers in a consolidated group of corporations or other entities in accordance with GAAP exceeding 10% of the aggregate Value of all Portfolio Investments in the Collateral Pool shall be 0% or (iii) less than 1.75:1:00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments of all issuers in a consolidated group of corporations or other entities in accordance with GAAP exceeding 8% of the aggregate Value of all Portfolio Investments in the Collateral Pool shall be 0%;

(c)            if, as of such date, the Relevant Asset Coverage Ratio is (i) greater than or equal to 2.00:1:00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments in any single Industry Classification Group that exceeds 25% of the aggregate Value of all Portfolio Investments in the Collateral Pool shall be 0%, (ii) less than 2.00:1:00 and greater than or equal to 1.75:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments in any single Industry Classification Group that exceeds 20% of the aggregate Value of all Portfolio Investments in the Collateral Pool shall be 0%, provided that, with respect to Portfolio Investments in the Collateral Pool in a single Industry Classification Group from time to time designated by the Borrower to the Administrative Agent, such 20% figure shall be increased to 25%, or (iii) less than 1.75:1:00, the Advance Rate applicable to that portion of the aggregate Value of the Portfolio Investments in any single Industry Classification Group that exceeds 20% of the aggregate Value of all Portfolio Investments in the Collateral Pool shall be 0%;

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(d)            if, as of such date, the Relevant Asset Coverage Ratio is (i) greater than or equal to 2.00:1:00, the Advance Rate applicable to that portion of the aggregate Value of the Borrower’s investments in Non-Core Investments shall be 0% to the extent necessary so that no more than 20% of the Borrowing Base is attributable to such investments, (ii) less than 2.00:1:00 and greater than or equal to 1.75:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Borrower’s investments in Non-Core Investments shall be 0% to the extent necessary so that no more than 10% of the Borrowing Base is attributable to such investments or (iii) less than 1.75:1:00, the Advance Rate applicable to that portion of the aggregate Value of the Borrower’s investments in Non-Core Investments shall be 0% to the extent necessary so that no more than 5% of the Borrowing Base is attributable to such investments;

(e)            if, as of such date, the Relevant Asset Coverage Ratio is (i) less than 2.00:1:00 and greater than or equal to 1.75:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Borrower’s investments in Junior Investments and Non-Core Investments shall be 0% to the extent necessary so that no more than 30% of the Borrowing Base is attributable to such investments or (ii) less than 1.75:1:00, the Advance Rate applicable to that portion of the aggregate Value of the Borrower’s investments in Junior Investments and Non-Core Investments shall be 0% to the extent necessary so that no more than 20% of the Borrowing Base is attributable to such investments;

(f)            the Advance Rate applicable to the Borrower’s investments in any Excluded Asset shall be 0%; and

(g)            if, as of such date, (i)(A) the Borrowing Base (without giving effect to any adjustment required pursuant to this paragraph (g), the “Gross Borrowing Base”) is less than 1.5 times the Senior Debt Amount and (B) the Relevant Asset Coverage Ratio is less than 2.00:1:00 and greater than or equal to 1.75:1.00, then the Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to the Borrowing Base may not be less than 60% of the Covered Debt Amount, (ii)(A) the Gross Borrowing Base is less than 1.5 times the Senior Debt Amount and (B) the Relevant Asset Coverage Ratio is less than 1.75:1.00, then the Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to the Borrowing Base may not be less than 75% of the Covered Debt Amount or (iii)(A) the Gross Borrowing Base is greater than or equal to 1.5 times the Senior Debt Amount and (B) the Relevant Asset Coverage Ratio is less than 1.75:1.00, then the Borrowing Base shall be reduced to the extent necessary such that the contribution of Senior Investments to the Borrowing Base may not be less than 25% of the Covered Debt Amount.

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No Portfolio Investment may be included in the Borrowing Base until such time as such Portfolio Investment has been Delivered (as defined in the Guarantee and Security Agreement) to the Collateral Agent, and then only for so long as such Portfolio Investment continues to be Delivered as contemplated therein; provided that in the case of any Portfolio Investment in which the Collateral Agent has a first-priority perfected security interest pursuant to a valid Uniform Commercial Code filing (and for which no other method of perfection with a higher priority is possible), such Portfolio Investment may be included in the Borrowing Base so long as all remaining actions to complete “Delivery” are satisfied within 7 days of such inclusion. Voting stock of any Controlled Foreign Corporation that is not a Subsidiary Guarantor in excess of 65% of the issued and outstanding voting stock of such Controlled Foreign Corporation shall not be included as a Portfolio Investment for purposes of calculating the Borrowing Base.

The Borrower shall from time to time deliver a Borrowing Base Certificate to the Administrative Agent and each Lender as provided in Sections 4.01(i), 5.01(d), 5.01(e) and 6.05(d).

For the avoidance of doubt, to avoid double-counting of excess concentrations, any Advance Rate reductions set forth under this Section 5.13 shall be without duplication of any other such Advance Rate reductions. For purposes of the categorization of each Portfolio Investment in accordance with this Section 5.13, the amount of any “first lien debt” or EBITDA with respect to any Portfolio Investment shall be determined using the most recent quarterly valuation determined in accordance with the Valuation Policy.

As used herein, the following terms have the following meanings:

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“Advance Rate” means, as to any Portfolio Investment as of any date and subject to adjustment as provided in Section 5.13(a) through (g) and as provided below based on the Relevant Asset Coverage Ratio as of such date, the following percentages with respect to such Portfolio Investment:

	Relevant Asset Coverage Ratio > 2.00:1:00		2.00:1:00 > Relevant Asset Coverage Ratio > 1.75:1.00		1.75:1:00 > Relevant Asset Coverage Ratio > 1.50:1.00
Portfolio Investment[1]	Quoted	Unquoted	Quoted	Unquoted	Quoted	Unquoted
Cash, Cash Equivalents and Short-Term U.S. Government Securities	100%	n.a.	100%	n.a.	100%	n.a.
Long-Term U.S. Government Securities	95%	n.a.	95%	n.a.	95%	n.a.
Performing First Lien Bank Loans	85%	75%	85%	75%	85%	75%
Performing First Lien Unitranche Bank Loans	85%	75%	80%	70%	75%	65%
Performing First Lien Last Out Bank Loans	80%	70%	75%	65%	70%	60%
Performing Second Lien Bank Loans	75%	65%	70%	60%	65%	55%
Performing Cash Pay High Yield Securities	70%	60%	65%	55%	60%	50%
Performing Cash Pay Mezzanine Investments	65%	55%	60%	50%	55%	45%
Performing Non-Cash Pay High Yield Securities	60%	50%	55%	45%	50%	40%

1 The above categories are intended to be indicative of the traditional investment types in a fully capitalized issuer. All determinations of whether a particular portfolio investment belongs to one category or another shall be made by the Borrower on a consistent basis with the foregoing.

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	Relevant Asset Coverage Ratio > 2.00:1:00		2.00:1:00 > Relevant Asset Coverage Ratio > 1.75:1.00		1.75:1:00 > Relevant Asset Coverage Ratio > 1.50:1.00
Portfolio Investment[1]	Quoted	Unquoted	Quoted	Unquoted	Quoted	Unquoted
Performing Non-Cash Pay Mezzanine Investments	55%	45%	50%	40%	45%	35%
Performing Preferred Equity	55%	45%	50%	40%	45%	35%
Non-Performing First Lien Bank Loans	45%	45%	40%	40%	35%	35%
Non-Performing First Lien Unitranche Bank Loans	45%	45%	40%	40%	35%	35%
Non-Performing First Lien Last Out Bank Loans	40%	35%	35%	30%	30%	25%
Non-Performing Second Lien Bank Loans	40%	30%	35%	25%	30%	20%
Non-Performing High Yield Securities	30%	30%	25%	25%	20%	20%
Non-Performing Mezzanine Investments	30%	25%	25%	20%	20%	20%
Performing Common Equity	30%	20%	25%	20%	20%	20%
Non-Performing Preferred Equity	0%	0%	0%	0%	0%	0%
Non-Performing Common Equity	0%	0%	0%	0%	0%	0%

“Bank Loans” means debt obligations (including, without limitation, term loans, revolving loans, debtor-in-possession financings, the funded and unfunded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans and senior subordinated loans) which are generally under a loan or credit facility.

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“Cash” has the meaning assigned to such term in Section 1.01 of this Agreement.

“Cash Equivalents” has the meaning assigned to such term in Section 1.01 of this Agreement.

“Cash Pay Bank Loans” means First Lien Bank Loans, First Lien Unitranche Bank Loans, First Lien Last Out Bank Loans and Second Lien Bank Loans as to which, at the time of determination, all of the interest on which is payable not less frequently than quarterly and for which not less than 2/3rds of the interest (including accretions and “pay-in-kind” interest) for the current monthly or quarterly period (as applicable) is payable in cash.

“CDO Securities” means debt securities, equity securities or composite or combination securities (i.e. securities consisting of a combination of debt and equity securities that are issued in effect as a unit), including synthetic securities that provide synthetic credit exposure to debt securities, equity securities or composite or combination securities, that entitle the holders thereof to receive payments that (i) depend on the cash flow from a portfolio consisting primarily of ownership interests in debt securities, corporate loans or asset-backed securities or (ii) are subject to losses owing to credit events (howsoever defined) under credit derivative transactions with respect to debt securities, corporate loans or asset-backed securities.

“First Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a first lien and first priority perfected security interest (subject to any Permitted Prior Working Capital Lien and other customary encumbrances) on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof, provided that any First Lien Bank Loan that is also a First Lien Unitranche Bank Loan shall be treated for purposes of determining the applicable Advance Rate as a First Lien Unitranche Bank Loan; provided, further, that any First Lien Bank Loan that is also a First Lien Last Out Bank Loan shall be treated for purposes of determining the applicable Advance Rate as a First Lien Last Out Bank Loan.

“First Lien Last Out Bank Loan” means a Bank Loan that is a First Lien Bank Loan, a portion of which is, in effect, subject to debt subordination and superpriority rights of other lenders following an event of default (such portion, a “last out” portion) provided, that the aggregate principal amount of the “last out” portion of such Bank Loan is at least 50% of the aggregate principal amount of any “first out” portion of such Bank Loan, provided, further that the underlying obligor with respect to such Bank Loan shall have a ratio of first lien debt (including the “first out” portion of such Bank Loan, but excluding the “last out” portion of such Bank Loan) to EBITDA that does not exceed 3.25:1.00 and a ratio of aggregate first lien debt (including both the “first out” portion and the “last out” portion of such Bank Loan) to EBITDA that does not exceed 5.25:1.00. An Obligor’s investment in the “last out” portion of a First Lien Last Out Bank Loan shall be treated as a First Lien Last Out Bank Loan for purposes of determining the applicable Advance Rate for such Portfolio Investment under this Agreement. For the avoidance of doubt, an Obligor’s investment in the portion of such Bank Loan that is not the last out portion (the “first out” portion) shall be treated as a First Lien Bank Loan for purposes of determining the applicable Advance Rate for such Portfolio Investment under this Agreement and an Obligor’s investment in any “last out” portion of a First Lien Bank Loan that does not meet the foregoing criteria shall be treated as a Second Lien Bank Loan.

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“First Lien Unitranche Bank Loan” means a First Lien Bank Loan with a ratio of first lien debt to EBITDA that exceeds 5.25:1.00, and where the underlying borrower does not also have a Second Lien Bank Loan outstanding.

“High Yield Securities” means debt Securities (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder) and (c) that are not Cash Equivalents, Mezzanine Investments or Bank Loans.

“Junior Investments” means, collectively, Performing Cash Pay High Yield Securities and Performing Cash Pay Mezzanine Investments.

“Long-Term U.S. Government Securities” means U.S. Government Securities maturing more than one month from the applicable date of determination.

“Mezzanine Investments” means debt Securities (including convertible debt Securities (other than the “in-the-money” equity component thereof)) (a) issued by public or private issuers, (b) issued without registration under the Securities Act, (c) not issued pursuant to Rule 144A under the Securities Act (or any successor provision thereunder), (d) that are not Cash Equivalents and (e) contractually subordinated in right of payment to other debt of the same issuer.

“Non-Core Investments” means, collectively, Portfolio Investments in common equity, warrants, Non-Performing Bank Loans, Non-Performing High Yield Securities, Non-Performing Mezzanine Investments, Performing Non-Cash Pay High Yield Securities, Performing Preferred Equity, Performing Non-Cash Pay Mezzanine Investments and Performing Common Equity.

“Non-Performing Bank Loans” means, collectively, Non-Performing First Lien Bank Loans, Non-Performing First Lien Last Out Bank Loans, Non-Performing First Lien Unitranche Loans and Non-Performing Second Lien Bank Loans.

“Non-Performing Common Equity” means Capital Stock (other than Preferred Stock) and warrants of an issuer having any debt outstanding that is non-Performing.

“Non-Performing First Lien Bank Loans” means First Lien Bank Loans other than Performing First Lien Bank Loans.

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“Non-Performing First Lien Last Out Bank Loans” means First Lien Last Out Bank Loans other than Performing First Lien Last Out Bank Loans.

“Non-Performing First Lien Unitranche Bank Loans” means First Lien Unitranche Bank Loans other than Performing First Lien Unitranche Loans.

“Non-Performing High Yield Securities” means High Yield Securities other than Performing High Yield Securities.

“Non-Performing Mezzanine Investments” means Mezzanine Investments other than Performing Mezzanine Investments.

“Non-Performing Preferred Equity” means Preferred Stock other than Performing Preferred Equity.

“Non-Performing Second Lien Bank Loans” means Second Lien Bank Loans other than Performing Second Lien Bank Loans.

“Performing” means (a) with respect to any Portfolio Investment that is debt, the issuer of such Portfolio Investment is not in default of any payment obligations in respect thereof, after the expiration of any applicable grace period and (b) with respect to any Portfolio Investment that is Preferred Stock, the issuer of such Portfolio Investment has not failed to meet any scheduled redemption obligations or to pay its latest declared cash dividend, after the expiration of any applicable grace period.

“Performing Cash Pay High Yield Securities” means High Yield Securities (a) as to which, at the time of determination, not less than 2/3rds of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash and (b) which are Performing.

“Performing Cash Pay Mezzanine Investments” means Mezzanine Investments (a) as to which, at the time of determination, not less than 2/3rds of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly, semi-annual or annual period (as applicable) is payable in cash and (b) which are Performing.

“Performing Common Equity” means Capital Stock (other than Preferred Stock) and warrants of an issuer all of whose outstanding debt is Performing.

“Performing First Lien Bank Loans” means First Lien Bank Loans which are Cash Pay Bank Loans and are Performing.

“Performing First Lien Last Out Bank Loans” means First Lien Last Out Bank Loans which are Cash Pay Bank Loans and are Performing.

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“Performing First Lien Unitranche Bank Loans” means First Lien Unitranche Bank Loans which are Cash Pay Bank Loans and are Performing.

“Performing Non-Cash Pay High Yield Securities” means Performing High Yield Securities other than Performing Cash Pay High Yield Securities.

“Performing Non-Cash Pay Mezzanine Investments” means Performing Mezzanine Investments other than Performing Cash Pay Mezzanine Investments.

“Performing Preferred Equity” means Preferred Stock of an issuer that has not failed to meet any scheduled redemption obligations or to pay its latest declared cash dividend, after the expiration of any applicable grace period.

“Performing Second Lien Bank Loans” means Second Lien Bank Loans which are Cash Pay Bank Loans and are Performing.

“Permitted Prior Working Capital Lien” means, with respect to any borrower under a Bank Loan, a security interest to secure a revolving facility for such borrower and any of its subsidiaries; provided that (i) such Bank Loan has a second priority lien on the collateral that is subject to the first priority lien of such revolving facility (or a pari passu lien on such collateral where the revolving facility has a super-priority right of payment), (ii) such revolving facility is not secured by any other assets (other than a pari passu lien or a second priority lien, subject to the first priority lien of the Bank Loan) and does not benefit from any standstill rights or other agreements (other than customary rights) with respect to any other assets and (iii) the maximum outstanding amount of such revolving facility is not greater than the lower of (a) 1.0x EBITDA of the borrower under such Bank Loan, and (b) 20% of the outstanding amount of the associated First Lien Bank Loan.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to any shares (or other interests) of other Capital Stock of such Person, and shall include, without limitation, cumulative preferred, non-cumulative preferred, participating preferred and convertible preferred Capital Stock.

“Second Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a second lien and second priority perfected security interest (subject to customary encumbrances) on a substantial portion of the assets of the respective borrower and guarantors obligated in respect thereof.

“Securities” means common and preferred stock, units and participations, beneficial interests in a trust, member interests in limited liability companies, partnership interests in partnerships, notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.

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“Securities Act” means the United States Securities Act of 1933, as amended.

“Senior Debt Amount” means, on any date, the greater of (i) the Covered Debt Amount and (ii) the Combined Debt Amount.

“Senior Investments” means Cash, Cash Equivalents, Short-Term U.S. Government Securities, Long-Term U.S. Government Securities, Performing First Lien Bank Loans, Performing First Lien Unitranche Loans, and Performing First Lien Last Out Bank Loans.

“Short-Term U.S. Government Securities” means U.S. Government Securities maturing within one month of the applicable date of determination.

“U.S. Government Securities” has the meaning assigned to such term in Section 1.01 of this Agreement.

“Value” means with respect to any Portfolio Investment, the most recent value as determined pursuant to Section 5.12.

ARTICLE VI
NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.       Indebtedness. The Borrower will not, nor will it permit any other Obligor to, create, incur, assume or permit to exist any Indebtedness, except:

(a)            Indebtedness created hereunder or under any other Loan Document;

(b)            Permitted Indebtedness and Special Longer Term Unsecured Indebtedness in an aggregate amount that, in each case, taken together with Indebtedness permitted under clauses (a), (g), (i), (j), (l) and (m) of this Section 6.01 and immediately after giving effect to the incurrence of such Permitted Indebtedness or Special Longer Term Unsecured Indebtedness, as applicable, and any Concurrent Transaction (1) does not exceed the amount required to comply with the provisions of Section 6.07(b) and, (2) will not result in the Covered Debt Amount exceeding the Borrowing Base, so long as no Default or Event of Default shall have occurred or be continuing; provided, that for purposes of compliance with clause (2) hereof, only the portion of Special Longer Term Unsecured Indebtedness consisting of Excess Special Longer Term Unsecured Indebtedness shall be included in the calculation of the Covered Debt Amount in accordance with the definition thereof.

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(c)            Other Permitted Indebtedness;

(d)            Indebtedness of the Borrower to or from any other Obligor or Indebtedness of an Obligor to or from another Obligor;

(e)            repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities;

(f)            obligations payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business;

(g)            other Indebtedness (including the amortizing portion of any Other Secured Indebtedness in excess of 1% per annum described in clause (i) of the definition thereof) in an aggregate amount not exceeding the Additional Debt Amount at any one time outstanding and that, taken together with Indebtedness permitted under clauses (a), (b), (i), (j), (l) and (m) of this Section 6.01 and in each case, after giving effect to any Concurrent Transaction, (1) does not exceed the amount required to comply with the provisions of Section 6.07(b) and (2) will not result in the Covered Debt Amount exceeding the Borrowing Base, so long as no Default or Event of Default shall have occurred or be continuing after giving effect to the incurrence of such other indebtedness;

(h)            obligations (including Guarantees) in respect of Standard Securitization Undertakings;

(i)             at any time, Shorter Term Unsecured Indebtedness, so long as (i) no more than $1,500,000,000 of such indebtedness is incurred in reliance of this clause (i) of this Section 6.01 in the annual period following the Restatement Effective Date, and no more than $1,000,000,000 of such indebtedness is incurred in reliance of this clause (i) of this Section 6.01 in any one subsequent annual period thereafter, and (iii) such indebtedness, taken together with Indebtedness permitted under clauses (a), (b), (g), (j), (l) and (m) of this Section 6.01 and after giving effect to any Concurrent Transaction (1) does not exceed the amount required to comply with the provisions of Section 6.07(b), and (2) will not result in the Covered Debt Amount exceeding the Borrowing Base, so long as no Default or Event of Default shall have occurred or be continuing after giving effect to the incurrence of such Shorter Term Unsecured Indebtedness;

(j)             at any time, Special Shorter Term Unsecured Indebtedness in an aggregate principal amount not to exceed $500,000,000 at any one time outstanding, that, in each case, taken together with Indebtedness permitted under clauses (a), (b), (g), (i), (l) and (m) of this Section 6.01 and after giving effect to any Concurrent Transaction (1) does not exceed the amount required to comply with the provisions of Section 6.07(b) and, (2) will not result in the Covered Debt Amount exceeding the Borrowing Base, so long as no Default or Event of Default shall have occurred or be continuing after giving effect to the incurrence of such Special Shorter Term Unsecured Indebtedness;

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(k)            Permitted SBIC Guarantees;

(l)             at any time, additional Indebtedness in an aggregate amount not to exceed $50,000,000, that would otherwise be permitted to be incurred under clause (g) or (j) above, but is not permitted under either clause at the time of incurrence, so long as, immediately after giving effect to its incurrence and any Concurrent Transaction, (i) the aggregate principal amount of such Indebtedness, taken together with Indebtedness permitted under clauses (a), (b), (g), (i), (j) and (m) of this Section 6.01, does not exceed the amount required to comply with the provisions of Section 6.07(b), (ii) no Borrowing Base Deficiency is continuing or would result therefrom and (iii) to the extent any such additional Indebtedness constitutes Designated Indebtedness, no Default or Event of Default shall have occurred or be continuing after giving effect to the incurrence of such Indebtedness; and

(m)           the Existing Notes, so long as the Existing Notes continue to satisfy clauses (b) and (c) specified in the definition of “Special Longer Term Unsecured Indebtedness”.

SECTION 6.02.       Liens. The Borrower will not, nor will it permit any other Obligor to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof (which, for the avoidance of doubt, shall not include participations in Investments to the extent that the portion of such Investment represented by such participation is not treated as a Portfolio Investment), except:

(a)            any Lien on any property or asset of the Borrower existing on the Restatement Effective Date and set forth in Part B of Schedule II, provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any Subsidiary Guarantors and (ii) any such Lien shall secure only those obligations which it secures on the Restatement Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(b)            Liens created pursuant to the Security Documents;

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(c)            Liens on Special Equity Interests included in the Portfolio Investments but only to the extent securing obligations in the manner provided in the definition of “Special Equity Interests” in Section 1.01;

(d)            Liens securing Indebtedness or other obligations in an aggregate principal amount incurred pursuant to (i) Section 6.01(g) not exceeding the Additional Debt Amount at any one time outstanding or (ii) Section 6.01(l) not exceeding $50,000,000 at any one time outstanding (in each case, which may cover Portfolio Investments, but only to the extent released from the Lien in favor of the Collateral Agent in accordance with the requirements of Section 10.03 of the Guarantee and Security Agreement, or, if designated by the Borrower as Designated Indebtedness under the Guarantee and Security Agreement, may be secured on a pari passu basis by the Lien of the Security Documents), so long as at the time thereof and after giving effect to any Concurrent Transactions, the aggregate amount of Indebtedness outstanding under clauses (a), (b), (g), (i), (j), (l) and (m) of Section 6.01 (1) does not exceed the amount required to comply with the provisions of Section 6.07(b) and (2) will not result in the Covered Debt Amount exceeding the Borrowing Base;

(e)            Liens on an Obligor’s direct ownership interests in Excluded Assets (“Excluded Asset Liens”) but only to the extent that at the time any such Lien is incurred, no more than 25% of the Value of all Obligors’ direct ownership interests in all Excluded Assets (calculated as of the most recently delivered financial statements) have become subject to an Excluded Asset Lien or have been transferred pursuant to Section 6.03(e);

(f)            Permitted Liens;

(g)            Liens on an Obligor’s Equity Interests in any SBIC Subsidiary created in favor of the SBA; and

(h)            Liens created by posting cash collateral in connection with Hedging Agreements permitted under Section 6.04(c).

SECTION 6.03.       Fundamental Changes and Dispositions of Assets. The Borrower will not, nor will it permit any other Obligor to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Borrower will not, nor will it permit any other Obligor to, acquire any business or property from, or Capital Stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Portfolio Investments and other assets in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and not in violation of the terms and conditions of this Agreement or any other Loan Document. The Borrower will not, nor will it permit any other Obligor to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets, whether now owned or hereafter acquired, but excluding (x) assets sold or disposed of in the ordinary course of business (including to make expenditures of cash in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries) (other than the transfer of Portfolio Investments to Excluded Assets), (y) subject to the provisions of clause (d) below, Portfolio Investments (to the extent not otherwise included in clause (x) of this Section) and (z) subject to the provisions of clause (e) below, any Obligor’s ownership interest in any Excluded Asset.

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Notwithstanding the foregoing provisions of this Section:

(a)            any Subsidiary Guarantor of the Borrower may be merged or consolidated with or into the Borrower or any other Subsidiary Guarantor; provided that if any such transaction shall be between a Subsidiary Guarantor and a wholly owned Subsidiary Guarantor, the wholly owned Subsidiary Guarantor shall be the continuing or surviving corporation;

(b)            any Obligor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower;

(c)            the Capital Stock of any Subsidiary of the Borrower may be sold, transferred or otherwise disposed of (including by way of consolidation or merger) (i) to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower or (ii) so long as such transaction results in an Obligor receiving the proceeds of such disposition, to any other Person, provided that in the case of this clause (ii) if such Subsidiary is a Subsidiary Guarantor or holds any Portfolio Investments, the Borrower would have been permitted to designated such Subsidiary as a “Designated Subsidiary” hereunder and would not have been prohibited from disposing of any such Portfolio Investments to such other Person under any other term of this Agreement;

(d)            the Obligors may sell, transfer or otherwise dispose of Portfolio Investments (other than direct ownership interests in Excluded Assets) to an Excluded Asset so long as (i) after giving effect to such sale, transfer or disposition (and any Concurrent Transactions) the Covered Debt Amount does not exceed the Borrowing Base and (ii) either (x) the amount of any excess availability under the Borrowing Base immediately prior to such sale, transfer or disposition is not diminished as a result of such release or (y) the Adjusted Gross Borrowing Base immediately after giving effect to such sale, transfer or disposition is at least 110% of the Covered Debt Amount;

(e)            the Obligors may sell, transfer or otherwise dispose of direct ownership interests in any Excluded Asset to any Subsidiary that is not an Obligor, if after giving effect to such sale, transfer or other disposition and any Concurrent Transaction, no more than 25% of the Value of all Obligors’ direct ownership interests in all Excluded Assets (calculated as of the date of the most recently delivered financial statements on or prior to the date of such sale, transfer or other disposition) are subject to Excluded Asset Liens or have been sold, transferred or otherwise disposed of to a Subsidiary that is not an Obligor pursuant to this clause (e); provided that, notwithstanding that a transfer may violate such 25% limitation, such transfer shall nevertheless be permitted if it is required by law, rule, regulation or interpretive position of the Securities and Exchange Commission;

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(f)            the Borrower may merge or consolidate with, or acquire all or substantially all of the assets of, any other Person so long as (i) the Borrower is the continuing or surviving entity in such transaction and (ii) at the time thereof and after giving effect thereto, no Default shall have occurred or be continuing;

(g)            the Borrower or the other Obligors may dissolve or liquidate (i) any Subsidiary that does not own, legally or beneficially, assets (including, without limitation, Portfolio Investments) which in aggregate have a value of $1,000,000 or more at such time of dissolution or liquidation or (ii) any SBIC Subsidiary, provided that no portion of any Indebtedness or any other obligations (contingent or otherwise) of such SBIC Subsidiary (a) is, or would as a result of dissolution or liquidation hereunder become, recourse to or obligate the Borrower or any other Obligor (other than any SBIC Subsidiary) in any way, or (b) subjects, or would as a result of dissolution or liquidation hereunder subject, any property of the Borrower or any other Obligor (other than any SBIC Subsidiary) to the satisfaction of such Indebtedness; and

(h)            the Borrower and the other Obligors may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Portfolio Investments so long as the aggregate amount of all such sales, leases, transfer and dispositions does not exceed $50,000,000 in any fiscal year;

provided that in no event shall the Borrower enter into any transaction of merger or consolidation or amalgamation, or effect any internal reorganization, if the surviving entity would be organized under any jurisdiction other than a jurisdiction of the United States.

SECTION 6.04.       Investments. The Borrower will not, nor will it permit any other Obligor to, acquire, make or enter into, or hold, any Investments except:

(a)            operating deposit accounts with banks;

(b)            Investments by the Borrower and the Subsidiary Guarantors in the Borrower and the Subsidiary Guarantors;

(c)            Hedging Agreements entered into in the ordinary course of any Obligor’s financial planning and not for speculative purposes;

(d)            Portfolio Investments by the Borrower and its Subsidiaries (including investments in Excluded Assets) to the extent such Portfolio Investments are permitted under the Investment Company Act and the Borrower’s Investment Policies; provided that, if such Portfolio Investment is not included in the Collateral Pool, then (i) after giving effect to such Portfolio Investment (and any Concurrent Transactions), the Covered Debt Amount does not exceed the Borrowing Base and (ii) either (x) the amount of any excess availability under the Borrowing Base immediately prior to such Portfolio Investment is not diminished as a result of such Portfolio Investment or (y) the Adjusted Gross Borrowing Base immediately after giving effect to such Portfolio Investment is at least 110% of the Covered Debt Amount; and

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(e)            additional Investments up to but not exceeding $50,000,000 in the aggregate at any time outstanding.

For purposes of clause (e) of this Section, the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair value of property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment (calculated at the time such Investment is made) minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment, provided that in no event shall the aggregate amount of such Investment be deemed to be less than zero; the amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment nor increased by any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out.

SECTION 6.05.       Restricted Payments. The Borrower will not, nor will it permit any other Obligor to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower may declare and pay:

(a)            dividends with respect to the Capital Stock of the Borrower to the extent payable in additional shares of the Borrower’s common shares;

(b)            dividends and distributions in either case in cash or other property (excluding for this purpose the Borrower’s common shares) in or with respect to any taxable year (or any calendar year, as relevant) of the Borrower in amounts not to exceed 110% (tested as of September 30 of each year) of the higher of (x) the net investment income of the Borrower for the applicable year determined in accordance with GAAP and as specified in the annual financial statements most recently delivered pursuant to Section 5.01(a) and (y) the amount that is estimated in good faith by the Borrower to be distributed to allow the Borrower to (i) maintain the Borrower’s eligibility to be taxed as a RIC for any such taxable year, (ii) reduce to zero for any such taxable year or for the previous taxable year, its investment company taxable income (within the meaning of Section 852(b)(2) of the Code (or any successor thereto)), and reduce to zero the tax imposed on its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and/or (iii) avoid federal excise taxes for such taxable year (or for the previous taxable year) imposed by Section 4982 of the Code (or any successor thereto);

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(c)            dividends and distributions in each case in cash or other property (excluding for this purpose the Borrower’s common shares) in addition to the dividends and distributions permitted under the foregoing clauses (a) and (b), so long as on the date of such Restricted Payment and after giving effect thereto:

(i)             no Default shall have occurred and be continuing; and

(ii)            the aggregate amount of Restricted Payments made during any taxable year of the Borrower after the Restatement Effective Date under this clause (c) shall not exceed an amount equal to (x) 10% of the taxable income of the Borrower for such taxable year minus (y) the amount, if any, by which dividends and distributions made during such taxable year pursuant to the foregoing clause (b) (whether in respect of such taxable year or the previous taxable year) based upon the Borrower’s estimate of taxable income exceeded the actual amounts specified in subclauses (i) and (ii) of such foregoing clause (b) for such taxable year; and

(d)            other Restricted Payments so long as (i) on the date of such other Restricted Payment and after giving effect thereto and any Concurrent Transactions (x) no Borrowing Base Deficiency exists and the Covered Debt Amount does not exceed 90% of the Adjusted Gross Borrowing Base and (y) no Default shall have occurred and be continuing and (ii) on the date of such other Restricted Payment the Borrower delivers to the Administrative Agent and each Lender a Borrowing Base Certificate as at such date demonstrating compliance with subclause (x) after giving effect to such Restricted Payment. For purposes of preparing such Borrowing Base Certificate, (A) the Value of any Quoted Investment shall be the most recent quotation available for such Portfolio Investment and (B) the Value of any Unquoted Investment shall be the Value set forth in the Borrowing Base Certificate most recently delivered by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01(d), provided that the Borrower shall reduce the Value of any Portfolio Investment referred to in this sub-clause (B) to the extent necessary to take into account any events of which the Borrower has knowledge that adversely affect the value of such Portfolio Investment.

In calculating the amount of Restricted Payments made by the Borrower during any period referred to in paragraphs (b) or (c) above, any Restricted Payments made by Designated Subsidiaries or any other Excluded Asset that is a Subsidiary during such period (other than any such Restricted Payments that are made directly or indirectly to Obligors) shall be treated as Restricted Payments made by the Borrower during such period.

Nothing herein shall be deemed to prohibit the payment of Restricted Payments by any Subsidiary Guarantor of the Borrower to the Borrower or to any other Subsidiary Guarantor.

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For the avoidance of doubt, the Borrower shall not declare any dividend to the extent such declaration violates the provisions of the Investment Company Act applicable to it.

SECTION 6.06.       Certain Restrictions on Subsidiaries. The Borrower will not permit any of its Subsidiaries (other than Excluded Assets) to enter into or suffer to exist any indenture, agreement, instrument or other arrangement (other than the Loan Documents or any indenture, agreement, instrument or other arrangement entered into in connection with Indebtedness permitted under Section 6.01 to the extent any such indenture, agreement, instrument or other arrangement does not prohibit or restrain, in each case in any material respect, or impose materially adverse conditions upon, the requirements applicable to the Subsidiaries under the Loan Documents) that prohibits or restrains, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens, the declaration or payment of dividends, the making of loans, advances, guarantees or Investments or the sale, assignment, transfer or other disposition of property.

SECTION 6.07.       Certain Financial Covenants.

(a)            Minimum Shareholders’ Equity. The Borrower will not permit its Shareholders’ Equity at the last day of any fiscal quarter to be less than the greater of (i) $6,827,310,000 and (ii) an amount equal to the sum of (a) $6,827,310,000 plus (b) (1) 25% of the net cash proceeds of the sale of Equity Interests of the Borrower after the Restatement Effective Date (other than proceeds of any distribution or dividend reinvestment plan) minus (2) 25% of the aggregate amount paid or distributed by the Borrower to purchase its shares of common shares in connection with tender offers after the Restatement Effective Date minus (3) 25% of the aggregate amount (summed for all quarters after the Restatement Effective Date) of equity interests (A) issued in any quarterly period and (B) redeemed, bought back or purchased (other than amounts of common shares purchased in connection with tender offers) by the Borrower in the same quarterly period; provided the amount determined pursuant to this clause (3) for any quarterly period shall not exceed the lesser of (x) the excess of the foregoing clause (1) minus the foregoing clause (2) for such quarterly period and (y) the excess of (A) all equity interests issued in such quarterly period minus (B) common shares purchased in tender offers in such quarterly period.

(b)            Asset Coverage Ratio. The Borrower will not permit the Asset Coverage Ratio to be less than 1.50 to 1 at any time.

SECTION 6.08.       Transactions with Affiliates. The Borrower will not, and will not permit any other Obligors to enter into any transactions with any of its Affiliates, even if otherwise permitted under this Agreement, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such other Obligor than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any other Obligors not involving any other Affiliate, (c) Restricted Payments permitted by Section 6.05, (d) the transactions provided in the Affiliate Agreements, (e) transactions described or referenced on Schedule V, (f) any Investment that results in the creation of an Affiliate, (g) transactions between or among the Obligors and any SBIC Subsidiary at prices and on terms and conditions not less favorable to the Obligors than could be obtained at the time on an arm’s-length basis from unrelated third parties or (h) transactions approved by a majority of the independent members of the board of trustees of the Borrower.

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SECTION 6.09.       Lines of Business. The Borrower will not, nor will it permit any of its Subsidiaries to, engage in any business in a manner that would violate its Investment Policies in any material respect.

SECTION 6.10.       No Further Negative Pledge. The Borrower will not, and will not permit any other Obligors to, enter into any agreement, instrument, deed or lease which prohibits or limits in any material respect the ability of any Obligor to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement and the other Loan Documents; (b) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the assets encumbered thereby; (c) customary restrictions contained in leases not subject to a waiver; (d) any agreement that imposes such restrictions only on Equity Interests or economic interests in Excluded Assets; (e) [Reserved]; (f) the underlying governing agreements of any minority equity interest that impose such restrictions only on such equity interest; and (g) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require (other than pursuant to a grant of a Lien under the Loan Documents) the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Obligor to secure the Loans, or any Hedging Agreement.

SECTION 6.11.       Modifications of Certain Documents. The Borrower will not consent to any modification, supplement, or waiver of (a) any of the provisions of any agreement, instrument or other document evidencing or relating to any Permitted Indebtedness, Shorter Term Unsecured Indebtedness or Special Longer Term Unsecured Indebtedness that would result in such Permitted Indebtedness, Shorter Term Unsecured Indebtedness or Special Longer Term Unsecured Indebtedness, as applicable, not meeting the requirements of the definition of “Permitted Indebtedness”, “Shorter Term Unsecured Indebtedness” or “Special Longer Term Unsecured Indebtedness”, as applicable, set forth in Section 1.01 of this Agreement; provided, that the Borrower may consent to any such modification, supplement, or waiver if the Indebtedness subject to such modification, supplement, or waiver would still be permitted under Section 6.01 after giving effect to such modification, supplement, or waiver, or (b) any of the Affiliate Agreements or the Custodian Agreement, unless such modification, supplement or waiver is (i) not materially less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties, in each case, without the prior consent of the Administrative Agent (with the approval of the Required Lenders) or (ii) such modification, supplement, or waiver of any Affiliate Agreement amends or otherwise supplements the Affiliate Agreements for the purpose of complying or conforming such Affiliate Agreements as necessary to satisfy any Omnibus Guidelines or the statutes, rules, regulations, or requests of any state securities regulator, or otherwise necessary for the Borrower to publicly offer Shares in any state as determined by the board of trustees of the Borrower in good faith, in each case for purposes of this clause (ii), so long as such modification, supplement, or waiver would not be materially adverse to the Lenders.

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SECTION 6.12.       Payments of Other Indebtedness. The Borrower will not, nor will it permit any other Obligor to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Permitted Indebtedness, Shorter-Term Unsecured Indebtedness or Special Longer Term Unsecured Indebtedness or any Indebtedness that is not then included in the Covered Debt Amount (other than the refinancing of such Indebtedness with Indebtedness permitted under Section 6.01), except for:

(a)            regularly scheduled payments, prepayments or redemptions of principal and interest in respect thereof required pursuant to the instruments evidencing such Indebtedness;

(b)            payments and prepayments thereof required to comply with requirements of Section 2.09(c);

(c)            [Reserved]; and

(d)            other payments and prepayments so long as at the time of and immediately after giving effect to such payment, (i) no Default shall have occurred and be continuing and (ii) if such payment were treated as a “Restricted Payment” for the purposes of determining compliance with Section 6.05(d), such payment would be permitted to be made under Section 6.05(d);

provided that, in the case of clauses (a) through (c) above, in no event shall any Obligor be permitted to prepay or settle (whether as a result of a mandatory redemption, conversion or otherwise) any such Indebtedness, if after giving effect thereto and any Concurrent Transaction, the Covered Debt Amount would exceed the Borrowing Base.

SECTION 6.13       Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent, Collateral Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent, Collateral Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

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ARTICLE VII
EVENTS OF DEFAULT

SECTION 7.01.       Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)            the Borrower shall (i) fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) fail to deposit any amount into the Letter of Credit Collateral Account as required by Section 2.08(a) on the Commitment Termination Date;

(b)            the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

(c)            any representation or warranty made (or deemed made pursuant to Section 4.02) by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect;

(d)            the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.03 (with respect to the Borrower’s existence) or Sections 5.08(a) and (b), Section 5.09 (solely with respect to a violation of applicable Sanctions), or in Article VI or any Obligor shall default in the performance of any of its obligations contained in Section 7 of the Guarantee and Security Agreement, (ii) Section 5.02(a) and such failure shall continue unremedied for a period of five or more days, or (iii) Sections 5.01(d), 5.01(e), 5.02(b), 5.02(c), or 5.02(d), and such failure shall continue unremedied for a period of five or more days after notice thereof by the Administrative Agent (given at the request of any Lender) to the Borrower.

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(e)            a Borrowing Base Deficiency shall occur and continue unremedied for a period of five or more Business Days after delivery of a Borrowing Base Certificate demonstrating such Borrowing Base Deficiency pursuant to Section 5.01(e), provided that it shall not be an Event of Default hereunder if the Borrower shall present the Administrative Agent with a reasonably feasible plan to enable such Borrowing Base Deficiency to be cured within 30 Business Days (which 30-Business Day period shall include the five Business Days permitted for delivery of such plan), so long as such Borrowing Base Deficiency is cured within such 30-Business Day period; provided further, such 30-Business Day period shall be extended to a 45-Business Day period solely to the extent as provided in Section 2.09(c) in order to cure any failure to satisfy Section 5.13(g);

(f)            the Borrower or any Obligor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (d) or (e) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(g)            the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, taking into account (other than with respect to payments of principal) any applicable grace period;

(h)            any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that shall continue unremedied for any applicable period of time sufficient to enable or permit the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (for the avoidance of doubt, other than as permitted under Section 6.12 and that is not a result of a breach, default or other violation or failure in respect of such Material Indebtedness by the Borrower or any of its Subsidiaries and, after giving effect to any applicable grace period); provided that this clause (h) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(i)             an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

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(j)             the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(k)            the Borrower or any of its Significant Subsidiaries (or group of Subsidiaries that if consolidated would constitute a Significant Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(l)             one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against the Borrower or any of its Subsidiaries or any combination thereof and (i) the same shall remain undischarged for a period of 30 consecutive days following the entry of such judgment during which 30 day period such judgment shall not have been vacated, stayed, discharged or bonded pending appeal, or liability for such judgment amount shall not have been admitted by an insurer of reputable standing, or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;

(m)            an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(n)            a Change in Control shall occur;

(o)            Ares Capital Management or any Affiliate of Ares Capital Management that is organized under the laws of a jurisdiction located in the United States of America and in the business of managing or advising clients shall cease to be the investment advisor for the Borrower;

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(p)            the Liens created by the Security Documents shall, at any time with respect to Portfolio Investments included in the Collateral Pool having an aggregate Value in excess of 5% of the aggregate Value of all Portfolio Investments included in the Collateral Pool, not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents); provided that if such default is as a result of (A) the Collateral Agent no longer having possession of physical Collateral delivered to it or (B) a UCC financing statement having lapsed because a UCC-3 continuation statement was not filed in a timely manner, then there shall be no Default or Event of Default under this clause (p);

(q)            except for expiration or termination in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by the Borrower;

(r)            the Obligors shall at any time, without the consent of the Required Lenders, (i) modify, supplement or waive in any material respect the Investment Policies (other than any modification, supplement or waiver required by any applicable law, rule or regulation), provided that it shall not be deemed a modification in any material respect of the Investment Policies if the permitted investment size of the Portfolio Investments proportionately increases as the size of the Borrower’s capital base changes; (ii) modify, supplement or waive in any material respect the Valuation Policy or permit any such modification, supplement or waiver (in each case, other than any modification, supplement or waiver required under GAAP or required by any applicable law, rule or regulation), (iii) fail to comply with the Valuation Policy in any material respect, or (iv) fail to comply with the Investment Policies if the same could reasonably be expected to result in a Material Adverse Effect, and in the case of sub-clauses (iii) and (iv) of this clause (r), such failure shall continue unremedied for a period of 30 or more days after the earlier of notice thereof by the Administrative Agent (given at the request of any Lender) to the Borrower or knowledge thereof by a Financial Officer.

(s)            any Excluded Asset that is a Subsidiary shall either (i) make any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of the Borrower or any option, warrant or other right to acquire any such shares of Capital Stock of the Borrower that, if such actions were undertaken by the Obligors, would not be permitted under Section 6.05 or (ii) purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Permitted Indebtedness that, if such actions were undertaken by the Obligors, would not be permitted under Section 6.12;

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then, and in every such event (other than an event with respect to the Borrower described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (i) or (j) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In the event that the Loans shall be declared, or shall become, due and payable pursuant to the immediately preceding paragraph then, upon notice from the Administrative Agent or Lenders with LC Exposure representing more than 50% of the total LC Exposure of a Class demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall immediately deposit into the Letter of Credit Collateral Account cash in an amount equal to 102% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (i) or (j) of this Article.

ARTICLE VIII
THE ADMINISTRATIVE AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

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The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. The motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

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The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower not to be unreasonably withheld (or, if an Event of Default has occurred and is continuing in consultation with the Borrower), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender each Swingline Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, Swingline Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender, each Swingline Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (iii) acknowledges that it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger or any other Lender, Swingline Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, such Swingline Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender, each Swingline Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, Joint Lead Arranger or any other Lender, Swingline Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates)as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

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Except as otherwise provided in Section 9.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, provided that, without the prior consent of each Lender and each Issuing Bank, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the Collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or substantially all of such collateral security, alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of the Collateral, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented.

Each Lender and Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank pursuant to the foregoing shall be conclusive, absent manifest error.

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Each Lender and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Obligors) between the Obligors and their Affiliates, on the one hand, and JPMCB and its Affiliates, on the other hand. Without limiting the foregoing, the Obligors or their Affiliates may provide information, including updates to previously provided information JPMCB and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMCB nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Obligors or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Obligor, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of an Obligor.

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Each Lender, by delivering its signature page to this Agreement on the Restatement Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Restatement Effective Date.

The Borrower and each other Obligor hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower or any other Obligor, except, in each case, to the extent such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Obligor for the purpose of making such Payment.

Each party’s obligations pursuant to the foregoing shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, an Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IX
MISCELLANEOUS

SECTION 9.01.       Notices; Electronic Communications

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as set forth on Schedule X.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

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(b)            Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Section 2.05 if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless otherwise notified by the Administrative Agent to the Borrower, the Borrower may satisfy its obligation to deliver documents or notices to the Administrative Agent or the Lenders under Sections 5.01 and 5.12(a) by delivering an electronic copy to such e-mail address as provided to the Borrower from the Administrative Agent (and the Administrative Agent shall promptly provide notice thereof to the Lenders).

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

In no event shall the Administrative Agent or any Lender have any liability to the Borrower or any other Person for damages of any kind (whether in tort contract or otherwise) arising out of any transmission of communications through the internet, except in the case of direct damages, to the extent such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud, willful misconduct or gross negligence of such relevant Person.

(c)            Documents to be Delivered under Sections 5.01 and 5.12(a). For so long as an Intralinks™ or equivalent website is available to each of the Lenders hereunder, the Borrower may satisfy its obligation to deliver documents to the Administrative Agent or the Lenders under Sections 5.01 and 5.12(a) by delivering either an electronic copy to: joseph.m.burke@jpmorgan.com and lauren.mayer@jpmorgan.com (as provided in clause (b) above) or a notice identifying the website where such information is located for posting by the Administrative Agent on Intralinks™ or such equivalent website, provided that the Administrative Agent shall have no responsibility to maintain access to Intralinks™ or an equivalent website.

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(d)            Borrower Communications.

(i)             The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Agent through an electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(ii)            Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Restatement Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(iii)           THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES (AS DEFINED BELOW) IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL.  IN NO EVENT SHALL THE AGENT, ANY JOINT LEAD ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR (A) IN THE ABSENCE OF THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A FINAL, NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION, DIRECT DAMAGES OR (b) INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE), IN EACH CASE ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

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(iv)           Each of the Lenders, each of the Issuing Banks and the Borrower agrees the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies

(v)            Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02.       Waivers; Amendments.

(a)            No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)            Amendments to this Agreement. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i)             increase the Commitment of any Lender without the written consent of such Lender,

(ii)            reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

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(iii)           postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv)           change Section 2.16(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby,

(v)           contractually subordinate the payment priority of the Credit Agreement Obligations (as defined in the Guarantee and Security Agreement) or contractually subordinate the Liens granted to the Collateral Agent (for the benefit of the Secured Parties) on all or substantially all of the Collateral, without the written consent of each Lender, or

(vi)           change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank hereunder without the prior written consent of the Administrative Agent, such Issuing Bank, as the case may be and (y) the consent of Lenders holding not less than two-thirds of the Revolving Credit Exposure and unused Commitments will be required (A) for any adverse change affecting the provisions of this Agreement relating to the calculation of the Borrowing Base (excluding changes to the provisions of Section 5.12(b)(iii) or (iv), but including changes to the provisions of Section 5.12(c)(ii) and the definitions set forth in Section 5.13) unless otherwise expressly provided herein and (B) for any release of Collateral other than for fair value or as otherwise permitted hereunder or under the other Loan Documents.

For purposes of this Section, the “scheduled date of payment” of any amount shall refer to the date of payment of such amount specified in this Agreement, and shall not refer to a date or other event specified for the mandatory or optional prepayment of such amount. In addition, whenever a waiver, amendment or modification requires the consent of a Lender “affected” thereby, such waiver, amendment or modification shall, upon consent of such Lender, become effective as to such Lender whether or not it becomes effective as to any other Lender, so long as the Required Lenders consent to such waiver, amendment or modification as provided above.

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Anything in this Agreement to the contrary notwithstanding (x) no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class in a manner that does not affect all Classes equally shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver, amendment or modification as provided above; provided, however, for the avoidance of doubt, in no other circumstances shall the concurrence of the Required Lenders of a particular Class be required for any waiver, amendment or modification of any provision of this Agreement or any other Loan Document and (y) the Required Lenders may waive any condition precedent to an extension of credit under the Commitments (which, for the avoidance of doubt, shall not constitute a waiver of any ongoing or resulting Default or Event of Default).

(c)            Amendments to Security Documents. No Security Document nor any provision thereof may be waived, amended or modified, nor may the Liens thereof be spread to secure any additional obligations (excluding any increase in the Loans and Letters of Credit hereunder pursuant to a Commitment Increase under Section 2.07(e)) except pursuant to an agreement or agreements in writing entered into by the Borrower, and by the Administrative Agent with the consent of the Required Lenders; provided that, (i) without the written consent of each Lender and each Issuing Bank, no such agreement shall release all or substantially all of the Obligors from their respective obligations under the Security Documents and (ii) without the written consent of each Lender and each Issuing Bank, no such agreement shall release all or substantially all of the collateral security or otherwise terminate all or substantially all of the Liens under the Security Documents, alter the relative priorities of the obligations entitled to the Liens created under the Security Documents (except in connection with securing additional obligations equally and ratably with the Loans and other obligations hereunder) with respect to all or substantially all of the collateral security provided thereby, or release all or substantially all of the guarantors under the Guarantee and Security Agreement from their guarantee obligations thereunder, except that no such consent shall be required, and the Administrative Agent is hereby authorized (and so agrees with the Borrower) to direct the Collateral Agent under the Guarantee and Security Agreement to, and in addition to the rights of such parties under the Guarantee and Security Agreement, the Administrative Agent and the Collateral Agent under the Guarantee and Security Agreement may, (1) release any Lien covering property (and to release any such guarantor) that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented and (2) release from the Guarantee and Security Agreement any “Subsidiary Guarantor” (and any property of such Subsidiary Guarantor) that is designated as a “Designated Subsidiary” or becomes an Excluded Asset in accordance with this Agreement or which ceases to be consolidated on the Borrower’s financial statements and is no longer required to be a “Subsidiary Guarantor”, so long as (A) after giving effect to any such release under this clause (2) (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans) the Covered Debt Amount does not exceed the Borrowing Base and the Borrower delivers a certificate of a Financial Officer to such effect to the Administrative Agent, (B) either (I) the amount of any excess availability under the Borrowing Base immediately prior to such release is not diminished as a result of such release or (II) the Adjusted Gross Borrowing Base immediately after giving effect to such release is at least 110% of the Covered Debt Amount and (C) no Event of Default has occurred and is continuing.

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(d)            Replacement of Non-Consenting Lender. If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by this Section 9.02, the consent of one or more Lenders whose consent is required for such proposed change, waiver, discharge or termination is not obtained, then (so long as no Event of Default has occurred and is continuing) the Borrower shall have the right, at its sole cost and expense, to replace each such non-consenting Lender or Lenders with one or more replacement Lenders pursuant to Section 2.18(b) so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination.

SECTION 9.03.       Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein (as amended and restated hereby), the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), subject to any limitation previously agreed in writing, (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Issuing Bank, any Lead Arranger or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Issuing Bank, any Lead Arranger or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof and (iv) and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b)            Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, the Issuing Banks, the Collateral Agent, the Joint Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, including environmental liabilities, and related expenses (other than Taxes or Other Taxes which shall only be indemnified by the Borrower to the extent provided in Section 2.15), including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, (ii) the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any action taken in connection with this Agreement, including, but not limited to, the payment of principal and interest and fees, (iv) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Banks to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the fraud, willful misconduct or gross negligence of such Indemnitee, or (ii) a claim brought against such Indemnitee for breach in bad faith of such Indemnitee’s obligations under this Agreement or the other Loan Documents, if there has been a final and nonappealable judgment against such Indemnitee on such claim as determined by a court of competent jurisdiction.

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The Borrower shall not be liable to any Indemnitee for any special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of the Transactions asserted by an Indemnitee against the Borrower or any other Obligor, provided that the foregoing limitation shall not be deemed to impair or affect the Secured Obligations of the Borrower under the preceding provisions of this subsection.

(c)            Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent and such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.

(d)            Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against the Administrative Agent, each Issuing Bank, the Joint Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)            Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

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SECTION 9.04.       Successors and Assigns.

(a)            Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders.

(i)             Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and LC Exposure at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)            the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or, if an Event of Default has occurred and is continuing (except that so long as no Event of Default under clause (a), (b), (i), (j), or (k) of Article VII is continuing, the Borrower shall have a consent right over any assignment to a “direct competitor” of the Borrower identified to the Administrative Agent and the Lenders prior to the Restatement Effective Date and as may thereafter be agreed between the Borrower and the Administrative Agent acting reasonably), any other assignee; provided further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof; and

(B)            the Administrative Agent, each Issuing Bank and each Swingline Lender having Commitments of the same Class as such assignee.

(ii)            Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans and LC Exposure of a Class, the amount of the Commitment or Loans and LC Exposure of such Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S. $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

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(B)            each partial assignment of any Class of Commitments or Loans and LC Exposure shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Class of Commitments, Loans and LC Exposure;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption in substantially the form of Exhibit A hereto, together with a processing and recordation fee of U.S. $3,500 (which fee shall not be payable in connection with an assignment to a Lender or to an Affiliate of a Lender) (for which the Borrower and the other Obligors shall not be obligated); and

(D)            the assignee, if it shall not already be a Lender of the applicable Class, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)           Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)            Maintenance of Registers by Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Registers” and each individually, a “Register”). The entries in the Registers shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Registers shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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(d)            Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)            Participations. Any Lender may, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and which consent shall be deemed granted unless the Borrower has objected by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof), sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans and LC Disbursements owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents and (iv) no consent of the Borrower shall be required for a participation to a Lender, an Affiliate of a Lender, or, if an Event of Default has occurred and is continuing (except that so long as no Event of Default under clause (a), (b), (i), (j), or (k) of Article VII is continuing, the Borrower shall have a consent right over any participation to a “direct competitor” of the Borrower identified to the Administrative Agent and the Lenders prior to the Restatement Effective Date and as may thereafter be agreed between the Borrower and the Administrative Agent acting reasonably). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(d) as though it were a Lender hereunder. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Sections 163(f), 871(h)(2) and 881(c)(2) of the Code, Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

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(f)            Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15 as though it were a Lender (it being understood that the documentation required under Section 2.15(e) shall be delivered to the participating Lender).

(g)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h)            No Assignments to Natural Persons, the Borrower or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Exposure held by it hereunder to any natural person (or a holding company, investments vehicle, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural person) or the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

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SECTION 9.05.       Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.       Counterparts; Integration; Effectiveness; Electronic Execution.

(a)            Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

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(b)            Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01(a)), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-related Person for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature (except, in each case, to the extent found by a final, non-appealable judgment of a court to arise from the fraud, willful misconduct or gross negligence of the Administrative Agent or Lender, as applicable).

SECTION 9.07.       Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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SECTION 9.08.       Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender, Issuing Bank or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, Issuing Bank or Affiliate, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender, Issuing Bank and Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, Issuing Bank or Affiliate may have.

SECTION 9.09.       Governing Law; Jurisdiction; Etc.

(a)            Governing Law. This Agreement and any claims, controversy, dispute, or cause of action (whether in contract, tort, or otherwise and whether at law or in equity) based upon, arising out of, or relating to this Agreement and the transactions contemplated hereby and thereby shall be construed in accordance with and governed by the law of the State of New York.

(b)            Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding (whether based on contract, tort or any other theory and whether at law or in equity) arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)            Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

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SECTION 9.10.       WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND WHETHER AT LAW OR IN EQUITY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.       Judgment Currency. This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

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SECTION 9.12.       Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement. None of the Joint Lead Arrangers or the Syndication Agents (identified on the cover hereof) shall have any responsibility under this Agreement.

SECTION 9.13.       Treatment of Certain Information; Confidentiality.

(a)            Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

(b)            Confidentiality. Each of the Administrative Agent, the Lenders, the Joint Lead Arrangers and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives, including any third-party vendors, administrators, agents and representatives that assist it or its Affiliates with administration and/or portfolio management (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto or to any rating agency, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; provided that, (a) so long as no Event of Default is continuing (or, in the case of a “direct competitor” of the Borrower, so long as no Event of Default under clause (a), (b), (i), (j) or (k) of Article VII is continuing), such Person would be permitted to be an assignee or participant pursuant to the terms hereof, (y) any actual or prospective counterparty (or its advisors) to any swap or other derivative transaction relating to the Borrower and its obligations, or to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement or (z) any market data service, (vii) with the consent of the Borrower, or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or its Affiliates. In addition, the Administrative Agent and each Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Lender in connection with the administration or servicing of this Agreement, the other Loan Documents and the Commitments.

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For the avoidance of doubt, nothing in this Section 9.13 shall prohibit any person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses or any Portfolio Investment, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the Restatement Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.14.       USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.

SECTION 9.15.       Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

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(b)  the effects of any Bail-In Action on any such liability, including, if applicable:

(i)  a reduction in full or in part or cancellation of any such liability;

(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)  the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 9.16.       No Fiduciary Duty. Each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Obligors, their stockholders and/or their affiliates. Each Obligor agrees that nothing in the Agreement or the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Obligor, its stockholders or its affiliates, on the other. The Obligors acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Obligors, on the other, and (ii) solely in connection therewith and solely with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Obligor, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Obligor, its stockholders or its Affiliates on other matters) or any other obligation to any Obligor except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Obligor, its management, stockholders, creditors or any other Person. Each Obligor acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the transactions contemplated by the Loan Documents and the process leading thereto. Each Obligor agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Obligor, solely in connection with the transactions contemplated by the Loan Documents or the process leading thereto.

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SECTION 9.17.       German Bank Separation Act.

Solely for so long as Deutsche Bank AG New York Branch, or any Affiliate thereof, is a Lender, if any such Lender is subject to the GBSA (as defined below) (any such Lender, a “GBSA Lender”) and such GBSA Lender shall have determined in good faith (based on advice of counsel (including in-house counsel)), which determination shall be made in consultation with the Borrower subject to the terms hereof) that, due to the implementation of the German Act on the Ring-fencing of Risks and for the Recovery and Resolution Planning for Credit Institutions and Financial Groups (Gesetz zur Abschirmung von Risiken und zur Planung der Sanierung und Abwicklung von Kreditinstituten und Finanzgruppen) of 7 August 2013 (commonly referred to as the German Bank Separation Act (Trennbankengesetz) (the “GBSA”), whether before or after the date hereof, or any corresponding European legislation (such as the proposed regulation on structural measures improving the resilience of European Union credit institutions) that may amend or replace the GBSA in the future or any regulation thereunder, or due to the promulgation of, or any change in the interpretation by, any court, tribunal or regulatory authority with competent jurisdiction of the GBSA or any corresponding future European legislation that may amend or replace the GBSA in the future or any regulation thereunder, the arrangements contemplated by this Agreement or the Loans have, or will, become illegal, prohibited or otherwise unlawful (regardless of whether such illegality, prohibition or unlawfulness could be prevented by transferring such arrangements, Commitments and/or Loans to an Affiliate or other third party), then, and in any such event, such GBSA Lender shall give written notice to the Borrower and the Administrative Agent of such determination (which written notice shall include a reasonably detailed explanation of such illegality, prohibition or unlawfulness, including, without limitation, evidence and calculations used in the determination thereof, a “GBSA Initial Notice”), whereupon until the fifth Business Day after the date of such GBSA Initial Notice, such GBSA Lender shall use commercially reasonable efforts to transfer to the extent permitted under applicable law such arrangements, Commitments and/or Loans to an Affiliate or other third party in accordance with Section 9.04. If no such transfer is effected in accordance with the preceding sentence, such GBSA Lender shall give written notice thereof to the Borrower and the Administrative Agent a (“GBSA Final Notice”), whereupon (i) all of the obligations of such GBSA Lender shall become due and payable, and the Borrower shall repay the outstanding principal of such obligations together with accrued interest thereon and all other amounts due and payable to the GBSA Lender, on the fifth Business Day immediately after the date of such GBSA Final Notice (the “Initial GBSA Termination Date”) and, for the avoidance of doubt, such repayment shall not be subject to the terms and conditions of Section 2.16(c) to the extent that there are no outstanding amounts then due and payable to the other Lenders on such fifth Business Day and (ii) the Commitment of such GBSA Lender shall terminate on the Initial GBSA Termination Date; provided that, notwithstanding the foregoing, if, prior to such Initial GBSA Termination Date, the Borrower and/or the Administrative Agent in good faith reasonably believes that there is a mistake, error or omission in the grounds used to determine such illegality, prohibition or unlawfulness under the GBSA or any corresponding future European legislation that may amend or replace the GBSA in the future or any regulation thereunder, then the Borrower and/or the Administrative Agent, as applicable, may provide written notice (which written notice shall include a reasonably detailed explanation of the basis of such good faith belief, including, without limitation, evidence and calculations used in the determination thereof, a “GBSA Consultation Notice”) to that effect, at which point the obligations owed to such GBSA Lender hereunder and under the Loans shall not become due and payable, and the Commitments of such GBSA Lender shall not terminate, until the Business Day immediately following the tenth Business Day immediately after the Initial GBSA Termination Date (the period from, and including, the date of the GBSA Consultation Notice until the tenth Business Day immediately thereafter being the “GBSA Consultation Period”). In the event that the Borrower and/or the Administrative Agent, as applicable, and such GBSA Lender cannot in good faith reasonably agree during the GBSA Consultation Period whether the arrangements contemplated by this Agreement or the Loans have, or will, become illegal, prohibited or otherwise unlawful under the GBSA or any corresponding future European legislation that may amend or replace the GBSA in the future or any regulation thereunder, then all of the obligations owed to such GBSA Lender hereunder and under the Loans shall become due and payable, and the Commitments of such GBSA Lender shall terminate, on the Business Day immediately following the last day of such GBSA Consultation Period. Notwithstanding anything to the contrary contained herein, no part of the proceeds of any extension of credit hereunder will be used to pay any GBSA Lender or otherwise satisfy any obligation under this Section 9.17. To the extent that any LC Exposure exists at the time a GBSA Lender’s Commitments are cancelled and its obligations under the Loan Documents are repaid in full, such LC Exposure shall be reallocated as set forth in Section 2.17 treating for purposes hereof each Lender (other than any GBSA Lender) as a non-Defaulting Lender for purposes of such reallocation and treating the GBSA Lender as a Defaulting Lender solely for such purposes.

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SECTION 9.18.       Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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SECTION 9.19.       Amendment and Restatement. On the Restatement Effective Date, the Existing Credit Facility shall be amended and restated in its entirety by this Agreement, and the Existing Credit Facility shall thereafter be of no further force and effect. It is the intention of each of the parties hereto that the Existing Credit Facility be amended and restated hereunder so as to preserve the perfection and priority of all Liens securing the “Secured Obligations” under the Loan Documents and that all “Secured Obligations” of the Borrower and the Obligors hereunder shall continue to be secured by Liens evidenced under the applicable Security Documents, and that this Agreement does not constitute a novation or termination of the Indebtedness and obligations existing under the Existing Credit Facility. Unless specifically amended hereby, each of the Loan Documents shall continue in full force and effect and, from and after the Restatement Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ARES STRATEGIC INCOME FUND

By:	/s/ Scott Lem
	Name:	Scott Lem
	Title:	Chief Financial Officer and Treasurer

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LENDERS

JPMORGAN CHASE BANK, N.A., as a Lender, an Issuing Bank and as Administrative Agent

By:	/s/ Alfred Chi
	Name:	Alfred Chi
	Title:	Executive Director

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Grant Woetzel
	Name:	Grant Woetzel
	Title:	Executive Director

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BARCLAYS BANK PLC, as a Lender and Issuing Bank

By:	/s/ Edward Pan
	Name:	Edward Pan
	Title:	Director

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BNP PARIBAS as a Lender

By:	/s/ Sebastian Hebenstreit
	Name:	Sebastian Hebenstreit
	Title:	Director

By:	/s/ Dimitri Jobert
	Name:	Dimitri Jobert
	Title:	Managing Director

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SUMITOMO MITSUI BANKING CORPORATION, as a Lender, Swingline Lender, and Issuing Bank

By:	/s/ Shane Klein
	Name:	Shane Klein
	Title:	Managing Director

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Royal Bank of Canada, as a Lender, Swingline Lender, and Issuing Bank

By:	/s/ Alex Figueroa
	Name:	Alex Figueroa
	Title:	Authorized Signatory

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Truist Bank, as a Lender, Swingline Lender, and Issuing Bank

By:	/s/ Hays Wood
	Name:	Hays Wood
	Title:	Managing Director

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Bank of America, N.A., as a Lender

By:	/s/ Chelsea Liu
	Name:	Chelsea Liu
	Title:	Vice President

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MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
	Name:	Donna DeMagistris
	Title:	Managing Director

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THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Aron Lau
	Name:	Aron Lau
	Title:	Director

By:	/s/ Erica He
	Name:	Erica He
	Title:	Director

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Societe Generale, as a Lender,

By:	/s/ Liza Shabetayev
	Name:	Liza Shabetayev
	Title:	Managing Director

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Canadian Imperial Bank of Commerce, as a Lender

By:	/s/ Kathryn Lagroix
	Name:	Kathryn Lagroix
	Title:	Managing Director

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GOLDMAN SACHS BANK USA, as a Lender,

By:	/s/ Ananda DeRoche
	Name:	Ananda DeRoche
	Title:	Authorized Signatory

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MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

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Credit Agricole Corporate and Investment Bank, as a Lender

By:	/s/ Frederic Bambuck
	Name:	Frederic Bambuck
	Title:	Managing Director

By:	/s/ Stephanie Meherji
	Name:	Stephanie Meherji
	Title:	Vice President

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CITIBANK N.A., as a Lender

By:	/s/ Robert B. Goldstein
	Name:	Robert B. Goldstein
	Title:	Vice President

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MUFG Bank, Ltd. as a Lender

By:	/s/ Rajiv Ranjan
	Name:	Rajiv Ranjan
	Title:	Director

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The Bank of New York Mellon, as a Lender

By:	/s/ Jin Li
	Name:	Jin Li
	Title:	Director

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HSBC Bank USA, N.A., as a Lender

By:	/s/ Ryan Gabriele
	Name:	Ryan Gabriele
	Title:	Director

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NATIXIS, NEW YORK BRANCH, as a Lender

By:	/s/ Ray Meyer
	Name:	Ray Meyer
	Title:	Managing Director

By:	/s/ Jordan Leung
	Name:	Jordan Leung
	Title:	Vice President

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Regions Bank, as a Lender

By:	/s/ Taylor Poole
	Name:	Taylor Poole
	Title:	Director

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Atlantic Union Bank

By:	/s/ Thomas Ennis
	Name:	Thomas Ennis
	Title:	Senior Vice President

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DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender,

By:	/s/ Marko Lukin
	Name:	Marko Lukin
	Title:	Director

By:	/s/ Alison Lugo
	Name:	Alison Lugo
	Title:	Vice President

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U.S. Bank National Association, as a Lender

By:	/s/ Timothy Chan
	Name:	Timothy Chan
	Title:	Senior Vice President

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